    As filed with the Securities and Exchange Commission on January   , 1997
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                _______________

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                         6035                   Applied For
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of incorporation           Classification Code Number)   Identification No.)
    or organization)

              101 E. Court Street, Sidney, Ohio 45365 (937)492-6129
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                _______________

             Douglas Stewart, President and Chief Executive Officer
                      Peoples-Sidney Financial Corporation
                               101 E. Court Street
                               Sidney, Ohio 45365
                                 (937) 492-6129
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                _______________
                  Please send copies of all communications to:

                            Jeffrey M. Werthan, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                            Seventh Floor, East Tower
                              Washington, DC 20005
                                 (202) 414-6100
                                _______________

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
       Title of Each                     Amount             Proposed Maximum             Proposed                Maximum
     Class of Securities                  to be              Offering Price         Aggregate Offering           Amount of
      to be Registered                Registered(1)           Per Share(1)               Price(1)            Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value       1,653,125 shares             $10.00                $16,531,250                $5,010
====================================================================================================================================

------------------------------
(1)  Estimated solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
 [LOGO]

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
   (Proposed Holding Company for Peoples Federal Savings and Loan Association)

                                $10.00 Per Share
                        1,437,500 Shares of Common Stock
                              (Anticipated Maximum)

     Peoples-Sidney Financial Corporation (the "Holding Company") is offering up to 1,437,500 shares of common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of Peoples Federal Savings and Loan Association of Sidney, Sidney, Ohio ("Peoples Federal" or the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and the issuance of all of Peoples Federal's outstanding stock to the Holding Company (the "Conversion"). Pursuant to the Association's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given, in order or priority, to (i) Peoples Federal's depositors as of October 31, 1995 ("Eligible Account Holders"), (ii) tax-qualified employee plans of Peoples Federal and the Holding Company ("Tax-Qualified Employee Plans"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) Peoples Federal's depositors as of December 31, 1996 ("Supplemental Eligible Account Holders"), (iv) depositors as of ________, 1997 ("Other Members"), and (v) its employees, officers and directors (the "Subscription Offering").

(continued on next page)

                             ---------------------

               FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK
                     INFORMATION CENTER AT (___) ___-____.

                             ---------------------

              FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED,
                         SEE "RISK FACTORS" AT PAGE 13

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATOR, THE OFFICE OF THRIFT
     SUPERVISION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, REGULATOR, OFFICE OR CORPORATION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
           IS A CRIMINAL OFFENSE. THE SHARES OF COMMON STOCK OFFERED
               HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS
                   AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
                       INSURANCE CORPORATION OR ANY OTHER
                               GOVERNMENT AGENCY.


====================================================================================================================================

                                                                        Estimated Underwriting Fees
                                                                           Commissions and Other              Estimated Net
                                                Purchase Price(1)               Expenses(2)               Conversion Proceeds(3)
Per Share(4).................................        $10.00                        $0.40                           $9.60
Minimum Total................................     $10,625,000                    $478,000                       $10,147,000
Midpoint Total...............................     $12,500,000                    $504,000                       $11,996,000
Maximum Total................................     $14,375,000                    $530,000                       $13,845,000
Maximum Total, As Adjusted(5)................     $16,531,250                    $560,000                       $15,971,250
====================================================================================================================================

---------------------
(1) Determined on the basis of an appraisal prepared by Keller & Company, Inc.. ("Keller") dated January 10, 1997, which states that the estimated pro forma market value of the Common Stock ranged from $10.7 million to $14.4 million or between 1,062,500 shares and 1,437,500 shares, of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing and Number of Shares to be Issued."
(2) Consists of the estimated costs to the Association and the Holding Company arising from the Conversion, including the payment to Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. ("Webb") of a management fee and estimated expenses of $35,000 and estimated sales commissions ranging from $120,450 (at the minimum) to $172,200 (at the maximum) in connection with the sale of shares in the Offering. Such fees may be deemed to be underwriting fees. See "Use of Proceeds" and "Pro Forma Data" for the assumptions used to arrive at these estimates. The Holding Company has agreed to indemnify Webb against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion - Marketing Arrangements" for a more detailed description of underwriting fees and expenses.
(3) Net Conversion proceeds may vary from the estimated amounts, depending on the number of shares issued and the number of shares sold subject to commissions. The actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the Offering.
(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $0.45, $0.37 or $0.34, respectively, resulting in estimated net Conversion proceeds per share of $9.55, $9.63 or $9.66, respectively.
(5) As adjusted to give effect to the sale of up to an additional 215,625 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                             CHARLES WEBB & COMPANY
                   A Division of Keefe, Bruyette & Woods, Inc.

                The date of this Prospectus is ___________, 1997

(continued from prior page)

     Concurrently, and subject to the prior rights of holders of Subscription Rights, the Holding Company is offering the Common Stock for sale in a direct community offering to members of the general public, with a first preference to natural persons residing in Shelby, County, Ohio (the "Community Offering" and when combined with the Subscription Offering are referred collectively as the "Subscription and Community Offering"). The Association and the Holding Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Community Offering. Subscription Rights are non-transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the United States Government.

     The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Association as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current aggregate valuation range of $10.6 million to $14.4 million (the "Estimated Valuation Range"), the Holding Company is offering for sale up to 1,437,500 shares. Depending upon the market and financial conditions at the time of the completion of the Public Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the 1,437,500 shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $10,625,000 or above $16,531,250, or if the Offering is extended beyond _____________, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion - Offering of Holding Company Common Stock."

     With the exception of the Tax-Qualified Employee Plans and certain large depositors, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $100,000 of Common Stock. As part of the Community Offering, no person, together with associates of and persons acting in concert with such person, may purchase more than $100,000 of Common Stock. In the aggregate, no person, together with associates of and persons acting in concert with such person, may purchase more than $200,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range. Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Association and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Additional Purchase Restrictions."

     The Association and the Holding Company have engaged Webb as financial advisor to assist in the distribution of shares of Common Stock, on a best-efforts basis, in the Subscription and Community Offering. For such services, Webb will receive a management fee and estimated expenses of $35,000 and a 1.5% sales commission, excluding purchases by directors, officers, employees and their immediate family members, and the Association's employee stock ownership for common Stock sold in the Subscription and Community Offering. In addition, if selected dealers are utilized to assist in selling stock in the Community Offering commissions of 5.5% of the Common stock sold by them will be paid, and no other fees will be payable to Webb with respect to those shares sold through selected dealers. See "The Conversion - Marketing Arrangements" and "The Conversion - Offering of Holding Company Common Stock."

     The Holding Company must receive an order form and certification form (together referred to as the "Order Form"), together with full payment at $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Association) for all shares for which subscription is made, at any office of the Association, by 5:00 p.m., Sidney, Ohio time, on __________, 1997, unless the Subscription and Community Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). See "The Conversion - Offering of Holding Company Common Stock." Subscriptions paid by check, bank draft or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Subscription funds will be returned promptly with interest to each subscriber unless he or she affirmatively indicates otherwise. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.

     The Holding Company has received preliminary approval to have the Common Stock listed on the Nasdaq National Stock Market under the symbol "PSFC." Prior to this Offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                 [MAP TO COME]

                               PROSPECTUS SUMMARY


         The following summary does not purport to be complete and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein.

Peoples-Sidney Financial Corporation

         The Holding Company, Peoples-Sidney Financial Corporation, was formed in 1997 by Peoples Federal under the laws of Delaware for the purpose of becoming a savings and loan holding company which will own all of the outstanding capital stock that Peoples Federal will issue in connection with the Conversion. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of Peoples Federal and up to approximately 50% of the net proceeds from the Conversion, a portion of which is expected to be used to fund the Holding Company's loan to its Employee Stock Ownership Plan ("ESOP"). See "Use of Proceeds." Upon completion of the Conversion, the Holding Company's business initially will consist only of the business of Peoples Federal.

         The executive office of the Holding Company is located at 101 East Court Street, Sidney, Ohio 45365 and its telephone number at that address is
(937) 492-6129. See "Peoples-Sidney Financial Corporation"

Peoples Federal

         Peoples Federal was founded in 1886 as an Ohio-chartered mutual association and converted to a federally chartered association in 1958. Peoples Federal serves the financial needs of families and local businesses in its primary market area through its office located at 101 East Court Street, Sidney, Ohio. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At October 31, 1996, Peoples Federal had total assets of $90.0 million, deposits of $79.9 million and retained earnings of $9.2 million (or 10.2% of total assets).

         Peoples Federal seeks to provide financial services to families and local businesses residing in Shelby County, Ohio. Peoples Federal's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgage and, to a lesser extent, commercial real estate, consumer, land, multi-family and commercial business loans in its market area, consisting primarily of Shelby County, Ohio and to a lesser extent, contiguous counties in Ohio. The Association also invests in investment securities consisting primarily of U.S. government obligations and various types of short-term liquid assets. See "Business."

         The Association's basic mission is to maintain its focus as an independent, community- oriented financial institution serving customers in its primary market area. The Board of Directors has sought to accomplish this mission through the adoption of a strategy designed to maintain a strong capital position and high asset quality, manage the Association's sensitivity to changes in interest rates and optimize the Association's net interest margin. This strategy has been effected by (i) emphasizing one- to four-family permanent and construction residential mortgage lending, (ii) supplementing residential lending with investments in commercial real estate, consumer and other loans,
(iii) emphasizing the origination of adjustable rate and short-and medium-term (up to 15 years) loans and investments; and (iv) maintaining its core deposit base.

         Financial highlights of the Association include the following:

         o Capital Position. - At October 31, 1996, the Association had retained earnings of $9.2 million (10.2% of total assets). Peoples Federal's regulatory capital exceeds all regulatory capital requirements. At October 31, 1996, Peoples Federal's risk-based capital totalled $9.5 million which was approximately $4.9 million above the Association's capital requirement at such date. Assuming on a pro forma basis that $14.4 million of shares, the maximum of the Estimated Valuation Range, were sold in the Conversion and approximately 50% of the net Conversion proceeds were contributed to Peoples Federal by the Holding Company, as of October 31, 1996, the Association's risk-based capital would have been $15.3 million (25.0% of risk adjusted total assets). See "Regulation - Regulatory Capital Requirements."

         o Asset Quality. - Reflecting the Association's heavy emphasis on residential mortgage lending, the Association's ratio of non-performing assets to total assets was 1.3% at October 31, 1996. While this is a significant improvement over prior years, the Association's ratio of such loans is higher than the peer group average of 1.2%. See "Business - Delinquencies and Non-Performing Assets."

         o Diversified Lending Activities. - In order to supplement its residential lending program, the Association focuses a portion of its lending activities on construction and commercial real estate loans. While management believes that such loans carry a higher level of risk than residential loans, they are generally more interest rate sensitive and carry higher yields than residential loans. At October 31, 1996, the Association had $9.1 million of construction and development loans or 10.4% of total gross loans receivable and $5.5 million of commercial real estate loans or 6.2% of total gross loans receivable. At such date, no construction and development loans were non-performing and $304,000 of commercial real estate loans were non-performing.

         o Interest Rate Spread. - The Association's interest rate spread, an important component of profitability, was 2.9% and 3.0% for the four months ended October 31, 1996 and for the year ended June 30, 1996, respectively. Net interest income was $951,000 and $2.8 million for the four months ended October 31,1996 and the year ended June 30, 1996, respectively.

         The information set forth above should be considered in light of the factors described under the caption "Risk Factors." For additional information regarding the implementation of the Association's business strategy, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Forward-Looking Statements

         In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Association's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and in the Association's market area.

The Conversion

         Plan of Conversion. Under the Plan of Conversion, the Conversion is subject to certain conditions, including the prior approval of the Plan by the Association's members at a Special Meeting to be held on ________, 1997. After the Conversion, the Association's current voting members (who include certain deposit account holders and borrowers) will have no voting rights in Peoples Federal and will have no voting rights in the Holding Company unless they become Holding Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Association. See "The Con version - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Rights."

         The Subscription and Community Offering. The shares of Common Stock to be issued in the Conversion are being offered at a Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (i.e., depositors in the Association on October 31, 1995); (ii) Tax- Qualified Employee Plans (in this case, the Company's ESOP); provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (iii) Supplemental Eligible Account Holders (i.e., depositors in the Association on December 31,
1996); (iv) Other Members (i.e., depositors of the Association as of __________,
1997); and (v) employees, officers and directors of the Association. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights will expire if not exercised by 5:00 p.m., Sidney, Ohio time, on ________, 1997, unless extended (the "Expiration Date").

         Concurrently, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered at the same price in the Community Offering to members of the general public, with a preference given to natural persons residing in Shelby County, Ohio. The Association and the Holding Company have engaged Webb as financial advisor and to assist in the distribution of shares of Common stock. Depending on market conditions and subject to the prior rights of holders of Subscription Rights, the Common Stock may be offered for sale to the general public on a best efforts basis in the Community Offering through a selected dealers arrangement to be coordinated by Webb.

         The Association has established a Stock Information Center, which will be managed by Webb, to coordinate the Subscription and Community Offering, including tabulating orders and answering questions about the Subscription and Community Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the Association's office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Association. Such funds will not be available for withdrawal and will not be released until the Conversion is completed or terminated. See "The Conversion - Method of Payment for Subscriptions."

         Purchase Limitations. The Plan of Conversion places limitations on the number of shares which may be purchased in the Conversion by various categories of persons. With the exception of the Tax-Qualified Employee Plans and certain large depositors, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $100,000 of Common Stock offered in the Conversion. As part of the Community Offering, no person, together with associates of and persons acting in concert with such person, may purchase more than $100,000 of Common Stock. In the aggregate, no person or group of persons acting in concert (other than the Tax- Qualified Employee Plans) may purchase more than $200,000 of Common Stock offered in the Conversion, except that certain large depositors may be entitled to purchase Common Stock in excess of these limits. These purchase limits may be increased or decreased consistent with OTS regulations at the sole discretion of the Holding Company and the Association. See "The Con version - Offering of Holding Company Common Stock."

         Prospectus Delivery and Procedure for Purchasing Shares. To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. The Association will accept for processing orders submitted on original order forms with an executed certification. Photocopies or facsimile copies of order forms or the form of certification will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted. See "The Conversion - Method of Payment for Subscriptions."

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members receive their stock purchase priorities, depositors must list all accounts on the Order Form, giving all names on each account and the account number as of the applicable record date.

         Restrictions on Transfer of Subscription Rights. Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights or the shares of Common Stock to be issued upon their exercise. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

         Stock Pricing. The price of the Common Stock is $10.00 per share and is the same for all purchasers. The aggregate pro forma market value of the Holding Company and Peoples Federal, as converted, was estimated by Keller, which is experienced in appraising converting thrift institutions, to range from $10.6 million to $14.4 million at January 10, 1997 (the "Estimated Valuation Range"). Depending on market and financial conditions at the completion of the Subscription and Community Offering, the number of shares of Common Stock to be issued in the Conversion may be increased or decreased significantly from the 1,437,500 shares offered hereby and the price per share may be decreased. However, subscribers will be permitted to modify or rescind their subscriptions if the product of the number of shares to be issued multiplied by the price per share is less than $10.6 million or more than $16.5 million. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.

          The appraisal by Keller is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Peoples Federal and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Peoples Federal or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Purchases by Directors and Officers

         The directors and officers of Peoples Federal intend to purchase, in the Subscription Offering for investment purposes and at the same price as the shares are sold to other investors in the Conversion, approximately $1,745,000 of Common Stock or 15.2% of the shares to be issued in the Conversion at the midpoint of the Estimated Valuation Range (exclusive of an aggregate of 8% of the shares to be issued in the Conversion which are anticipated to be purchased by the ESOP). See "The Conversion - Participation by the Board."

Potential Benefits of Conversion to Directors and Executive Officers

         Employee Stock Ownership Plan. The Board of Directors of the Association has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Association. The ESOP intends to buy up to 8% of the Common Stock issued in the Conversion (approximately $850,000 to $1,150,000 of the Common Stock based on the issuance of the minimum and the maximum of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Association over a ten-year period. These contributions will increase the compensation expense of the Association. See "Management - Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

         Employment Agreements. The Association intends to enter into employment agreements with Douglas Stewart, President and Chief Executive Officer; David R. Fogt, Vice President of Operations and Financial Services; Gary N. Fullenkamp, Vice President of Mortgage Loans and Corporate Secretary; Debra A. Geuy, Treasurer; and Steven Goins, Assistant Vice President of Financial Services. It is anticipated that such agreements will provide for a salary equal to each employee's current salary, will have an initial term of three years for Mr. Stewart and one year for each of the other officers, subject to an annual extension for an additional year following the Association's annual performance review, and will become effective upon the completion of the Conversion. Under certain circumstances including a change in control, as defined in the employment agreements, such employees would be entitled to a severance payment in lieu of salary equal to a percentage of his base amount of compensation, as defined. See "Management of the Association - Executive Compensation."

         Other Stock Benefit Plans. In addition to the ESOP and the employment agreements, in the future the Holding Company may consider the implementation of a stock option plan and recognition and retention plan ("RRP") for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such stock option plan or RRP will not be implemented within one year of the date of the consummation of the Stock Conversion. If a determination is made to implement a stock option plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, they will have a dilutive effect on the Holding Company's stockholders as well as effect the Holding Company's net income and stockholders' equity, although the actual effects cannot be determined until such plans are implemented.

Use of Proceeds

         The net proceeds from the sale of Common Stock in the Conversion (estimated at $10.1 million, $12.0 million, $13.8 million and $16.0 million based on the minimum, midpoint, maximum and 15% above the maximum respectively, number of shares) will substantially increase the capital of Peoples Federal. See "Pro Forma Data." The Holding Company will utilize approximately 50% of the net proceeds from the issuance of the Common Stock to purchase all of the common stock of Peoples Federal to be issued upon Conversion and will retain approximately 50% of the net proceeds. The proceeds retained by the Holding Company will be invested initially in short-term securities of a type similar to those invested in by the Association. In addition, the Holding Company, subject to regulatory approval, is expected to fund the ESOP loan. Such proceeds will also be available for general corporate purposes, including the possible repurchase of shares of the Common Stock, as permitted by the OTS, and the possible expansion of facilities. The Holding Company currently has no specific plan to make any such repurchases of any of its Common Stock. The net proceeds received by Peoples Federal will become part of Peoples Federal's general funds for use in its business, subject to applicable regulatory restrictions, and will be available to use for the acquisition of deposits or assets or both from other institutions, although no such acquisitions are being contemplated at this time. See "Use of Proceeds" for additional information on the utilization of the offering proceeds as well as on the OTS restrictions on repurchases of the Holding Company's stock.

Dividends

         The Holding Company's Board of Directors may consider the payment of dividends on its Common Stock. The declaration and payment of dividends are subject to, among other things, the Holding Company's financial condition and results of operations, Peoples Federal's compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends."

Market for Common Stock

         The Holding Company has applied to have the Common Stock quoted on the Nasdaq National Stock Market under the symbol "PSFC." No assurance can be given, however, that the Holding Company's stock will be quoted on the Nasdaq National Stock Market or that an active and liquid market for the Common Stock will develop. Further, no assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price after the Conversion. See "Market for Common Stock."

Risk Factors

         Special attention should be given to the following factors discussed under "Risk Factors": non-traditional lending activities; vulnerability to changes in interest rates; competition; geographical concentration of loans; certain anti-takeover provisions; voting control of shares by the board, management and employee plans; low return on equity; ESOP compensation expense; absence of prior market for common stock; proposed federal legislation; and risk of delay.

                                              SELECTED FINANCIAL INFORMATION


                                                                           At October 31,
                                                                               1996(1)
                                                                     ------------------------------
Selected Financial Condition Data:

Total assets.........................................................            $89,962
Loans receivable, net(2).............................................             83,721
Investment securities (held to maturity).............................              2,099
Federal Home Loan Bank ("FHLB") stock................................                679
Time deposits with other financial institutions......................                100
Deposits.............................................................             79,879
Retained earnings - substantially restricted.........................              9,188


                                                                          Four Months Ended
                                                                             October 31,
                                                                     ------------------------------
                                                                         1996(1)      1995(1)
                                                                     ------------------------------
Selected Operations Data:

Total interest income................................................       $2,263       $2,123
Total interest expense...............................................        1,312        1,181
                                                                           -------       ------
   Net interest income...............................................          951          942
Provision for loan losses............................................           20            8
                                                                          --------     --------
Net interest income after provision for loan losses..................          931          934
Service fees and other charges.......................................           21           16
Other noninterest income(3)..........................................          ---          ---
                                                                        ----------    ---------
Total noninterest income.............................................           21           16
Total noninterest expense(3).........................................          989          489
                                                                          --------     --------
Income (loss) before income taxes and accounting change..............          (37)         461
Provision for income taxes...........................................          (12)         157
Cumulative effect of change in accounting for income taxes...........          ---          ---
                                                                         ---------    ---------
    Net income (loss)................................................     $    (25)    $    304
                                                                          ========     ========


                                                                                       June 30,
                                                                ------------------------------------------------------------
                                                                    1996         1995         1994         1993         1992
                                                                ------------------------------------------------------------
Selected Financial Condition Data:                                          (In Thousands)

Total assets...........................................           $86,882      $78,976      $76,134     $72,276      $72,885
Loans receivable, net(2)...............................            78,233       71,933       66,610      62,867       57,848
Investment securities (held to maturity)...............             2,598        3,098        3,596       4,434        4,101
Federal Home Loan Bank ("FHLB") stock..................               667          622          572         545          535
Time deposits with other financial institutions........             1,100          ---          ---         ---          ---
Deposits...............................................            77,318       70,306       68,367      65,168       66,540
Retained earnings - substantially restricted...........             9,213        8,361        7,526       6,940        6,165


                                                                                      Year Ended June 30,
                                                                -------------------------------------------------------------
                                                                    1996         1995         1994         1993         1992
                                                                -------------------------------------------------------------
Selected Operations Data:                                                   (In Thousands)

Total interest income.......................................       $6,513       $5,725       $5,071       $5,357       $6,106
Total interest expense......................................        3,706        2,968        2,637        2,898        4,081
                                                                  -------      -------      -------      -------      -------
   Net interest income......................................        2,807        2,757        2,434        2,459        2,025
Provision for loan losses...................................           68           55           83           41           53
                                                                 --------     --------     --------     --------     --------
Net interest income after provision for loan losses.........        2,739        2,702        2,351        2,418        1,972
Service fees and other charges..............................           57           60           65           91           90
Other noninterest income(3).................................          ---          ---          ---           95           71
                                                                ---------    ---------    ---------     --------     --------
Total noninterest income....................................           57           60           65          186          161
Total noninterest expense(3)................................        1,504        1,495        1,427        1,394        1,704
                                                                  -------      -------      -------      -------      -------
Income (loss) before income taxes and accounting change.....        1,292        1,267          989        1,210          429
Provision for income taxes..................................          440          432          334          435          284
Cumulative effect of change in accounting for income taxes..          ---          ---          (69)         ---          ---
                                                                ---------    ---------     --------    ---------    ---------
    Net income (loss).......................................      $   852      $   835      $   586      $   775      $   145
                                                                  =======      =======      =======      =======      =======


                                                                                        At or For the Four
                                                                                           Months Ended
                                                                                            October 31,
Selected Financial Ratios and Other Data(4):                                            1996(1)     1995(1)
-------------------------------------------                                          ------------ -----------
Performance Ratios:
  Return on assets (ratio of net income to average total assets).....................      (0.09)%      1.12%
  Return on retained earnings (ratio of net income to average equity)................      (0.80)      10.72
  Interest rate spread information(5):
   Average during period.............................................................       2.90        3.13
   End of period.....................................................................       2.66        2.77
  Net interest margin(6).............................................................       3.32        3.55
  Ratio of operating expense to average total assets.................................       3.37        1.80
  Ratio of average interest-earning assets to average interest-bearing liabilities...       1.09x       1.10x
Quality Ratios:
  Non-performing assets to total assets at end of period(7)..........................       1.28%       1.36%
  Allowance for loan losses to non-performing loans..................................      28.27       22.50
  Allowance for loan losses to gross loans receivable(8).............................       0.37        0.35
Capital Ratios:
  Retained earnings to total assets at end of period.................................      10.21       10.27
  Average retained earnings to average assets........................................      10.49       10.45
Other Data:
  Number of full-service offices.....................................................       1           1




                                                                                                  At or For
                                                                                             Year Ended June 30,
Selected Financial Ratios and Other Data(4):                                 1996        1995        1994        1993        1992
-------------------------------------------                                -------------------------------------------------------
Performance Ratios:
  Return on assets (ratio of net income to average total assets)..........   1.01%       1.07%       0.79%       1.07%       0.20%
  Return on retained earnings (ratio of net income to average equity).....   9.70       10.55        8.10       11.84        2.60
  Interest rate spread information(5):
   Average during period..................................................   2.97        3.30        3.05        3.19        2.50
   End of period..........................................................   2.74        3.08        2.99        3.12        2.40
  Net interest margin(6)..................................................   3.41        3.66        3.35        3.49        2.88
  Ratio of operating expense to average total assets......................   1.78        1.93        1.91        1.92        2.37
  Ratio of average interest-earning assets to average interest-bearing
   liabilities............................................................   1.10x       1.09x       1.08x       1.07x       1.07x
Quality Ratios:
  Non-performing assets to total assets at end of period(7)...............   1.41%       1.80%       2.10%       3.26%       3.09%
  Allowance for loan losses to non-performing loans.......................  25.14       17.70       12.98        5.79        4.18
  Allowance for loan losses to gross loans receivable(8)..................   0.37        0.33        0.29        0.19        0.16
Capital Ratios:
  Retained earnings to total assets at end of period......................  10.60       10.59        9.88        9.60        8.46
  Average retained earnings to average assets.............................  10.43       10.24        9.70        9.03        7.74
Other Data:
  Number of full-service offices..........................................   1           1           1           1           1


---------------------------
(1) Financial information at October 31, 1996 and for the four month periods ended October 31, 1996 and 1995 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Ratio data for the four month periods ended October 31, 1996 and 1995 are annualized. Interim results at and for the four months ended October 31, 1996 are not necessarily indicative of the results that may be expected for the year ending June 30, 1997.
(2) Loans receivable are shown net of loans in process, net deferred loan origination fees and the allowance for loan losses.
(3) During 1992, the Association lost an appeal with the Internal Revenue Service regarding adjustments to its federal income taxes for calendar years 1973 through 1980. Net federal income taxes, interest expense and interest income associated with these adjustments amounted to $117,000, $383,000 and $71,000, respectively, and have been included in the Statement of Income for the year ending June 30, 1992. The Association overestimated the interest associated with the Internal Revenue Service federal income tax adjustments for the years noted. As a result, the Association received a refund of interest of $95,000 which was included in noninterest income for the year ended June 30, 1993. During the four months ended October 31, 1996, the Association accrued $456,000 as a result of a special SAIF deposit insurance assessment.
(4) Quality Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(5) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted averaged cost of interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) Non-performing assets consist of non-performing loans and foreclosed assets. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accrual loans.
(8) Gross loans receivable are stated at unpaid principal balances.

                                  RISK FACTORS


         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Subscription and Community Offering.

Non-Traditional Lending Activities

         As a part of its effort to provide more comprehensive financial services to families and community businesses in its primary market area, obtain higher yields on its lending portfolio and reduce its vulnerability to changes in interest rates, the Association has, during the last five years, offered loan products other than traditional one- to four-family residential loans. Included among these diversified loans are construction, commercial real estate, consumer, land, multi-family, and commercial business loans. While such loans are generally more interest rate sensitive and carry higher yields than do residential loans, they are generally believed to carry a higher level of credit risk than do residential loans. In addition, diversified loans are generally more expensive to administer than are residential loans. At October 31, 1996, the Association's allowance for loan losses was 28.3% of its non-performing loans, and the Association had $1.2 million of non-performing assets (representing 1.3% of total assets). There can be no assurance that the Association will not be required to make additional provisions for loan losses in the future that may have a material adverse impact on operations. See "Business - Lending Activities" and "-Delinquencies and Non-Performing Assets."

Vulnerability to Changes in Interest Rates

         The Association's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. At October 31, 1996, fixed-rate loans totalled $23.2 million or 26.4% of the Association's loan portfolio while adjustable-rate loans totalled $64.8 million or 73.6% of the Association's loan portfolio. Notwithstanding the relatively small size of the Association's fixed rate loan portfolio, the Association would still likely experience a decrease in net income in the event of an increase in general interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

Competition

         The Association experiences strong competition in its local market area in both originating loans and attracting deposits. This competition arises from a highly competitive market area with numerous savings institutions and commercial banks, as well as credit unions, mortgage bankers and national and local securities firms. The Association recognizes its need to monitor competition and modify its products and services as necessary and possible, taking into consideration the cost impact. As a result, such competition may limit Peoples Federal's growth and profitability in the future. See "Business - Competition" and "- Originations, Purchases and Sales of Loans."

Geographical Concentration of Loans

         At October 31, 1996, substantially all of the Association's real estate mortgage loans were secured by properties located in the Association's market area of Shelby County and its contiguous counties in Ohio. While the Association currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Association's market area substantially weaken or economic conditions in its market area deteriorate, reducing the value of properties securing the Association's loans, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loan. In either event, the Association may experience increased levels of delinquencies and related losses having an adverse impact on net income.

Certain Anti-Takeover Provisions

         Certain provisions of the Holding Company's certificate of incorporation and bylaws, including a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, and Peoples Federal's stock charter and bylaws as well as certain Delaware laws and regulations, will assist the Holding Company in maintaining its status as an independent publicly owned corporation and may have certain anti-takeover effects. See "Restrictions on Acquisition of Stock and Related Takeover Defensive Provisions."

         Certificate of Incorporation and Bylaws of the Holding Company. The Holding Company's certificate of incorporation and bylaws provide for, among other things, a limit on voting more than 10% of the Common Stock described above, staggered terms for members of its Board of Directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders and director nominations, a fair price or supermajority stockholder approval requirement for certain business combinations and certain shareholder proposal notice requirements.

         Federal Stock Charter of the Association. Provisions in Peoples Federal's federal stock charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Association. Peoples Federal's federal stock charter will include a provision applicable for five years which prohibits the acquisition or offer to acquire directly or indirectly the beneficial ownership of more than 10% of Peoples Federal's securities by any person or entity other than the Holding Company. Any person violating this restriction may not vote Peoples Federal's securities in excess of 10%.

         These provisions in the Holding Company's and Peoples Federal's governing instruments may discourage potential proxy contests and other takeover attempts by making the Holding Company less attractive to a potential acquiror, particularly those takeover attempts which have not been negotiated with the Board of Directors of the Holding Company and/or Peoples Federal, as the case may be. These provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. In addition, certain of these provisions that limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares will be enforced by the Board of Directors of the Holding Company or Peoples Federal, as the case may be, to limit the voting rights of 10% or greater stockholders and thus could have the effect in a proxy contest or other solicitation to defeat a proposal that is desired by the holders of a majority of the shares of Common Stock.

         Federal Law and Regulations. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. In the event any person or group of persons acquires shares in violation of these limitations, such person or group may be restricted from voting his shares in excess of 10% of the outstanding Common Stock. Such laws and regulations may also limit a person's ability without regulatory approval to solicit proxies enabling him to elect one third or more of the Holding Company's Board of Directors or exert a controlling influence on the operations of Peoples Federal or the Holding Company.

         In addition, certain of these provisions may limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares (by proxy or otherwise) for proposals that they believe to be in the best interests of shareholders. See "Management of the Association - Benefit Plans," "Description of Capital Stock" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

Voting Control of Shares by the Board, Management and Employee Plans

         The proposed purchases by the Board of Directors, management and employees in the Subscription and Community Offerings could render it more difficult to obtain majority support for stockholder proposals opposed by the Board and management. Assuming the sale of shares at the minimum, midpoint and maximum of the Estimated Valuation Range, the proposed purchases of $1,745,000 of shares of the Common Stock by the Board and the executive officers would represent 16.4%, 14.0% and 12.1%, respectively, of the shares to be outstanding upon completion of the Stock Conversion. In addition, the ESOP intends to purchase 8% of the shares of Common Stock sold in the Subscription and Community Offerings. (Prior to allocation, shares held by the ESOP will be voted by the independent trustee in its sole discretion.) See "Management - Benefit Plans," "Description of Capital Stock" and "Takeover Defensive Provisions."

Low Return on Equity

         As a result of the Association's high capital levels and the additional capital that will be raised in the Conversion, its ability to leverage quickly the net proceeds from the Conversion is likely to be limited. Accordingly, for the near term, return on equity is likely to be low.

ESOP Compensation Expense

         In November, 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Conversion. It is impossible to determine at this time the extent of such impact on future net income.

Absence of Prior Market for Common Stock

         Peoples Federal, as a mutual thrift institution, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. The Holding Company has applied to have the Common Stock quoted on the Nasdaq National Stock Market under the symbol "PSFC" upon completion of the Conversion and expects to receive approval to be so quoted prior to the completion of the Conversion.

         There can be no assurance that an active and liquid market for the Common Stock will develop or be maintained, or that resales of the Common Stock can be made at or above the conversion offering price after the completion of the Conversion. See "Market for Common Stock."

         A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

Proposed Federal Legislation

         The United States Congress is considering legislation that would require all federal thrift institutions, such as Peoples Federal, to either convert to a national bank or a state chartered financial institution by a specified date to be determined. In addition, under the legislation the Holding Company would not be regulated as a thrift holding company, but rather as a bank holding company. The OTS would also be abolished and its functions transferred among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Holding Company and the Association.

Risk of Delay

         The Subscription and Community Offering will expire at 5:00 p.m., Sidney, Ohio time on ______ ___, 1997 unless extended by the Association and the Holding Company. However, unless waived by the Holding Company or the Association, all orders will be irrevocable unless the Conversion is not completed by ______ __, 1997. In the event the Conversion is not completed by ______ __, 1997, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.


                                 USE OF PROCEEDS


         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $10.1 million and $13.8 million (or up to $16.0 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range. See "Pro Forma Data" and "The Conversion Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         The net proceeds from the sale of the Common Stock in the Conversion will substantially increase the capital of Peoples Federal and will be used for general corporate purposes including its lending and investment activities and possible expansion of its facilities. For information on the amount of pro forma net proceeds assuming the sale of various amounts of Common Stock, see "Pro Forma Data."

         While the new capital resulting from the Conversion could increase the Association's return on assets (as a result of the earnings on the new capital), it will probably result in a decline in return on equity because it is unlikely that the Association will quickly be able to (i) invest the new capital in assets with rates equal to the average rates earned on the Association's seasoned asset portfolio and (ii) leverage the new capital by increasing liabilities to fund asset growth.

         In exchange for all of the common stock of Peoples Federal issued upon conversion, the Holding Company will contribute to Peoples Federal approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock and the Holding Company will retain the remaining 50% of the net proceeds. On an interim basis, the proceeds will be invested by the Holding Company and Peoples Federal in short-term investments or to repay borrowings. Such short-term investments are generally anticipated to be similar to those currently contained in the Association's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company, subject to regulatory approval, is expected to provide the funding for the ESOP loan. See "Business - Lending Activities" and " - Investment Activities" and "Management of the Association - Benefit Plans - Employee Stock Ownership Plan."

         In the future the Holding Company may consider the adoption of a restricted stock plan (i.e., the RRP), at the earliest, one-year following the Conversion and subject to stockholder ratification. If such a plan is implemented, the Holding Company may use a portion of the net proceeds to fund the purchase by the plan of the Holding Company's Common Stock.

         After the completion of the Conversion, it is anticipated that the Association will reinvest the proceeds of the interim short-term investments in loans and, to a lesser extent, investment securities. Proceeds reinvested in loans are anticipated to be allocated among the Association's loan programs in proportions similar to recent lending volumes, provided suitable opportunities are available to the Association. Investment securities are anticipated to be similar to those in the Association's current portfolio. However, the reinvestment of the proceeds will be based on future market conditions and investment opportunities. The timing and amount of such investments cannot now be determined nor can the Association identify the specific assets in which investments will be made.

         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program available to all stockholders subject to limitations contained in OTS regulations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Association's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to 5% of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter other than indirectly by virtue of limits on the Association's ability to pay dividends to the Holding Company which may be necessary to fund the repurchase. For a description of the restrictions on the Association's ability to provide the Holding Company with funds through dividends or other distributions, see "Dividends" and "The Conversion -Restrictions on Repurchase of Stock."

         The Holding Company or Peoples Federal may consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time. In general, the Board will evaluate acquisition and diversification opportunities, if any, by whether they would enhance the Holding Company's and the Association's ability to fulfill their financial goals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Holding Company may use remaining net proceeds to engage in activities not permissible for the Association. See "Regulation - Holding Company Regulation."


                                    DIVIDENDS


         The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. The declaration and payment of dividends are subject to, among other things, the Holding Company's financial condition and results of operations, the Association's regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors.

         It is not presently anticipated that the Holding Company will conduct significant operations independent of those of Peoples Federal for some time following Conversion. Therefore, the Holding Company does not expect to have any significant source of income other than earnings on the net Conversion proceeds retained by the Holding Company (which proceeds are currently estimated to range from $10.1 million to $13.8 million based on the minimum and the maximum of the Estimated Valuation Range, respectively) and dividends from Peoples Federal, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of Peoples Federal to pay dividends to the Holding Company. See "Description of Capital Stock - Holding Company Capital Stock - Dividends." Peoples Federal, like all savings associations regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. At October 31, 1996, the Association had available $4.9 million (without giving effect to any proceeds received upon Conversion or the requirement to maintain a liquidation account upon Conversion for the benefit of depositors) which could be distributed pursuant to OTS regulations. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Rights in Proposed Converted Institution" and "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." Earnings allocated to Peoples Federal's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by Peoples Federal to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."


                             MARKET FOR COMMON STOCK


         Peoples Federal, as a mutual thrift institution, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. The Holding Company has applied to have the Common Stock quoted on the Nasdaq National Stock Market under the symbol "PSFC" upon completion of the Conversion. In order to be quoted in the Nasdaq National Stock Market, there must be at least three market makers for the Common Stock. Keefe, Bruyette & Woods, Inc. has agreed to act as a market maker in the Holding Company's Common Stock. The Holding Company anticipates that it will be able to secure two other market makers to enable the stock to be quoted on the Nasdaq National Stock Market. However, a public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See also, "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                 PRO FORMA DATA

         The following table sets forth the historical net income and retained earnings of Peoples Federal at and for the year ended June 30, 1996 and at and for the four months ended October 31, 1996 and, after giving effect to the Conversion, the pro forma consolidated net income, capital stock and stockholders' equity of the Holding Company at and for the year ended June 30, 1996 and at and for the four months ended October 31, 1996. The pro forma data is computed on the assumptions that (i) the specified number of shares of Common Stock was sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated, (ii) 50% of such net proceeds were retained by the Holding Company and the remainder were used to purchase all of the stock of Peoples Federal, and (iii) such net proceeds, less the amount of the ESOP funding, were invested by the Association and Holding Company at the beginning of the periods to yield a net after-tax return of 3.66% and 3.62% for the year ended June 30, 1996 and for the four months ended October 31, 1996, respectively. The assumed return is based on the one year treasury bills, as adjusted for applicable federal taxes totalling 34.0% of such assumed returns. The use of this current rate is viewed to be more relevant in the current low rate environment than the use of an arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the weighted average rate paid on its deposits during such periods. In calculating the underwriting fees, the table assumes that (i) no commission was paid on $1,745,000 of shares sold to directors and officers, (ii) 8% of the total shares sold in the Conversion were sold to the ESOP at no commission, (iii) the remaining shares were sold at a 1.5% commission. (These assumptions represent management's estimate as to the distribution of stock orders in the Conversion. However, there can be no assurance that such estimate will be accurate and that a greater proportion of shares will not be sold at a higher commission, thus increasing offering expenses.) Fixed expenses are estimated to be $358,000. Actual Conversion expenses may be more or less than those estimated because the fees paid to Webb and other brokers will depend upon the categories of purchasers, the Purchase Price and market conditions and other factors. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.

         The total number of shares to be issued in the Conversion may be increased or decreased significantly, and/or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Subscription and Community Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $10.6 million (the minimum of the Estimated Valuation Range) or more than $16.5 million (15% above the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."



                                                          At or For the Four Months Ended October 31, 1996
                                                    --------------------------------------------------------------
                                                                                                       15%
                                                                                                      Above
                                                       Minimum        Midpoint       Maximum         Maximum
                                                      1,062,500      1,250,000      1,437,500       1,653,125
                                                      Shares at      Shares at      Shares at       Shares at
                                                     $10.00 per     $10.00 per      $10.00 per      $10.00 per
                                                       Share            Share          Share           Share
                                                    -----------     -----------     -----------     -----------
                                                         (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds ..................................   $    10,625     $    12,500     $    14,375     $    16,531
Less offering expenses and commissions ..........          (478)           (504)           (530)           (560)
                                                    -----------     -----------     -----------     -----------
 Estimated net conversion proceeds(1) ...........        10,147          11,996          13,845          15,971
Less ESOP funding ...............................          (850)         (1,000)         (1,150)         (1,322)
                                                    -----------     -----------     -----------     -----------
 Estimated proceeds available for investment ....   $     9,297     $    10,996     $    12,695     $    14,649
                                                    ===========     ===========     ===========     ===========

Net Income (loss):
  Historical ....................................   $       (25)    $       (25)    $       (25)    $       (25)
Pro Forma Adjustments:
   Net earnings from proceeds(2) ................           112             133             153             177
   ESOP(3) ......................................           (19)            (22)            (25)            (29)
                                                    -----------     -----------     -----------     -----------
     Pro forma net income .......................   $        68     $        86     $       103     $       123
                                                    ===========     ===========     ===========     ===========

Net Income (loss) Per Share:
    Historical(4) ...............................   $     (0.02)    $     (0.02)    $     (0.02)    $     (0.02)
Pro forma Adjustments:
     Net earnings from proceeds .................          0.11            0.12            0.12            0.12
     ESOP(3) ....................................         (0.02)          (0.02)          (0.02)          (0.02)
                                                    -----------     -----------     -----------     -----------
         Pro forma net income per share .........   $      0.07     $      0.08     $      0.08     $      0.08
                                                    ===========     ===========     ===========     ===========

Pro forma price to earnings per share (P/E ratio)        47.62x          41.67x          41.67x          41.67x
Number of shares ................................       980,333       1,153,333       1,326,333       1,525,283

Stockholders' Equity (Book Value)(5):
  Historical ....................................   $     9,188     $     9,188     $     9,188     $     9,188
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds .............        10,147          11,996          13,845          15,971
  Less common stock acquired by:
   ESOP(3) ......................................          (850)         (1,000)         (1,150)         (1,322)
                                                    -----------     -----------     -----------     -----------
       Pro forma stockholder's equity ...........   $    18,485     $    20,184     $    21,883     $    23,837
                                                    ===========     ===========     ===========     ===========

Stockholders' Equity (Book Value)(5):
Per Share(4):
  Historical ....................................   $      8.65     $      7.35     $      6.39     $      5.56
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds .............          9.55            9.60            9.63            9.66
  Less common stock acquired by:
   ESOP(3) ......................................         (0.80)          (0.80)          (0.80)          (0.80)
                                                    -----------     -----------     -----------     -----------
       Pro forma book value per share ...........   $     17.40     $     16.15     $     15.22     $     14.42
                                                    ===========     ===========     ===========     ===========
Pro forma price to book value ...................         57.47%          61.92%          65.70%          69.35%
Number of shares ................................     1,062,500       1,250,000       1,437,500       1,653,125





                                                          At or For the Four Months Ended October 31, 1996
                                                    --------------------------------------------------------------
                                                                                                       15%
                                                                                                      Above
                                                       Minimum        Midpoint       Maximum         Maximum
                                                      1,062,500      1,250,000      1,437,500       1,653,125
                                                      Shares at      Shares at      Shares at       Shares at
                                                     $10.00 per     $10.00 per      $10.00 per      $10.00 per
                                                       Share            Share          Share           Share
                                                    -----------     -----------     -----------     -----------
                                                         (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds ..................................   $    10,625     $    12,500     $    14,375     $    16,531
Less offering expenses and commissions ..........          (478)           (504)           (530)           (560)
                                                    -----------     -----------     -----------     -----------
 Estimated net conversion proceeds(1) ...........        10,147          11,996          13,845          15,971
Less ESOP funding ...............................          (850)         (1,000)         (1,150)         (1,322)
                                                    -----------     -----------     -----------     -----------
 Estimated proceeds available for investment ....   $     9,297     $    10,996     $    12,695     $    14,649
                                                    ===========     ===========     ===========     ===========

Net Income:
  Historical ....................................   $       852     $       852     $       852     $       852
Pro Forma Adjustments:
   Net earnings from proceeds(2) ................           341             402             465             536
   ESOP(3) ......................................           (56)            (66)            (76)            (87)
                                                    -----------     -----------     -----------     -----------
     Pro forma net income .......................   $     1,136     $     1,188     $     1,241     $     1,301
                                                    ===========     ===========     ===========     ===========

Net Income Per Share:
    Historical(4) ...............................   $      0.86     $      0.73     $      0.64     $      0.56
Pro forma Adjustments:
     Net earnings from proceeds .................          0.35            0.35            0.35            0.35
     ESOP(3) ....................................         (0.06)          (0.06)          (0.06)          (0.06)
                                                    -----------     -----------     -----------     -----------
         Pro forma net income per share .........   $      1.15     $      1.02     $      0.93     $      0.85
                                                    ===========     ===========     ===========     ===========

Pro forma price to earnings per share (P/E ratio)         8.69x           9.80x          10.75x          11.76x
Number of shares ................................       986,000       1,160,000       1,334,000       1,534,100

Stockholders' Equity (Book Value)(5):
  Historical ....................................   $     9,213     $     9,213     $     9,213     $     9,213
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds .............        10,147          11,996          13,845          15,971
  Less common stock acquired by:
   ESOP(3) ......................................          (850)         (1,000)         (1,150)         (1,322)
                                                    -----------     -----------     -----------     -----------
       Pro forma stockholder's equity ...........   $    18,510     $    20,209     $    21,908     $    23,862
                                                    ===========     ===========     ===========     ===========

Stockholders' Equity (Book Value)(5):
Per Share(4):
  Historical ....................................   $      8.67     $      7.37     $      6.41     $      5.57
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds .............          9.55            9.60            9.63            9.66
  Less common stock acquired by:
   ESOP(3) ......................................         (0.80)          (0.80)          (0.80)          (0.80)
                                                    -----------     -----------     -----------     -----------
       Pro forma book value per share ...........   $     17.42     $     16.17     $     15.24     $     14.43
                                                    ===========     ===========     ===========     ===========
Pro forma price to book value ...................         57.41%          61.84%          65.62%          69.30%
Number of shares ................................     1,062,500       1,250,000       1,437,500       1,653,125


(1) It is assumed that the cost of the ESOP will be funded from the net proceeds retained by the Holding Company.

(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP, which purchases are to be funded by the Holding Company and the Association, have been deducted from net proceeds.

(3) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares are expected to be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Association's payment of the ESOP debt is based upon equal installments of principal and interest over a 10-year period. However, assuming the Holding Company makes the ESOP loan, interest income earned by the Holding Company on the ESOP debt will offset the interest paid by the Association. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Holding Company on a consolidated basis. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Holding Company would be expected to increase.

    For purposes of this table, the Purchase Price of $10.00 was utilized to calculate ESOP expense. The Holding Company intends to record compensation expense related to the ESOP in accordance with Statement of Accounting Principles 93-6 ("SOP 93-6"). As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also requires that, for the earnings per share computations for leveraged ESOPs, outstanding shares include only such shares as have been committed to be released to participants. See "Management of the Association - Benefit Plans - Employee Stock Ownership Plan."


(4) Historical pro forma per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated.

(5) "Book value" represents the difference between the stated amounts of the Association's assets (based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Association's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "Regulation - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

          At October 31, 1996, the Association exceeded each of the three OTS capital requirements. Set forth below is a summary of the Association's compliance with the OTS capital standards as of October 31, 1996 on a historical basis, in accordance with generally accepted accounting principles ("GAAP"), and on a pro forma basis using the assumptions contained under the caption "Pro Forma Data" and assuming that the indicated number of shares were sold as of such date.


                                                              Pro Forma at
                                                            October 31, 1996
                                                          ----------------------
                                                           1,062,500 Shares
                                   Historical                   Minimum
                               Amount      Percent(1)     Amount      Percent(1)
                             ---------------------------------------------------

GAAP Capital(2)............     $9,188       10.2%       $13,412       14.2%
                                ======       ====        =======      =====

Tangible Capital:
  Capital level............     $9,188       10.2%       $13,412      14.2%
  Requirement..............      1,351        1.5          1,414       1.5
                                ------      -----       --------     -----
  Excess...................     $7,837        8.7%       $11,998      12.7%
                                ======      =====        =======     =====

Core Capital:
  Capital level............     $9,188       10.2%       $13,412      14.2%
  Requirement..............      2,701        3.0          2,828       3.0
                                ------      -----       --------     -----
  Excess...................     $6,487        7.2%       $10,584      11.2%
                                ======      =====        =======     =====

Risk-Based Capital:
  Capital level(3).........     $9,514       16.5%       $13,738      23.4%
  Requirement(4)...........      4,627        8.0          4,694       8.0
                                ------      -----       --------     -----
  Excess...................     $4,887        8.5%       $ 9,044      15.4%
                                ======      =====        =======     =====


                                                      Pro Forma at October 31, 1996
                                 ---------------------------------------------------------------------------
                                                                                        1,653,125 Shares
                                   1,250,000 Shares           1,437,500 Shares               15% above
                                       Midpoint                    Maximum                    Maximum
                                 Amount      Percent(1)     Amount      Percent(1)     Amount      Percent(1)
                                -----------------------------------------------------------------------------
                                (Dollars in Thousands)

GAAP Capital(2)............      $14,186       14.9%        $14,961      15.6%        $15,851           16.4%
                                 =======       ====         =======      ====         =======          =====

Tangible Capital:
  Capital level............      $14,186       14.9%        $14,961      15.6%        $15,851           16.4%
  Requirement..............        1,426        1.5           1,437       1.5           1,451            1.5
                                --------      -----        --------     -----        --------          -----
  Excess...................      $12,760       13.4%        $13,524      14.1%        $14,400           14.9%
                                 =======       ====         =======     =====         =======          =====

Core Capital:
  Capital level............      $14,186       14.9%        $14,961      15.6%        $15,851           16.4%
  Requirement..............        2,851        3.0           2,875       3.0           2,901            3.0
                                --------       ----        --------     -----        --------          -----
  Excess...................      $11,335       11.9%        $12,086      12.6%        $12,950           13.4%
                                 =======       ====         =======     =====         =======          =====

Risk-Based Capital:
  Capital level(3).........      $14,512       24.7%        $15,287      25.9%        $16,177           27.3%
  Requirement(4)...........        4,706        8.0           4,719       8.0           4,733            8.0
                                --------      -----        --------     -----        --------          -----
  Excess...................      $ 9,806       16.7%        $10,568      17.9%        $11,444           19.3%
                                 =======      =====         =======      ====         =======           ====

--------------------
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) Total retained earnings as calculated under GAAP. Assumes that the Association receives 50% of the net proceeds, offset in part by the aggregate purchase price of Common Stock acquired at $10.00 per share by the ESOP in the Conversion. The amount expected to be borrowed by the ESOP is deducted from pro forma capital to illustrate the possible impact on the Association.
(3) Includes $326,000 of general valuation allowances, all of which qualify as supplementary capital. See "Regulation - Regulatory Capital Requirements."
(4) Assumes reinvestment of net proceeds in 20% risk-weighted assets.

                                 CAPITALIZATION

          Set forth below is the capitalization, including deposits, of Peoples Federal as of October 31, 1996, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."


                                                                       Holding Company - Pro Forma Based
                                                                         Upon Sale at $10.00 per share
                                                             ----------------------------------------------------
                                                Existing                                                15% Above
                                             Capitalization   Minimum        Midpoint      Maximum       Maximum
                                                   for       1,062,500      1,250,000     1,437,500     1,653,125
                                               Association     Shares         Shares        Shares        Shares
                                             --------------------------------------------------------------------
                                                                         (In Thousands)

Deposits(1).................................      $79,879       $79,879        $79,879       $79,879       $79,879
                                                  =======       =======        =======       =======       =======

Stockholders' Equity:
  Serial Preferred Stock ($0.01 par value)
  authorized - 500,000 shares; none to be
  outstanding...............................    $     ---     $     ---      $     ---     $     ---     $     ---
  Common Stock ($0.01 par value) authorized
  - 3,500,000 shares; to be outstanding (as
  shown)(2).................................          ---            11             13            14            17
 Additional paid-in capital.................          ---        10,136         11,983        13,831        15,954
  Retained earnings, substantially
  restricted(3).............................        9,188         9,188          9,188         9,188         9,188
Less:
  Common Stock acquired by ESOP(4)..........          ---           850          1,000         1,150         1,322
                                               ----------      --------       --------       -------      --------
Total Stockholders' Equity..................      $ 9,188       $18,485        $20,184       $21,883       $23,837
                                                  =======       =======        =======       =======       =======

-----------------
(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the Stock Option Plan.

(3) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" regarding the liquidation account to be established upon Conversion.

(4) Assumes that 8% of the shares sold in the Conversion will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. The Association intends to make contributions to the ESOP sufficient to service and ultimately retire the ESOP's debt. The amount to be borrowed by the ESOP is reflected as a reduction of stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         The following is management's analysis of the financial condition and the results of operations of Peoples Federal during recent periods. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements and related footnotes and the selected financial data included elsewhere in this prospectus.

         The Association is a financial intermediary primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located primarily in Shelby County, Ohio, and to a lesser extent in the contiguous counties of Logan, Auglaize, Miami, Darke and Champaign. The Association also originates, to a lesser extent, loans for the construction of one- to four-family real estate, loans secured by multi-family real estate (over four units) and nonresidential real estate, and consumer loans and invests in U.S. government obligations, interest bearing deposits in other financial institutions and other investments permitted by applicable law.

Financial Condition

         Comparison of Financial Condition at October 31, 1996 and June 30, 1996. Total assets at October 31, 1996 were $90.0 million compared to $86.9 million at June 30, 1996, an increase of $3.1 million, or 3.6%. The increase in total assets was primarily due to increases in loans receivable of $5.5 million, partially offset by decreases in cash and cash equivalents of $900,000, investment securities of $500,000 and time deposits with other financial institutions of $1.0 million. The increase in loans receivable was largely in one- to four-family residential loans, increasing $3.5 million, and real estate construction loans, increasing $2.0 million. These increases are reflective of a strong local economy coupled with attractive construction loan rates and products compared to the local competition. Consumer loan balances remained relatively stable, with a only slight increase of $47,000. The decrease in cash and cash equivalents, investment securities and time deposits with other financial institutions was the result of the redirection of funds provided from the maturities of time deposits and investment securities and other available funds to provide for loan growth.

         Total liabilities at October 31, 1996 were $80.8 million compared to $77.7 million at June 30, 1996, an increase of $3.1 million, or 4.0%. Total deposits increased $2.6 million from $77.3 million at June 30, 1996 to $79.9 million at October 31, 1996. The growth in total deposits was a combination of an increase of $4.7 million in certificates of deposit and a $2.1 million decrease in savings accounts. The movement of funds from savings accounts to certificates of deposit, as well as the additional growth in certificates, was the result of several special promotions conducted by the Association. In addition, accrued expenses and other liabilities increased by $544,000, which was primarily the result of a special deposit insurance assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC. For a further discussion of the special assessment, see "- Results of Operations."

         Comparison of Financial Condition at June 30, 1996 and 1995. Total assets at June 30, 1996 were $86.9 million compared to $79.0 million at June 30, 1995, an increase of $7.9, or 10.0%. Growth in net loans receivable accounted for $6.3 million of the asset growth increasing from $71.9 million at June 30, 1995 to $78.2 million at June 30, 1996. The growth in loans receivable was primarily comprised of one- to four-family residential mortgage loans. The increase is attributable to a new 20-year mortgage loan product which the Association began offering in fiscal 1996, as well as a strong local economy. Time deposits with other financial institutions totaled $1.1 million at June 30, 1996 while there were none at June 30, 1995. Additionally, cash and cash equivalents increased approximately $880,000 from June 30, 1995 to June 30, 1996. These increases are the result of the short-term investment of excess funds provided by maturities of investment securities and deposit growth.

         Total liabilities were $77.7 million at June 30, 1996 compared to $70.6 million at June 30, 1995, an increase of $7.1 million, or $10.1%. Total deposit accounts increased by $7.0 million from $70.3 million at June 30, 1995 to $77.3 million at June 30, 1996. Deposit growth was primarily limited to certificates of deposit accounts. The growth was attributable to several interest rate promotions combined with an increasing interest rate environment.

         Equity at June 30, 1996 was $9.2 million compared to $8.4 million at June 30, 1995. The increase of $852,000, or 10.1% was comprised completely of the net income for the fiscal year ended June 30, 1996.

Results of Operations

         The operating results of the Association are affected by the general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Association's cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

         The Association's net income primarily depends upon its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and other borrowings. The level of net interest income is dependent upon the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets and other income, noninterest expense and income taxes.

Comparison of Results of Operations for the Four Months Ended October 31, 1996 and 1995

         Net Income. The Association experienced a net loss of $25,000 for the four months ended October 31, 1996, compared to net income of $304,000 for the four months ended October 31, 1995. The decrease in net income was primarily the result of a special SAIF deposit insurance assessment of $456,000, as more fully discussed below.

         Net Interest Income. Net interest income totaled $951,000 for the four months ended October 31, 1996, as compared to $942,000 for the four months ended October 31, 1995, an increase of $9,000, or 1.0%. The change in net interest income is attributable to higher average balances of interest earning assets partially offset by an overall increase in the cost of funds for an increased volume of deposits with a larger portion of the deposit base being in higher yielding certificates of deposit and an increased level of borrowed funds. See "-- Yields Earned and Rates Paid."

         Interest and fees on loans increased approximately $175,000, or 8.8%, from $1,992,000 for the four months ended October 31, 1995 to $2,167,000 the four months ended October 31, 1996. The increase in interest income was due to higher average loans receivable, partially offset by a decline in the average yield earned from 8.25% for the four months ended October 31, 1995 to 8.04% for the four months ended October 31, 1996.

         Interest earned on investment securities totaled $44,000 for the four months ended October 31, 1996, as compared to $51,000 for the four months ended October 31, 1995. The decrease was a result of lower average balances of investment securities combined with a decreased yield earned.

         Interest on interest-bearing deposits and overnight deposits decreased approximately $30,000 for the four months ended October 31, 1996, as compared to the four months ended October 31, 1995. The decline was the result of lower average balances of interest-bearing deposits and overnight funds, partially offset by higher rates earned.

         Dividends on FHLB stock increased slightly for the four months ended October 31, 1996, compared to the four months ended October 31, 1995, primarily due to an increase in the number of shares of FHLB stock owned.

         Interest paid on deposits increased approximately $97,000 for the four months ended October 31, 1996, as compared the four months ended October 31, 1995. The increase in interest expense was due to an increase in average deposit balances combined with an increase in the cost of funds. The average cost of deposits increased from 4.88% for the four months ended October 31, 1995, to 4.98% for the four months ended October 31, 1996. The increase in the average cost of deposits was the result of a shift in deposit accounts from savings and demand deposit accounts to higher yielding certificates of deposits as a result of special interest rate promotions for certificates of deposit. Certificates of deposit increased from 69.9% of total deposits at October 31, 1995 to 73.2% of total deposits at October 31, 1996. The yield on certificates of deposits was 5.79% for the four months ended October 31, 1995, compared to

5.83% for the four months ended October 31, 1996, while the average yield on savings and demand deposit accounts remained stable at 2.92% for the same four month periods.

         Interest on the borrowings totaled $33,000 for the four months ended October 31, 1996. The average yield paid on the borrowings was 5.68%. The Association borrowed funds for the first time from the FHLB of Cincinnati during the four months ended October 31, 1996. The borrowings were used as a source of short-term liquidity to provide funding for loan demand and were repaid prior to October 31, 1996.

         Provision for Loan Losses. The Association maintains an allowance for loan losses in an amount which, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Association's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

         The provision for loan losses for the four months ended October 31, 1996 totaled $21,000 compared to $8,000 for the four months ended October 31, 1995, an increase of $13,000, or 162.5%. The allowance for loan losses totaled $326,000, or 0.37% of gross loans receivable and 28.3% of total non-performing loans at October 31, 1996, compared to $259,000, or 0.35% of gross loans receivable and 22.5% of total non-performing loans at October 31, 1995. The increase in the provision for loan losses was attributable to an increase in the total loan portfolio as well as an increase in the level of non-performing assets for the four months ended October 31, 1996 as compared to the four months ended October 31, 1995.

         Noninterest income. Noninterest income for the four months ended October 31, 1996 was $21,000 compared to $16,000 for the four months ended October 31, 1995, an increase of $5,000, or 31.3%. The increase was primarily a result of an increase in service fees collected on deposit accounts and other miscellaneous fees.

         Noninterest expense. Noninterest expense was $989,000 for the four months ended October 31, 1996 compared to $489,000 for the four months ended October 31, 1995, an increase of $500,000, or 102.2%. The increase was primarily a result of $456,000 accrued for a special deposit insurance assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the SAIF of the FDIC. The SAIF was below the level required by law because a significant portion of the assessments paid into the SAIF by thrifts, like the Association, were used to pay the cost of prior thrift failures. The legislation called for a one-time assessment of $.0657 for each $100 in deposits held as of March 31, 1995. As a result of the recapitalization of the SAIF, the current disparity between bank and thrift insurance assessments will be reduced. Thrifts had generally been paying assessments of $.23 per $100 of deposits, which, for most thrifts, will be reduced to $.064 per $100 in deposits in January 1997 and to $.024 per $100 in deposits no later than January 2000.

         The legislation also provides for the merger of the SAIF and the Bank Insurance Fund ("BIF") effective January 1, 1999, assuming there are no savings associations chartered under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, the Association would be required to convert to a different financial institution charter and possibly become subject to more restrictive activity limits. The Association cannot predict the impact of any such legislation until it is enacted.

         For the four months ended October 31, 1996 as compared to the same period during 1995, there were no significant changes in the various other noninterest expense categories.

         Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in net income before income taxes. The provision for income taxes totaled $(13,000) for the four months ended October 31, 1996 compared to $157,000 for the four months ended October 31, 1995, a decrease of $170,000, or 108.3%. The decrease was largely due to the tax effect of $(155,000) for the special assessment discussed above. The effective tax rates were (34.0)% and 34.0% for the four months ended October 31, 1996 and 1995, respectively.

         Prior to the enactment of legislation discussed below, thrifts which met certain tests relating to the composition of assets had been permitted to establish reserves for bad debts and to make annual additions thereto which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "nonqualifying loans" was computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" could be computed under either the experience method or the percentage of taxable income method, based on an annual election.

         In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At October 31, 1996, the Association had approximately $607,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established so there will be no effect on future net income.

Comparison of Results of Operations  for the Years Ended June 30, 1996 and 1995

         Net Income. Net income for the year ended June 30, 1996 was $852,000, an increase of $17,000, or 2.0%, from net earnings of $835,000 for the year ended June 30, 1995. The increase was primarily a result of an increase in net interest income partially offset by increases in noninterest expense and provision for income taxes.

         Net Interest Income. Net interest income increased approximately $50,000, or 1.8%, from $2,756,000 for the year ended June 30, 1995 compared to $2,806,000 for the year ended June 30, 1996. The increase in net interest income was the result of an increase in average balances of higher yielding interest-earning assets, partially offset by an overall increase in the cost of funds for an increased volume of deposits with a larger portion of the deposit base being in higher yielding certificates of deposit. See "-- Yields Earned and Rates Paid."

         Interest and fees on loans increased approximately $644,000, or 11.9%, from $5,404,000 for the year ended June 30, 1995, to $6,048,000 for the year ended June 30, 1996. The increase in interest income was due to higher average loans receivable related to the origination of new one- to four-family residential real estate loans, combined with an increase in the average yield earned on loans receivable from 7.78% for the year ended June 30, 1995 to 8.17% for the year ended June 30, 1996.

         Interest earned on investment securities totaled $150,000 for the year ended June 30, 1996, as compared to $161,000 for the year ended June 30, 1995. The decrease was a result of lower average balances of investment securities partially offset by an increase in the yield earned.

         Interest on interest-bearing deposits and overnight deposits increased approximately $149,000, or 123.1%, from $121,000 for the year ended June 30, 1995 to $270,000 for the year ended June 30, 1996. The increase was the result of higher average balances due to the temporary investment of excess funds received from deposit growth in short-term time deposits with other financial institutions and overnight deposits with the FHLB. Additionally, the average yield earned on such investments increased slightly from 5.33% for the year ended June 30, 1995 to 5.45% for the year ended June 30, 1996.

         Dividends on FHLB stock increased slightly for the year ended June 30, 1996, compared to the year ended June 30, 1995, primarily due to an increase in the number of shares of FHLB stock owned.

         Interest paid on deposits totaled $3,706,000 for the year ended June 30, 1996, as compared to $2,968,000 for the year ended June 30, 1995, an increase of $738,000, or 24.9%. The increase in interest expense was due to an increase in average deposit balances combined with an increase in the cost of funds. The average cost of deposits increased from 4.30% for the year ended June 30, 1995, to 4.94% for the year ended June 30, 1996. The increase in the average cost of deposits was the result a shift in deposit accounts from savings and demand deposit accounts to higher yielding certificates of deposits as a result of special interest rate promotions for certificates of deposit as well as a general increase in the interest rates on certificates of deposit offered by the Association. Certificates of deposit increased from 66.8% of total deposits at June 30, 1995 to 69.5% of total deposits at June 30, 1996. The yield on certificates of deposits was 5.02% for the year ended June 30, 1995, compared to 5.84% for the year ended June 30, 1996, while the average yield on savings and demand deposit accounts declined from 2.96% at 2.91% over the same periods.

         Provision for Loan Losses. The provision for loan losses for the year ended June 30, 1996 was $68,000 compared to $55,000 for the year ended June 30, 1995, an increase of $13,000, or 23.6%. The allowance for loan losses totaled $307,000, or 0.37% of gross loans receivable and 25.1% of total non-performing loans at June 30, 1996, compared with $251,000, or 0.33% of gross loans receivable and 17.7% of total non-performing loans at June 30, 1995. The amount of the provision and allowance for estimated losses on loans is influenced by loan volume, current economic conditions, actual loss experience, industry trends and other factors. The increase in the provision for loan losses was the result of a higher volume of loans receivable during the year ended June 30, 1996 when compared to the year ended June 30, 1995.

         Noninterest income. Noninterest income remained relatively stable totaling $57,000 for the year ended June 30, 1996, compared to $60,000 for the year ended June 30, 1995.

         Noninterest expense. Noninterest expense increased $8,000, or 0.5%, from $1,495,000 for the year ended June 30, 1995 to $1,503,000 for the year ended June 30, 1996. There were no significant changes in the various noninterest expense categories.

         Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in net income before income taxes. The provision for income taxes totaled $441,000 for the year ended June 30, 1996, compared to $432,000 for the year ended June 30, 1995, resulting in an effective tax rate of 34.1% for both years.

Comparison of Results of Operations  for the Years Ended June 30, 1995 and 1994

         Net Income. Net income for the year ended June 30, 1995 totaled $835,000, an increase of $249,000, or 42.5%, from net earnings of $586,000 for the year ended June 30, 1994. The increase was primarily the result of an increase in net interest income combined with the nonrecurrence of the cumulative effect of the change in the method for accounting for income taxes partially offset by an increase in noninterest expense.

         Interest and fees on loans increased approximately $653,000, or 13.7%, from $4,751,000 for the year ended June 30, 1994, to $5,404,000 for the year ended June 30, 1995. The increase in interest income was due to higher average loans receivable related to the origination of new one- to four-family residential real estate loans and consumer loans, combined with an increase in the average yield earned on loans receivable from 7.32% for the year ended June 30, 1994 to 7.78% for the year ended June 30, 1995.

         Interest earned on investment securities totaled $161,000 for the year ended June 30, 1995, as compared to $180,000 for the year ended June 30, 1994. The decrease was a result of lower average balances of investment securities combined with a slight decrease in the yield earned.

         Interest on interest-bearing deposits and overnight deposits increased approximately $8,000, or 7.1%, from $113,000 for the year ended June 30, 1995 to $121,000 for the year ended June 30, 1996. The increase was the result of an increase in the average yield earned on such investments from 2.92% for the year ended June 30, 1994 to 5.28% for the year ended June 30, 1995. The increase in interest income from the higher yield earned on interest-bearing deposits and overnight deposits was mostly offset by the decrease in interest income resulting from a decrease in the average balances of such investments held during fiscal 1995.

         Dividends on FHLB stock increased slightly for the year ended June 30, 1995, compared to the year ended June 30, 1994, primarily due to an increase in the number of shares of FHLB stock owned.

         Interest paid on deposits totaled $2,968,000 for the year ended June 30, 1995, compared to $2,637,000 for the year ended June 30, 1994, an increase of $331,000, or 12.6%. The increase in interest paid was the combined result of an increase in the volume of certificates of deposit accounts resulting from various special promotions and new products offered throughout fiscal 1995 and an increase in the overall cost of funds. The increase in the overall cost of funds was a result of consumers shifting funds from lower yielding savings and demand deposit accounts and shorter-term certificates of deposits to higher yielding, longer-term certificates of deposit. As such, certificates of deposit increased from 62.3% of total deposits at June 30, 1994 to 66.8% of total deposits at June 30, 1995. The yield on certificates of deposits increased from 4.53% for the year ended June 30, 1994, to 5.02% for the year ended June 30, 1995, while the average yield on savings and demand deposit accounts remained relatively stable increasing from 2.95% to 2.96% over the same periods.

         Provision for Loan Losses. The provision for loan losses for the year ended June 30, 1995 was $55,000 compared to $83,000 for the year ended June 30, 1994, a decrease of $28,000, or 33.7%. The allowance for loan losses totaled $251,000, or 0.33% of gross loans receivable and 17.7% of total non-performing loans at June 30, 1995, compared with $198,000, or 0.29% of gross loans receivable and 12.4% of total non-performing loans at June 30, 1994. The amount of the provision and allowance for estimated losses on loans is influenced by loan volume, current economic conditions, actual loss experience, industry trends and other factors. The provision for loan losses was higher for the year ended June 30, 1994, as compared to the year ended June 30, 1995, as a result of a change in the methodology for determining the appropriate level of the allowance for loan losses. In fiscal 1994, management began allocating a percentage of the allowance for loan losses to loans which performed pursuant to their terms in order to recognize the inherent potential of unforeseen risks and in response to an increase in the size of the loan portfolio. As such, management increased the provision for fiscal 1994 to bring the allowance for loan losses to the newly required level.

         Noninterest income. Noninterest income remained relatively stable totaling $60,000 for the year ended June 30, 1995, compared to $65,000 for the year ended June 30, 1994.

         Noninterest expense. Noninterest expense totaled $1,495,000 for the year ended June 30, 1995, compared to $1,427,000 for the year ended June 30, 1994, an increase of $68,000, or 4.8%. The major components of the increase were increases in compensation and benefits expense of $43,000, primarily due to annual merit increases, and a $17,000 increase in occupancy and equipment expense.

         Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in net income before income taxes. The provision for income taxes totaled $432,000 for the year ended June 30, 1995 and $334,000 for the year ended June 30, 1994, resulting in effective tax rates of 34.1% and 33.8%, respectively.

         During the year ended June 30, 1994, the Association adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the Association to follow the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, at enacted tax rates. The cumulative effect on changing to this method of accounting was a $69,000 reduction in income in fiscal 1994.

Yields Earned and Rates Paid

         The following table sets forth certain information relating to the Association's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from average month-end balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.


                                                        Four Months Ended October 31,
                                                  1996                               1995
                                    --------------------------------- -----------------------------------
                                       Average   Interest                Average   Interest
                                     Outstanding  Earned/    Yield/    Outstanding  Earned/    Yield/
                                       Balance     Paid       Rate       Balance     Paid       Rate
                                    ---------------------- ---------- ---------------------- ------------

Interest-Earning Assets:
 Loans receivable(1)................      $80,873   $2,167     8.04%     $72,397   $1,992       8.25%
 Interest-bearing deposits..........        1,894       36     5.70        3,724       66       5.32
 Investment securities(2)...........        2,519       44     5.24        2,799       51       5.47
 FHLB stock.........................          672       16     7.14          625       14       6.72
                                         --------  -------               -------   ------
  Total interest-earning assets.....      $85,958    2,263     7.90      $79,545    2,123       8.01
                                          =======   ------               =======   ------

Interest-Bearing Liabilities:
 Savings deposits...................      $17,988      183     3.05      $18,241      187       3.08
 Demand and NOW deposits............        4,412       35     2.38        4,745       37       2.34
 Certificate accounts...............       54,504    1,061     5.83       49,615      957       5.79
 Borrowings.........................        1,744       33     5.68          ---      ---        ---
                                        ---------  -------               -------   ------
  Total interest-bearing liabilities      $78,648    1,312     5.00      $72,601    1,181       4.88
                                          =======   ------               =======   ------
Net interest income.................                $  951                         $  942
                                                    ======                         ======
Net interest rate spread(3).........                           2.90%                            3.13%
                                                               ====                             ====
Net earning assets..................      $ 7,310                        $ 6,944
                                          =======                        =======
Net interest margin(4)..............
                                                               3.32%                            3.55%
                                                               ====                             ====
Average interest-earning assets to
 average interest-bearing                             1.09x                          1.10x
 liabilities........................                  ====                           ====



                                                                            Year Ended June 30,
                                                  1996                             1995                              1994
                                    ------------------------------------------------------------------ -----------------------------
                                       Average   Interest               Average   Interest                Average   Interest
                                     Outstanding  Earned/    Yield/   Outstanding  Earned/    Yield/    Outstanding  Earned/  Yield/
                                       Balance     Paid       Rate      Balance     Paid       Rate       Balance     Paid     Rate
                                    ---------------------- -------------------------------- ---------- -----------------------------

Interest-Earning Assets:
 Loans receivable(1)................  $74,071    $6,048       8.17%      $69,453   $5,404      7.78%     $64,886   $4,751     7.32%
 Interest-bearing deposits..........    4,849       270       5.57         2,293      121      5.28        3,865      113     2.92
 Investment securities(2)...........    2,752       150       5.45         3,020      161      5.33        3,317      180     5.43
 FHLB stock.........................      640        45       7.03           591       38      6.43          556       27     4.86
                                      -------    ------                  -------   ------                -------   ------
  Total interest-earning assets.....  $82,312     6,513       7.91       $75,357    5,724      7.60      $72,624    5,071     6.98
                                      =======    ------                  =======   ------                =======   ------

Interest-Bearing Liabilities:
 Savings deposits...................  $18,484       563       3.05       $19,491      602      3.09      $20,330      628     3.09
 Demand and NOW deposits............    4,580       108       2.36         4,819      118      2.45        5,182      125     2.41
 Certificate accounts...............   52,012     3,035       5.84        44,760    2,248      5.02       41,573    1,884     4.53
 Borrowings.........................      ---       ---        ---           ---      ---       ---          ---      ---      ---
                                      -------    ------                  -------   ------                -------   ------
  Total interest-bearing liabilities  $75,076     3,706       4.94       $69,070    2,968      4.30      $67,085    2,637     3.93
                                      =======    ------                  =======   ------                =======   ------
Net interest income.................             $2,807                            $2,756                          $2,434
                                                 ======                            ======                          ======
Net interest rate spread(3).........                          2.97%                            3.30%                          3.05%
                                                              ====                            =====                           ====
Net earning assets.................. $  7,236                            $ 6,287                        $  5,539
                                     ========                            =======                        ========
Net interest margin(4)..............
                                                              3.41%                            3.66%                          3.35%
                                                              ====                            =====                           ====
Average interest-earning assets to
 average interest-bearing                          1.10x                             1.09x                           1.08x
 liabilities........................               ====                              ====                            ====


-----------------
(1) Amount is net of loans in process, net deferred loan origination fees and allowance for loan losses and includes non-performing loans.
(2) Includes unamortized discounts and premiums
(3) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the dates indicated.




                                                                        At                    At June 30,
                                                                    October 31,  ----------------------------------
                                                                       1996          1996         1995         1994
                                                                  -------------- ----------------------------------

Weighted average yield on:
 Loans receivable..........................................             7.92%         7.89%        7.98%        7.17%
 Time deposits.............................................             5.50          5.68          ---          ---
 Investment securities.....................................             5.59          5.71         5.73         5.25
 Overnight deposits........................................              ---          5.20         6.05         4.90
 Interest-bearing checking accounts........................             5.40          5.10         5.95         4.80
 FHLB stock................................................             7.04          6.96         6.61         5.73
   Combined weighted average yield on
     interest-earning  assets..............................             7.83          7.72         7.85         6.97

Weighted average rate paid on:
 Savings deposits..........................................             3.05          3.05         3.05         3.05
 Demand and NOW deposits...................................             2.42          2.41         2.41         2.42
 Certificate accounts......................................             6.00          5.88         5.68         4.62
 Money market accounts.....................................             2.50          2.50         2.50         2.50
   Combined weighted average rate paid on interest-
     bearing liabilities...................................             5.17          4.98         4.77         3.98

Spread.....................................................             2.66          2.74         3.08         2.99

Rate Volume Analysis

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                 Four Months Ended
                                                                    October 31,                   Year Ended June 30,
                                                        --------------------------------- -----------------------------------
                                                                   1995 vs. 1996                      1995 vs. 1996
                                                        ---------------------------------  ----------------------------------
                                                        Increase                               Increase
                                                       (Decrease)             Total           (Decrease)
                                                         Due to             Increase            Due to                Total
                                                       ----------------------------------------------------          Increase
                                                         Volume     Rate    (Decrease)      Volume     Rate         (Decrease)
                                                       -----------------------------------------------------------------------
                                                                                                     (In Thousands)
Interest-earning assets:
 Loans receivable......................                   $228    $(53)        $ 175          $371     $273            $644
 Interest-earning deposits.............                    (34)      4           (30)          142        7             149
 Investment securities.................                     (5)     (2)           (7)          (15)       4             (11)
 FHLB stock............................                      1       1             2             3        4               7
                                                          -----  -----        ------        ------    -----          ------

   Total interest-earning assets.......                   $190    $(50)          140          $501     $288             789
                                                          ====    ====         -----          ====     ====           -----

Interest-bearing liabilities:
 Savings deposits......................                  $  (3)  $  (1)           (4)        $ (31)   $  (8)            (39)
 Demand and NOW deposits...............                     (3)      1            (2)           (6)      (4)            (10)
 Certificate accounts..................                     95       9           104           393      394             787
 Borrowings............................                     33     ---            33           ---      ---             ---
                                                         -----  ------         -----        ------    -----          ------

   Total interest-bearing liabilities..                   $122   $   9           131          $356     $382             738
                                                          ====    =====        -----          ====     ====           -----

Net interest income....................                                       $    9                                  $  51
                                                                              ======                                  =====




                                                     Year Ended June 30,
                                               ---------------------------------
                                                        1994 vs. 1995
                                               ---------------------------------
                                                     Increase
                                                    (Decrease)
                                                      Due to           Total
                                               -----------------      Increase
                                                 Volume     Rate     (Decrease)
                                               ---------------------------------

Interest-earning assets:
 Loans receivable......................           $345     $308          $653
 Interest-earning deposits.............           (58)       66             8
 Investment securities.................           (16)      (3)          (19)
 FHLB stock............................              2        9            11
                                                ------    -----         -----

   Total interest-earning assets.......           $273     $380           653
                                                  ====     ====         -----

Interest-bearing liabilities:
 Savings deposits......................         $ (26)    $ ---          (26)
 Demand and NOW deposits...............            (9)        2           (7)
 Certificate accounts..................            151      213           364
 Borrowings............................            ---      ---           ---
                                               -------    -----        ------

   Total interest-bearing liabilities..           $116     $215           331
                                                  ====     ====         -----

Net interest income....................                                  $322
                                                                         ====

Asset and Liability Management

         The Association, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, the Association uses the "net portfolio value" ("NPV") methodology adopted by the OTS as part of its capital regulations. Although the Association is not currently subject to NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, application of NPV methodology may illustrate the Association's interest rate risk.

         Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV that would result from a theoretical 200 basis point (1 basis point equals 0.01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease by more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of decrease in excess of such 2% in the calculation of the institution's risk-based capital. See "-- Liquidity and Capital Resources."

         At September 30, 1996, 2% of the present value of the Association's assets was $1,772,000. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $907,000 at September 30, 1996, the Association would not have been required to make additional deductions from its capital in determining whether the Association met its risk-based capital requirement.

         Presented below, as of September 30, 1996, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay adjustable-rate loans which reprice less frequently than on an annual basis, adjustable-rate loans with interest rate adjustment caps and fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest the Association would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest the Association would pay on its deposits would increase rapidly because the Association's deposits generally have shorter periods to repricing.


                                                                             NPV as % of
                                 Net Portfolio Value                       Portfolio Value
     Change         ----------------------------------------------           of Assets
    in Rates         $ Amount        $ Change         % Change         NPV Ratio         % Change
   ----------------------------------------------------------------------------------------------------
   +400              $5,888        $(2,919)             (33.1)%             6.64%           (33.2)%
   +300               6,904         (1,903)             (21.6)              7.79            (21.8)
   +200               7,900           (907)             (10.3)              8.91            (10.4)
   +100               8,638           (169)              (1.9)              9.75             (2.0)
   Static             8,807               0               0.0               9.94              0.0
   (100)              8,668           (138)              (1.6)              9.78             (1.6)
   (200)              8,092           (715)              (8.1)              9.13             (8.2)
   (300)              7,624         (1,182)             (13.4)              8.60            (13.5)
   (400)              7,632         (1,175)             (13.3)              8.61            (13.4)

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making risk calculations.

Liquidity and Capital Resources

         The Association's liquidity, primarily represented by cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the four months ended October 31, 1996 and 1995, and years ended June 30, 1996, 1995 and 1994.

                                              Four Months
                                           Ended October 31,                 Year Ended June 30,
                                        1996             1995        1996              1995           1994
                                     -----------    ----------- ----------------   ------------    --------
                                                                  (In Thousands)

Net income                           $     (25)    $     304       $     852     $     835      $      586
Adjustments to reconcile net
  income to net cash from
  operating activities                     545           202             (15)           (2)            165
                                     ---------     ---------       ---------     ---------      ----------
Net cash from operating
  activities                               520           506             837           833             751
Net cash from investing
  activities                            (4,008)       (1,920)         (6,968)       (4,887)        (2,817)
Net cash from financing
  activities                             2,561         4,910           7,012         1,939           3,199
                                     ---------     ---------       ---------     ---------      ----------
Net change in cash and cash
  equivalents                             (927)        3,496             881        (2,115)          1,133
Cash and cash equivalents
  at beginning of period                 2,721         1,840           1,840         3,955           2,822
                                     ---------     ---------       ---------     ---------      ----------
Cash and cash equivalents
  at end of period                   $   1,794     $   5,336       $   2,721     $   1,840      $    3,955
                                     =========     =========       =========     =========      ==========


         The Association's principal sources of funds are deposits, loan repayments, maturities of securities, and other funds provided by operations. The Association also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition. The Association maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

         OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of the Association's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Association may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At October 31, 1996, the Association's regulatory liquidity was 6.8%. On October 31, 1996, the Association had commitments to originate fixed-rate commercial and residential loans totaling $264,000, and variable rate commercial and residential real estate mortgage loans totaling $574,000. Loan commitments are generally for 30 days. The Association considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs.

         The Association is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Association consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Association consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. The Association does not anticipate that it will be adversely affected if the core capital requirements regulations are amended as proposed.

         The following table summarizes the Association's regulatory capital requirements and actual capital at October 31, 1996. (See Note 10 of Notes to Financial Statements for a reconciliation of capital under generally accepted accounting principles and regulatory capital amounts.)

                                                                                  Excess of Actual
                                                                               Capital Over Current
                              Actual Capital          Current Requirement     Requirement Applicable
                           Amount      Percent      Amount          Percent     Amount      Percent     Asset Total
                           ------      -------      ------          -------    --------   -----------  -----------
                                                   (Dollars in thousands)

Tangible Capital         $    9,188     10.2%      $   1,351        1.5%      $   7,837       8.7%      $   90,049
Core Capital                  9,188     10.2           2,701        3.0           6,487       7.2           90,049
Risk-based Capital            9,514     16.5           4,627        8.0           4,887       8.5           57,833


At October 31, 1996, the Association had no material commitments for capital expenditures.


Impact of New Accounting Standards

         The Association became subject to SFAS No. 122, "Accounting for Mortgage Servicing Rights," on July 1, 1996. SFAS No. 122 requires companies to recognize, as separate assets, rights to service mortgage loans for others, regardless of how these rights are acquired. Mortgage servicing rights acquired through either the purchase or the origination of mortgage loans which are subsequently sold with servicing rights retained should be determined by allocating the total cost of the mortgage loans to mortgage servicing rights and to loans (without the mortgage servicing rights) based on their relative fair values. Mortgage servicing rights recorded as a separate asset are amortized in proportion to, and over the period of, estimated net servicing income. This pronouncement was superseded by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which extends the accounting and disclosure rules for mortgage servicing rights to all servicing rights including mortgage, consumer and commercial loans. SFAS 122 did not have a material impact on the Association's financial statements at July 1, 1996 because the Association does not sell loans. SFAS 125 will be effective on July 1, 1997 and is not expected to have a material impact on the Association's financial statements.

         On July 1, 1996, the Association became subject to SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, entities to use a "fair value based method" to account for stock-based compensation plans. If the fair value accounting encouraged by SFAS No. 123 is not adopted, entities must disclose the pro forma effect on net income and on earnings per share had the fair value accounting been adopted. Fair value of a stock option is to be estimated using an option pricing model which considers the current price of the stock, expected price volatility, expected dividends on the stock and the risk- free interest rate. Once estimated, the fair value of an option is not later changed. The accounting and disclosure requirements of this statement are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using existing accounting methods must include the effects of all awards granted in the first fiscal year beginning after December 15, 1994. Currently, the Association does not have any stock options outstanding.

Impact of Inflation and Changing Prices

         The Financial Statements and Notes included herein have been prepared in accordance with generally accepted accounting principles ("GAAP"). Presently, GAAP requires the Association to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

         In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION

         The Holding Company was incorporated by Peoples Federal under the laws of the State of Delaware in January 1997 for the purpose of owning all of the outstanding stock of Peoples Federal issued in the Conversion. The Holding Company has applied to the OTS to acquire all of the common stock of Peoples Federal which will be outstanding upon completion of the Conversion.

         As a Delaware corporation, the Holding Company is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The Board of Directors of the Holding Company anticipates that, after completion of the Conversion, the Holding Company will conduct its business as a thrift institution holding company. The holding company structure will provide the Holding Company with greater flexibility than the Association by itself would have to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of both mutual and stock thrift institutions as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such acquisition, the Holding Company will be in a position after the Conversion to take advantage of any favorable acquisition opportunities that may arise, subject to regulatory restrictions.

         The assets of the Holding Company will initially consist of the stock of Peoples Federal and approximately 50% of the net proceeds from the Conversion. The initial activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon. Thereafter, activities of the Holding Company may also be funded through dividends from Peoples Federal, if any, sales of additional securities, borrowings and income generated by other activities of the Holding Company. At this time, there are no plans regarding such activities. See "Dividends" and "Regulation-Holding Company Regulation."


                                    BUSINESS

General

         The Association is a financial intermediary primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located primarily in Shelby County, Ohio, and to a lesser extent in the contiguous counties of Logan, Auglaize, Miami, Darke and Champaign. The Association also originates, to a lesser extent, loans for the construction of one- to four-family real estate, loans secured by multi-family real estate (over four units) and nonresidential real estate, and consumer loans and invests in U.S. government obligations, interest bearing deposits in other financial institutions and other investments permitted by applicable law.

Market Area

         Peoples Federal has one office located in Sidney, Shelby County, Ohio. The Association considers its market area to be Shelby County, Ohio, and its contiguous counties. Sidney is located on the Interstate 75 corridor, approximately 45 miles north of Dayton, Ohio between Dayton and Toledo, Ohio.

         The unemployment rate for Shelby County at October 1996 was 4.0%. The unemployment rate for Shelby County was lower than the rates of 4.3% for the State of Ohio and 4.9% for the United States.

         The per capita income level in Shelby County is lower than the national level, but its growth rate between 1990 and 1995 exceeded that of the Ohio and United States averages during the same period. During this period, the per capita income in Shelby County rose approximately 47.6% from $11,082 to $16,362; in Ohio, the per capita income rose 30.6% from $12,030 to $15,708; and in the United States, the per capita income rose 33.2% from $12,313 to $16,405.

         Shelby County is primarily agricultural with the services and manufacturing industries also contributing to the economy. Shelby County's earnings are predominantly generated by automobile manufacturing, automotive parts and metal products. Some of Shelby County's largest employers are: Honda, Emerson Electric, Alcoa, and Clopay Corporation.

Lending Activities

         General. The principal lending activity of the Association is originating for its portfolio first mortgage loans secured by owner-occupied one- to four-family residential properties located in its primary market areas. In addition, in order to increase the yield and/or the interest rate sensitivity of its portfolio and in order to provide more comprehensive financial services to families and community businesses in the Association's primary market area, Peoples Federal also originates construction or development, commercial real estate, consumer, land, multi-family and commercial business loans. See "- Originations, Purchases and Sales of Loans." The Association reserves the right in the future to adjust or discontinue any product offerings to respond to competitive or economic factors.

         Loan Portfolio Composition. The following information sets forth the composition of the Association's loan portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.



                                              Four Months Ended                                 June 30,
                                                 October 31,       -----------------------------------------------------------------
                                                    1996                     1996                  1995                 1994
                                          ------------------------ ------------------------ ------------------  --------------------
                                            Amount      Percent      Amount    Percent      Amount    Percent    Amount    Percent
                                           --------    ---------    --------  ---------    --------  ---------  --------  ---------
                                          (Dollars in Thousands)
Real Estate Loans:
 One- to four-family..............         $68,969     78.38%       $65,448     79.60%   $59,181      78.95%   $53,531       77.64%
 Construction and development.....           9,121     10.37          7,091      8.63      6,639       8.86      6,254        9.07
 Commercial.......................           5,490      6.24          5,302      6.45      5,750       7.67      6,080        8.82
 Multi-family.....................             456      0.52            485      0.59        335       0.45        579        0.84
 Land.............................           1,357      1.54          1,342      1.63        909       1.21        805        1.16
                                          --------    ------       --------   --------  --------    -------   --------    --------
     Total real estate loans......          85,393     97.05         79,668     96.90     72,814      97.14     67,249       97.53
                                          --------    ------        -------   --------  --------    -------   --------    --------

Other Loans:
 Consumer Loans:
  Automobile......................          1,272       1.44          1,274      1.55      1,042       1.39        706        1.02
  Deposit account.................            226       0.26            167      0.20        262       0.35        190        0.28
  Home equity.....................            254       0.29            183      0.22         43       0.05        ---         ---
  Other...........................            803       0.91            844      1.03        778       1.04        749        1.09
                                        ---------      -----       --------   --------  --------     ------   --------     -------
     Total consumer loans.........          2,555       2.90          2,468      3.00      2,125       2.83      1,645        2.39
                                        ---------    -------        -------   -------   --------     ------   --------     -------

 Commercial business loans........             41       0.05             81      0.10         22       0.03         55        0.08
                                       ----------    -------       --------   --------  --------    -------   --------     -------

     Total loans..................         87,989     100.00%        82,217    100.00%    74,961     100.00%    68,949      100.00%
                                                      ======                   ======                ======                 ======

Less:
 Loans in process.................         (3,773)                   (3,508)              (2,579)               (1,929)
 Deferred fees and discounts......           (169)                     (169)                (198)                 (212)
 Allowance for losses.............           (326)                     (307)                (251)                 (198)
                                         --------                  --------             --------              --------
 Total loans receivable, net......        $83,721                   $78,233              $71,933               $66,610
                                          =======                   =======              =======               =======


                                                            June 30,
                                        ---------------------------------------------
                                                 1993                   1992
                                        ---------------------------------------------
                                          Amount      Percent    Amount       Percent
                                         --------    ---------  --------     --------
Real Estate Loans:
 One- to four-family..............     $51,547          78.72%  $46,079       76.97%
 Construction and development.....       5,185           7.92     4,498        7.51
 Commercial.......................       5,595           8.54     5,726        9.56
 Multi-family.....................         624           0.95       855        1.43
 Land.............................         810           1.24       805        1.35
                                     ---------        -------   -------      ------
     Total real estate loans......      63,761          97.37    57,963       96.82
                                     ---------         ------   -------      ------

Other Loans:
 Consumer Loans:
  Automobile......................         689           1.05       835        1.39
  Deposit account.................         188           0.29       292        0.49
  Home equity.....................         ---         ---          ---         ---
  Other...........................         764           1.17       683        1.14
                                    ----------        --------  -------      ------
     Total consumer loans.........       1,641           2.51     1,810        3.02
                                    ----------        -------   -------      ------

 Commercial business loans........          79           0.12        93        0.16
                                   -----------         -------  -------      ------

     Total loans..................      65,481         100.00%   59,866      100.00%
                                                       ======                ======

Less:
 Loans in process.................      (2,213)                  (1,575)
 Deferred fees and discounts......        (278)                    (349)
 Allowance for losses.............        (123)                     (94)
                                    ----------                ---------
 Total loans receivable, net......     $62,867                  $57,848
                                       =======                  =======

         The following table shows the composition of the Association's loan portfolios by fixed- and adjustable-rate at the dates indicated.


                                         Four Months Ended                      June 30,
                                            October 31,    --------------------------------------------------------
                                               1996               1996                1995               1994
                                      -------------------- ----------------- --------------------------------------
                                         Amount   Percent   Amount   Percent    Amount   Percent   Amount    Percent
                                      -------------------------- ----------------------------------------------------

Fixed-Rate Loans:
 Real estate:
  One- to four-family................    $18,930    21.51%  $17,166   20.88%    $12,254    16.35%   $11,708    16.98%
  Construction and development.......      1,579     1.80       775    0.94         526     0.70        768     1.11
  Commercial.........................         43     0.05       179    0.22         313     0.42        395     0.57
  Multi-family.......................        ---      ---       ---     ---         ---      ---         12     0.02
  Land...............................         42     0.05        20    0.02           5      0.01               0.04
                                        --------   ------   -------   ------    -------   -------   -------  -------
     Total real estate loans.........     20,594    23.41    18,140   22.06      13,098     17.48    12,912    18.72
                                        --------   ------   -------   ------    -------   -------   -------  -------
 Consumer............................      2,555     2.90     2,468    3.00       2,125      2.83     1,645     2.39
 Commercial business.................         41     0.05        81    0.10          22      0.03        55      .08
                                       ---------   ------   -------   ------    -------   -------   -------  -------
     Total fixed-rate loans..........     23,190    26.36    20,689   25.16      15,245     20.34    14,612    21.19

Adjustable-Rate Loans:
 Real estate:
  One- to four-family................     50,039    56.87    48,282   58.73      46,927     62.60    41,823    60.66
  Construction and development.......      7,542     8.57     6,316    7.68       6,113      8.15     5,486     7.96
  Commercial.........................      5,447     6.19     5,123    6.23       5,437      7.25     5,685     8.25
  Multi-family.......................        456     0.52       485    0.59         335      0.45       567     0.82
  Land...............................      1,315     1.49     1,322    1.61         904      1.21       776     1.12
                                        --------   ------   -------   ------    -------    ------  --------  -------
     Total real estate loans.........     64,799    73.64    61,528   74.84      59,716     79.66    54,337    78.81
                                        --------   ------  --------   ------    -------   -------   -------  -------
     Total adjustable-rate loans.....     87,989   100.00%   82,217  100.00%     74,961    100.00%   68,949   100.00%
                                                   ======            ======                ======             ======

Less:
 Loans in process....................     (3,773)            (3,508)             (2,579)             (1,929)
 Deferred fees and discounts.........       (169)              (169)               (198)               (212)
 Allowance for loan losses...........       (326)              (307)               (251)               (198)
                                       ---------          ---------             -------           ---------
    Total loans receivable, net......    $83,721            $78,233             $71,933             $66,610
                                         =======            =======             =======             =======




                                                        June 30,
                                      ----------------------------------------------
                                               1993                    1992
                                      -------------------------- -------------------
                                        Amount    Percent      Amount      Percent
                                      -------------------------- -------------------
Fixed-Rate Loans:
 Real estate:
  One- to four-family................   $12,792      19.54%  $15,712        26.24%
  Construction and development.......       448       0.68     1,113         1.86
  Commercial.........................       494       0.75       656         1.10
  Multi-family.......................        57       0.09       325         0.54
  Land...............................        26       0.04        48         0.08
                                        -------    -------- --------      -------
     Total real estate loans.........    13,817      21.10    17,854        29.82
                                        -------    -------  --------      -------
 Consumer............................     1,641       2.51     1,810         3.02
 Commercial business.................        79        .12        93          .16
                                       --------   --------- --------      -------
     Total fixed-rate loans..........    15,537      23.73    19,757        33.00

Adjustable-Rate Loans:
 Real estate:
  One- to four-family................    38,755      59.18    30,367        50.73
  Construction and development.......     4,737       7.23     3,385         5.65
  Commercial.........................     5,101       7.79     5,070         8.47
  Multi-family.......................       567       0.87       530         0.89
  Land...............................       784       1.20       757         1.26
                                        -------    -------  --------      -------
     Total real estate loans.........    49,944      76.27    40,109        67.00
                                        -------    -------  --------      -------
     Total adjustable-rate loans.....    65,481     100.00%   59,866       100.00%
                                                    ======                 ======

Less:
 Loans in process....................    (2,213)              (1,575)
 Deferred fees and discounts.........      (278)                (349)
 Allowance for loan losses...........      (123)                 (94)
                                       --------             --------
    Total loans receivable, net......   $62,867              $57,848
                                        =======              =======


         The following schedule presents the loan maturities of the Association's loan portfolio at October 31, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as terms to repricing. The Association is unable to provide this information based on contractual maturities. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                                   Real Estate
                             --------------------------------------------------------
                                One- to Four-Family and            Multi-family,
                             Construction and Development         Commercial and Land                  Consumer
                             ----------------------------   ---------------------------------------------------------------
                                               Weighted                    Weighted                        Weighted
                                                Average                     Average                         Average
                                Amount           Rate         Amount         Rate        Amount              Rate
                           -------------------------------- ---------------------------------------------------------------
                                                                                           (Dollars in Thousands)

1 year or less(1)..........      $22,834         7.74%      $4,693           7.96%        $819               9.89%
Over 1 year - 3 years......       18,623         7.88        1,055           7.94          806               9.79
Over 3 years - 5 years.....       15,191         7.73          894           7.86          883               9.66
Over 5 years -
 10 years..................        3,386         8.45          286           8.56           47              10.34
Over 10 years -
 20 years..................       17,414         7.92          375           8.47          ---                ---
Over 20 years..............          642         8.09          ---            ---          ---                ---
                               ---------         ----     --------          -----       ------            -------
    Total..................      $78,090         7.85%      $7,303           7.99%      $2,555               9.79%
                                 =======         ====       ======           ====       ======             ======




                               Commercial Business                    Total
                            ------------------------------------------------------
                                            Weighted                      Weighted
                                             Average                       Average
                             Amount           Rate           Amount         Rate
                           ------------- -----------------------------------------


1 year or less(1)..........    $30           12.50%        $28,376          7.84%
Over 1 year - 3 years......     11            9.49          20,495          7.96
Over 3 years - 5 years.....    ---             ---          16,968          7.84
Over 5 years -
 10 years..................    ---             ---           3,719          8.48
Over 10 years -
 20 years..................    ---             ---          17,789          7.93
Over 20 years..............    ---             ---             642          8.09
                             -----          ------        --------          ----
    Total..................    $41           11.69%        $87,989          7.92%
                               ===           =====         =======          ====


         (1) Includes demand loans, loans having no stated maturity and overdraft loans.


      The total amount of loans due after October 31, 1997 which have predetermined interest rates is $22,185,000, while the total amount of loans due after such dates which have floating or adjustable interest rates is $37,428,000.

         Under federal law, the aggregate amount of loans that the Association is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At October 31, 1996, based on the above, the Association's regulatory loan-to-one borrower limit was approximately $1.38 million. On the same date, the Association had no borrowers with outstanding balances in excess of this amount. As of October 31, 1996, the largest dollar amount of indebtedness to one borrower or group of related borrowers was a single loan of $891,000 secured by commercial property leased to tenants involved in retail businesses. The next largest loan had an outstanding balance of $349,000 at October 31, 1996 and is secured by farm real estate and several single family homes. Such loans are performing in accordance with their terms.

         Loan applications are accepted by salaried loan officers at the Association's office. Loan applications are presented for approval to the Executive Committee of the Board of Directors or to the full Board of Directors, depending on loan amount. All loans of $100,000 or more are approved by the full Board of Directors. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Association's written appraisal policy), by qualified independent appraisers (unless the Association's exposure will be $25,000 or less). The loan applications are designed primarily to determine the borrower's ability to repay and include length of employment, past credit history and the amount of current indebtedness. Significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations. The Association is an equal opportunity lender.

         Generally, the Association requires an attorney's title opinion on its mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Association also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

One- to Four-Family Residential Real Estate Lending

         The cornerstone of the Association's lending program has long been the origination of long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At October 31, 1996, $69.0 million, or 78.4% of the Association's loan portfolio consisted of permanent loans on one- to four-family residences. At that date, the average outstanding residential loan balance was $48,000 and the largest outstanding residential loan had a principal balance of $314,000. Virtually all of the residential loans originated by Peoples Federal are secured by properties located in the Association's market area. See "- Originations, Purchases and Sales of Loans."

         Historically, Peoples Federal originated for retention in its own portfolio 30-year fixed-rate loans secured by one- to four-family residential real estate. Beginning in 1979, in order to reduce its exposure to changes in interest rates, Peoples Federal began to originate adjustable rate mortgage loans ("ARMs"), subject to market conditions and consumer preference. The Association traditionally has not sold either its ARM nor its fixed-rate loan production, and as a result of continued consumer demand, particularly during periods of relatively low interest rates, for fixed-rate loans, Peoples Federal has continued to originate fixed-rate residential loans in amounts and at rates which are monitored for compliance with the Association's asset/liability management policy. Currently, the Association originates fixed-rate loans with maturities of up to 20 years for retention in it own portfolio. Limiting the contractual term to 20 years, as opposed to the more traditional 30 year period, allows for accelerated principal repayment and equity build up for the borrower. Currently, all such loans are made on owner-occupied properties. All ARMs originated by the Association are retained and serviced by it. At October 31, 1996, the Association had $18.9 million of fixed-rate permanent residential loans, constituting 21.5% of the Association's loan portfolio at such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

         The Association has offered ARM loans at rates, terms and points determined in accordance with market and competitive factors. The Association's current one- to four-family residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. Applicants are qualified using a fully indexed rate, and no ARMs allow for negative amortization. The interest rates on the ARMs originated by Peoples Federal are generally subject to adjustment at one, three, and five-year intervals based on a margin over the analogous Treasury Securities Constant Maturity Index. Decreases or increases in the interest rate of the Association's ARMs are generally limited to 6% above or below the initial interest rate over the life of the loan, and up to 2% per adjustment period. The Association's ARMs are not convertible into fixed-rate loans, and do not contain prepayment penalties. ARM loans may be assumed on a case by case basis with the Association's consent. At October 31, 1996, the total balance of one- to four-family ARMs was $50.0 million, or 56.9% of the Association's loan portfolio.

      The Association offers several types of ARMs. One new offering is the "7/1" loan. This product maintains a constant interest rate, and payment, for the first seven years of the loan. Amortizable for up to 30 years, the loan will adjust beginning in the eighth year, subject to the rate caps discussed above. At October 31, 1996, the Association had $190,000 in "7/1" loans. In 1992, the Association initiated a program specifically tailored to first time buyers. These loans are made on a five year adjustable basis with a term up to 30 years. The margin, which is lower than other products currently offered, is 200 basis points. Additionally, somewhat higher debt-to-income ratios are permitted, although mandatory escrows for taxes and insurance, an acceptable credit rating and an employment history of at least one year are required. The maximum loan amount under this program, which requires that the property be owner-occupied, is currently $75,000, which can be the lesser of the purchase price or 90% of appraised value. At October 31, 1996, the Association had approximately $6.5 million of new first-time home buyer loans in its portfolio.

         As discussed above, the Association evaluates both the borrower's ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Peoples Federal originates residential mortgage loans with loan-to-value ratios up to 90%. On mortgage loans exceeding an 90% loan-to-value ratio at the time of origination, Peoples Federal will generally require private mortgage insurance in an amount intended to reduce the Association's exposure to less than 90% of the appraised value of the underlying property.

         The Association's residential mortgage loans customarily include due-on-sale clauses giving the Association the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

Construction and Development Lending

         The Association makes construction loans to individuals for the construction of their primary or secondary residences and loans to builders or developers for the construction of single-family homes, multi-family units and commercial real estate projects. Loans to individuals for the construction of their residences typically run for 12 months. The borrower pays interest only during the construction period. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At October 31, 1996, the Association had 87 construction loans with outstanding aggregate balances of $9.1 million secured by residential property. Of such amount, $6.7 million was outstanding directly to borrowers intending to live in the properties upon completion of construction. At that same date, the Association had 18 construction loans with outstanding aggregate balances of $2.2 million secured by one- to four-family residential property built by builders who have pre-sold their houses to individual purchasers.

         The Association makes loans to builders and developers to finance the construction of residential property. Such loans generally have adjustable interest rates based upon prime or treasury indexes with terms of from six months to one year. The proceeds of the loan are advanced during construction based upon the percentage of completion as determined by an inspection. The loan amount normally does not exceed 90% of projected completed value for homes that have been pre-sold to the ultimate occupant. For loans to builders for the construction of homes not yet presold, which may carry a higher risk, the loan-to value ratio is generally limited to 80%. Whether the Association is willing to provide permanent takeout financing to the purchaser of the home is determined independently of the construction loan by separate underwriting. In the event that upon completion the house is not sold, the builder is required to make principal and interest payments until the house is sold. The Association also makes a limited number of commercial real estate construction loans on substantially the same terms as loans to builders and developers to finance the construction of residential property.

         Development loans, which include loans to develop vacant or raw land, are made to various builders and developers with whom the Association has had long-standing relationships. All of such loans are secured by land zoned for residential developments and located within the Association's market area. Proceeds are used for excavation, utility placements and street improvements. Disbursements related to acquisition and development land loans are typically based on the construction cost estimate of an independent architect or engineer who inspects the project in connection with significant disbursement requests. As lots are sold, a portion of the sale price is applied to the principal of the outstanding loan. Interest payments are required at regular intervals (quarterly or semi-annually) and loan terms typically are written for three years. At October 31, 1996, the Association had $246,000 or 0.28% of gross loans receivable in this category.

         Construction and development lending generally affords the Association an opportunity to receive interest at rates higher than those obtainable from residential lending and to receive higher origination and other loan fees. In addition, such loans are generally made for relatively short terms. Nevertheless, construction lending to persons other than owner-occupants is generally considered to involve a higher level of credit risk than one- to four-family permanent residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on construction projects, real estate developers and managers. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. The Association's risk of loss on a construction or development loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, the Association may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage. When loan payments become due, the cash flow from the property may not be adequate to service the debt. In such cases, the Association may be required to modify the terms of the loan.

Commercial Real Estate Lending

           The Association's commercial real estate loan portfolio consists of loans on a variety of non-residential properties including retail facilities, small office buildings, farm real estate and churches. At October 31, 1996, the Association's largest commercial real estate loan totalled $891,000. At that date, the Association had 60 other commercial real estate loans, all totalling $5.5 million or 6.2 % of gross loans receivable. As of October 31, 1996, $304,000 of these loans were non-performing.

         The Association has originated both adjustable- and fixed-rate commercial real estate loans, although most current originations have adjustable rates. Rates on the Association's adjustable-rate commercial real estate loans generally adjust in a manner consistent with the Association's one- to four-family residential ARMs, although five year adjustment periods are not currently offered. Commercial real estate loans are generally underwritten in amounts of up to 75% of the appraised value of the underlying property.

         Appraisals on properties securing commercial real estate loans originated by the Association are performed by a qualified independent appraiser at the time the loan is made. In addition, the Association's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Personal guarantees are generally obtained for the Association's commercial real estate loans.

         Substantially all of the commercial real estate loans originated by the Association are secured by properties located within the Association's market area.

         The table below sets forth by type of security property the estimated number, loan amount and outstanding balance of Peoples Federal's commercial real estate loans at October 31, 1996.


                                                                                                  Outstanding
                                                     Number of              Original               Principal
                                                       Loans               Loan Amount              Balance
                                                     ---------------------------------------------------------
                                                                         (Dollars in Thousands)


Office.........................................           21                  $2,244                  $1,624
Retail.........................................            2                   1,021                     989
Farm real estate...............................           37                   3,902                   2,780
Churches.......................................            1                     120                      97
                                                         ---                 -------                --------

   Total.......................................           61                  $7,287                  $5,490
                                                          ==                  ======                  ======



         Commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

Multi-Family Lending

         The Association has historically made permanent multi-family loans in its primary market area. However, the Association has generally decreased this component as a percentage of its loan portfolio in recent years and the current amount of such loans is insignificant, totalling $456,000 or .5% of gross loans receivable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

         The Association's multi-family loan portfolio includes loans secured by five or more unit residential buildings located primarily in the Association's market area.

Consumer Lending

         Management believes that offering consumer loan products helps to expand the Association's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. The Association currently originates substantially all of its consumer loans in its market area. At October 31, 1996, the Association's consumer loans totalled $2.6 million or 2.9% of the Association's gross loan portfolio.

         Peoples Federal offers a variety of secured consumer loans, including automobile loans, loans secured by savings deposits, home equity lines of credit and home improvement loans. Although the Association primarily originates consumer loans secured by real estate, deposits or other collateral, the Association also makes unsecured personal loans.

         The largest component of the Association's consumer lending program is its automobile loans. At October 31, 1996, automobile loans totalled $1.3 million or 1.4% of gross loans receivable. The Association makes loans directly to the consumer to aid in the purchase of new and used vehicles, which serve as collateral for the loan. The Association also employs other underwriting criteria discussed below in deciding whether to extend credit.

          The Association otherwise uses the same underwriting standards for home equity lines of credit as it uses for one- to four-family residential mortgage loans. The Association's home equity lines of credit are originated in amounts which, together with the amount of the first mortgage, generally do not exceed 80% of the appraised value of the property securing the loan.
 At October 31, 1996, the Association had $254,000 of home equity lines of credit and an additional $342,000 of additional funds committed, but undrawn, under such lines.

         The Association also offers a credit card program as an accommodation to existing customers. At October 31, 1996, approximately 260 credit cards had been issued, with an aggregate outstanding loan balance of $66,000 and unused credit available of $305,000. The Association presently charges an annual membership fee of $10.00 and a fixed annual rate of interest on these credit cards.

         The terms of other types of consumer loans vary according to the type of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Association for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to meet payments on the proposed loan along with his existing obligations. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for defaulted consumer loans may not provide adequate sources of repayment for the outstanding loan balances as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Land Lending

         Peoples Federal makes loans to individuals who purchase and hold land for various reasons, such as the future construction of a residence. Such loans are generally originated with terms of three years and have maximum loan to value ratios of 75%. At October 31, 1996, the Association had $1.4 million or 1.5% of gross loans receivable in land loans.

         Land lending generally affords the Association an opportunity to receive interest at rates higher than those obtainable from residential lending. In addition, land loans are limited to a maximum 75% loan-to-value and are made with fixed and adjustable rates of interest and for relatively short terms. Nevertheless, land lending is generally considered to involve a higher level of credit risk due to the fact that funds are advanced upon the security of the land, which is of uncertain value prior to its development.

Commercial Business Lending

         In order to increase the yield and interest rate sensitivity of its loan portfolio and in order to satisfy the demand for financial services available to individuals and businesses in its primary market area, the Association has maintained a very small portfolio of commercial business loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are generally of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, may be dependent upon the general economic environment). During the past five years, the Association has made commercial business loans to businesses such as small retail operations, small manufacturing concerns and professional firms. The Association's commercial business loans almost always include personal guarantees and are usually, but not always, secured by business assets, such as accounts receivable, equipment, inventory and real estate. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         Most of the Association's commercial business loans have terms ranging from three months to one year and carry fixed interest rates. The underwriting process for commercial business loans generally includes consideration of the borrower's financial statements, tax returns, projections of future business operations and inspection of the subject collateral, if any. At October 31, 1996, commercial business loans totalled $41,000 or .05% of the Association's gross loans receivable.

Originations, Purchases and Sales of Loans

         The Association originates real estate and other loans through employees located at the Association's office. Walk-in customers and referrals from real estate brokers and builders are also important sources of loan originations. The Association has historically not utilized the services of mortgage or loan brokers, nor purchased or sold loans from or to other lenders. While a portfolio lender, the Association may in the future evaluate loan sale opportunities as they arise and make sales depending on market conditions.

         The following table shows the loan origination and repayment activities of the Association for the periods indicated.

                                                         Four Months
                                                            Ended
                                                         October 31,              Year Ended June 30,
                                                            1996            1996         1995          1994
                                                         --------------------------------------------------
                                                                            (In Thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family..................        $ 6,648       $15,044      $13,961       $15,175
                - commercial.........................          1,030         1,366          747         1,391
                - multi-family.......................            ---           180          ---           265
  Non-real estate - consumer.........................            ---           ---          ---           ---
                     - commercial business...........            ---           ---          ---           ---
                                                           ---------    ----------   ----------    ----------
         Total adjustable-rate.......................          7,678        16,590       14,708        16,831
                                                             -------      --------      -------      --------
 Fixed rate:
  Real estate - one- to four-family..................          3,532         9,458        2,964         3,958
                - commercial.........................            201           121           25            77
                - multi-family.......................            ---           ---          ---           ---
  Non-real estate - consumer.........................            802         2,087        1,855         1,245
                     - commercial business...........            ---            87           79           135
                                                           ---------     ---------    ---------     ---------
         Total fixed-rate............................          4,535        11,753        4,923         5,415
                                                             -------       -------     --------      --------
         Total loans originated......................         12,213        28,343       19,631        22,246
                                                             -------      --------     --------      --------

  Principal repayments...............................         (6,599)      (21,939)     (14,115)      (18,112)
                                                            --------      --------     --------      --------

         Total reductions............................         (6,599)      (21,939)     (14,115)      (18,112)
Increase (decrease) in other items, net(1)...........            (63)          (52)        (149)         (269)
                                                           ---------      --------     --------      --------
         Net increase (decrease).....................       $  5,551       $ 6,352      $ 5,367       $ 3,865
                                                            ========       =======      =======       =======

--------------
(1) Includes provision for loan losses, net deferred loan origination fees and transfers to foreclosed assets.

Delinquencies and Non-Performing Assets

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Association attempts to cause the delinquency to be cured by contacting the borrower. A late notice is sent on all loans over 30 days delinquent. Another late notice is sent 60 days after the due date followed by a letter from the President of the Association.

         If the delinquency is not cured by the 90th day, the customer may be provided written notice that the account will be referred to counsel for collection and foreclosure, if necessary. A good faith effort by the borrower at this time will defer foreclosure for a reasonable length of time depending on individual circumstances. The Association may agree to accept a deed in lieu of foreclosure. If it becomes necessary to foreclose, the property is sold at public sale and the Association may bid on the property to protect its interest. The decision to foreclose is made by the Senior Loan Officer after discussion with the members of the Executive Committee or Board of Directors.

         Consumer loans are charged off if they remain delinquent for 120 days unless the borrower and lender agree on a payment plan. If terms of the plan are not met, they are then subject to charge off. The Association's procedures for repossession and sale of consumer collateral are subject to various requirements under Ohio consumer protection laws.

         Real estate acquired by Peoples Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or estimated fair value, less estimated selling costs, at the date of acquisition, and any write-down resulting therefrom is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

         The following table sets forth the Association's loan delinquencies by type, by amount and by percentage of type at October 31, 1996.


                                                    Loans Delinquent For:
                                       60-89 Days                      90 Days and Over                 Total Delinquent Loans
                           ---------------------------------------------------------------------- --------------------------------
                                                    Percent                            Percent                             Percent
                                                    of Loan                            of Loan                             of Loan
                             Number     Amount     Category     Number     Amount     Category      Number     Amount     Category
                           --------------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Real Estate:
  One- to four-family......     14       $599        0.87%         29     $  778        1.13%        43       $1,377        2.00%
  Construction and
   development.............      1         33        0.36         ---        ---         ---          1           33        0.36
  Commercial...............    ---        ---      ---              5        304        5.54          5          304        5.54
  Multi-family.............    ---        ---      ---            ---        ---         ---        ---          ---         ---
  Land.....................    ---        ---      ---              1         49        3.61          1           49        3.61
Consumer...................      7         29        1.14           7         22        0.86         14           51        2.00
Commercial business........    ---        ---      ---            ---        ---         ---        ---          ---         ---
                              ----     ------                   -----   --------                   ----      -------

     Total.................     22       $661        0.75%         42     $1,153        1.31%        64       $1,814        2.06%
                              ====       ====                    ====     ======                    ===       ======


         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution, without establishment of a specific valuation allowance or charge-off, is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a Loss, the institution may charge off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         On the basis of management's review of its assets, at October 31, 1996, the Association had classified a total of $902,000 of its loans, as follows:



                             One- to Four-         Commercial
                                 Family           Real Estate           Land        Consumer           Total
                           ---------------------------------------------------------------------------------
                                                                (In Thousands)

Substandard................     $620                 $211             $49             $15             $895
Doubtful...................      ---                  ---             ---             ---              ---
Loss.......................      ---                  ---             ---               7                7
                              ------               ------            ----            ----            -----
                                $620                 $211             $49             $22             $902
                                ====                 ====             ===             ===             ====

         Peoples Federal's classified assets consist of the (i) non-performing loans and (ii) loans and other assets of concern discussed herein. As of the date hereof, these asset classifications are consistent with those of the OTS and FDIC.

         The table below sets forth the amounts and categories of non-performing assets. Interest income on loans is accrued over the term of the loans based upon the principal outstanding except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. For all years presented, the Association has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.

                                                                                             June 30,
                                                   October 31,   -------------------------------------------------------------
                                                     1996           1996          1995         1994          1993        1992
                                                 -------------   ----------    ----------   ----------    ----------   -------
                                                                                    (Dollars in Thousands)

Non-accruing loans:
  One- to four-family...........................       $   620      $   564       $   494      $   711       $   664      $   753
  Construction and development..................           ---          ---           ---          ---           ---          ---
  Commercial real estate........................           211          211           ---           17            18           47
  Multi-family..................................           ---          ---           ---          ---           ---          ---
  Land..........................................            49           51           214          192           ---          ---
  Consumer......................................           ---          ---           ---          ---           ---          ---
  Commercial business...........................           ---          ---           ---          ---           ---          ---
                                                       -------      -------       -------      -------       -------      -------
     Total......................................           880          826           708          920           682          800
                                                       -------      -------       -------      -------       -------      -------

Accruing loans delinquent more than 90 days:
  One- to four-family...........................           158          326           604          564         1,337        1,221
  Construction and development..................           ---          ---           ---          ---           ---          ---
  Commercial real estate........................            93           58            86           35           105          218
  Multi-family..................................           ---          ---           ---          ---           ---          ---
  Land..........................................           ---          ---           ---          ---           ---          ---
  Consumer......................................            22           11            20            7           ---           12
  Commercial business...........................           ---          ---           ---          ---            17          ---
                                                       -------      -------       -------      -------       -------      -------
     Total......................................           273          395           710          606         1,459        1,451
                                                       -------      -------       -------      -------       -------      -------

Foreclosed assets:
  One- to four-family...........................           ---          ---           ---          ---           ---          ---
  Construction and development..................           ---          ---           ---          ---           ---          ---
  Commercial real estate........................           ---          ---           ---          ---           218          ---
  Multi-family..................................           ---          ---           ---           74           ---          ---
  Land..........................................           ---          ---           ---          ---           ---          ---
  Consumer......................................           ---          ---           ---          ---           ---          ---
  Commercial business...........................           ---          ---           ---          ---           ---          ---
                                                       -------      -------       -------      -------       -------      -------
     Total......................................           ---          ---           ---           74           218          ---
                                                       -------      -------       -------      -------       -------      -------

Total non-performing assets.....................        $1,153       $1,221        $1,418       $1,600        $2,359       $2,251
                                                       =======      =======        ======       ======        ======       ======
Total as a percentage of total assets...........          1.28%        1.41%         1.80%        2.10%         3.26%        3.09%
                                                          ====         ====          ====         ====          ====         ====


         For the four months ended October 31, 1996 gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $26,057. The amount that was included in interest income on such loans was $16,059 for the four months ended October 31, 1996.

         Other Assets of Concern. As of October 31, 1996, the Association had no assets that are not now disclosed because of known information about the possible credit problems of the borrowers or the cash flows of the security property which would cause management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such item in the non-performing asset categories.

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers the estimated net realizable value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current loan portfolio and current economic conditions are considered. Management also considers the Association's non-performing assets in establishing its allowance for loan losses.

         As of October 31, 1996, the Association's allowance for loan losses as a percent of gross loans receivable and as a percent of non-performing loans amounted to 0.37% and 28.3%, respectively. In light of the level of non-performing assets to total assets and the nature of these assets, management believes that the allowance for loan losses is adequate. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

         The following table sets forth an analysis of the Association's allowance for loan losses.


                                                         Four Months
                                                            Ended                  Year Ended June 30,
                                                         October 31,    ------------------------------------------
                                                            1996        1996     1995     1994     1993     1992
                                                         ------------  -------------------------------------------
                                                                               (Dollars in Thousands)

Balance at beginning of period.......................           $307     $251     $198     $123    $  94    $  54

Charge-offs:
  One- to four-family................................              2        9      ---        1      ---        3
  Construction and development.......................            ---      ---      ---      ---      ---      ---
  Commercial real estate.............................            ---      ---      ---      ---      ---      ---
  Multi-family.......................................            ---      ---      ---      ---      ---      ---
  Consumer...........................................              3        6        4       14       18       14
  Commercial business................................            ---      ---      ---      ---      ---      ---
                                                              ------   ------   ------   ------   ------   ------
                                                                   5       15        4       15       18       17
                                                               -----    -----    -----    -----    -----    -----
Recoveries:
  One- to four-family................................            ---        1      ---      ---      ---      ---
  Construction and development.......................            ---      ---      ---      ---      ---      ---
  Commercial real estate.............................            ---      ---      ---      ---      ---      ---
  Multi-family.......................................            ---      ---      ---      ---      ---      ---
  Consumer...........................................              4        2        2        7        6        4
  Commercial business................................            ---      ---      ---      ---      ---      ---
                                                              ------   ------   ------   ------   ------   ------
                                                                   4        3        2        7        6        4
                                                              ------   ------   ------   ------    -----   ------

Net charge-offs......................................              1       12        2        8       12       13
Additions charged to operations......................             20       68       55       83       41       53
                                                               -----    -----    -----    -----    -----   ------
Balance at end of period.............................           $326     $307     $251     $198     $123    $  94
                                                                ====     ====     ====     ====     ====    =====

Ratio of net charge-offs during the period to
 average loans outstanding(1) during the period......            ---%    0.02%     ---%    0.01%    0.02%    0.02%
                                                               =====     ====     ====     ====     ====     ====

Ratio of net charge-offs during the period to
 non-performing assets at the end of the period......           0.09%    0.98%    0.14%    0.50%    0.51%    0.58%
                                                                ====     ====     ====     ====     ====     ====

         (1) Calculated net of deferred loan fees, loan discounts, loans in process, and loss reserves.

         The distribution of the Association's allowance for losses on loans at the dates indicated is summarized as follows:




                                                                                    June 30,
                                         October 31,      -------------------------------------------------------------------------
                                            1996                              1996                               1995
                             -------------------------------------------------------------------- ----------------------------------
                                                Percent                         Percent                         Percent
                                               of Loans                         of Loans                       of Loans
                                         Loan   in Each                 Loan    in Each                 Loan    in Each
                          Amount of    Amounts  Category    Amount of  Amounts  Category   Amount of   Amounts Category   Amount of
                          Loan Loss      by     to Total    Loan Loss    by     to Total   Loan Loss     by     to Total  Loan Loss
                          Allowance   Category   Loans     Allowance  Category   Loans     Allowance  Category   Loans    Allowance
                          ---------   --------  -------    ---------  --------  -------    ---------  --------  -------    ---------
                                                                                                                   (In Thousands)

One- to four-family.....   $ 227    $68,969      78.38%    $ 211      $65,448    79.60%    $ 179       $59,181     78.95%   $ 126
Construction and
  development...........       7      9,121      10.37         4        7,091     8.63         5         6,639      8.86        3
Commercial real estate..      36      5,490       6.24        36        5,302     6.45         7         5,750      7.67        2
Multi-family............       1        456        .52         1          485      .59       ---           335       .45      ---
Land....................       2      1,357       1.54         2        1,342     1.63        21           909      1.21       29
Consumer................      53      2,555       2.90        53        2,468     3.00        39         2,125      2.83       38
Commercial business.....     ---         41        .05       ---           81      .10       ---            22       .03      ---
Unallocated.............     ---        ---        ---       ---          ---      ---       ---           ---       ---      ---
                         ------- ----------     ------    -------   ---------   ------    -------     --------    ------    -----
     Total..............   $ 326    $87,989     100.00%    $ 307      $82,217   100.00%    $ 251       $74,961    100.00%   $ 198
                           =====    =======     ======     =====      =======   ======     =====       =======    ======    =====



                                                                         June 30,
                                          1994                              1993                               1992
                            -----------------------------------------------------------------------------------------
                                         Percent                          Percent                             Percent
                                         of Loans                         of Loans                           of Loans
                                Loan     in Each                   Loan   in Each                   Loan     in Each
                              Amounts    Category    Amount of   Amounts  Category    Amount of    Amounts   Category
                                by       to total   Loan Loss      by     to Total    Loan Loss       by     to Total
                             Category     Loans     Allowance   Category   Loans      Allowance    Category    Loans
                             --------    -------    ---------   --------  --------    ----------   --------  ---------


One- to four-family.....     $53,531      77.64%    $  85      $51,547     78.72%      $  58     $46,079      76.97%
Construction and
  development...........       6,254       9.07       ---        5,185      7.92         ---      4,498       7.51
Commercial real estate..       6,080       8.82       ---        5,595      8.54         ---      5,726       9.56
Multi-family............         579        .84       ---          624       .95         ---        855       1.43
Land....................         805       1.16       ---          810      1.24         ---        805       1.35
Consumer................       1,645       2.39        38        1,641      2.51          36      1,810       3.02
Commercial business.....          55        .08       ---           79       .12         ---         93        .16
Unallocated.............         ---        ---       ---          ---       ---         ---        ---        ---
                           ----------      ----      ------- ----------     ----     -------   -------     -------
     Total..............     $68,949     100.00%    $ 123      $65,481    100.00%      $  94    $59,866     100.00%
                             =======     ======     =====      =======    ======       =====    =======     ======

Investment Activities

         As part of its asset/liability management strategy, the Association invests in U.S. government and agency obligations to supplement its lending activities. The Association's investment policy also allows for investments in overnight funds, mortgage-backed securities and certificates of deposit. The Association may consider the expansion of investments into other securities if deemed appropriate. At October 31, 1996, the Association did not own any securities of a single issuer which exceeded 10% of the Association's retained earnings, other than U.S. government or federal agency obligations. See Note 2 of the Notes to the Financial Statements for additional information regarding the Association's investment securities portfolio.

         The Association is required by federal regulations to maintain a minimum amount of liquid assets that may be invested in specified securities and is also permitted to make certain other securities investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital." Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of October 31, 1996, the Association's liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 6.8% as compared to the OTS requirement of 5.0%.

         All of the Association's investment securities are classified as held to maturity. The Association may elect to classify investment securities acquired in the future as trading securities or as available for sale, instead of as held to maturity, but there are no current plans to do so.

         The following table sets forth the composition of the Association's investment securities at the dates indicated.


                                                              October 31,                              June 30,
                                                                 1996                       1996                       1995
                                                      -------------------------- -------------------------- -----------------------
                                                          Book         % of          Book         % of          Book      % of
                                                          Value        Total         Value        Total         Value     Total
                                                                                                (Dollars in Thousands)

Investment securities:
  U.S. government securities......................  $     ---             --    $    ---             ---%   $   498        13.39%
  Federal agency obligations......................      2,099           72.93      2,598           59.52      2,600        69.89
  Time deposits...................................        100            3.48      1,100           25.20        ---          ---
                                                     --------          ------     ------          ------    -------       ------
     Subtotal.....................................      2,199           76.41      3,698           84.72      3,098        83.28
FHLB stock........................................        679           23.59        667           15.28        622        16.72
                                                     --------          ------     ------          ------    -------       ------
     Total investment securities and FHLB stock...    $ 2,878          100.00%    $4,365          100.00%   $ 3,720       100.00%
                                                      =======          ======     ======          ======    =======       ======
Average remaining life of investment securities
  and time deposits...............................       1.52 years                 1.21 years                 1.89 years

Other interest-earning assets:
  Interest-bearing deposits with banks............    $ 1,181          100.00%    $1,355           57.54%   $   655        56.71%
  Overnight deposits..............................        ---             ---      1,000           42.46        500        43.29
                                                     --------          ------     ------          ------    -------       ------
     Total........................................    $ 1,181          100.00%    $2,355          100.00%    $1,155       100.00%
                                                      =======          ======     ======          ======     ======       ======



                                                            June 30,
                                                              1994
                                                      ----------------------
                                                      Book             % of
                                                      Value            Total
                                                      -----            -----

Investment securities:
  U.S. government securities......................    $   496           11.90%
  Federal agency obligations......................      3,100           74.38
  Time deposits...................................        ---             ---
                                                      -------         -------
     Subtotal.....................................      3,596           86.28
FHLB stock........................................        572           13.72
                                                      -------         -------
     Total investment securities and FHLB stock...     $4,168          100.00%
                                                      =======         =======
Average remaining life of investment securities
  and time deposits...............................   1.91 years

Other interest-earning assets:
  Interest-bearing deposits with banks............     $1,171           36.93%
  Overnight deposits..............................      2,000           63.07
                                                       ------          ------
     Total........................................     $3,171          100.00%
                                                       ======          ======

         The composition and maturities of the time deposit and investment securities portfolios, excluding FHLB stock, are indicated in the following table.


                                                                              October 31, 1996
                                                -------------------------------------------------------------------------------
                                                Less Than    1 to 5       5 to 10        Over      Total Investment Securities
                                                 1 Year       Years         Years       10 Years         and Time Deposit
                                                -------------------------------------------------------------------------------
                                                Book Value   Book Value    Book Value   Book Value    Book Value     Fair Value
                                                -------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)

Time deposits...............................          $100     $    ---        $  ---       $  ---       $   100        $   100
Federal agency obligations..................           100        1,999           ---          ---         2,099          2,091
                                                      ----      -------        ------       ------       -------        -------

Total investment securities and time
  deposits..................................          $200       $1,999        $  ---       $  ---        $2,199         $2,191
                                                      ====       ======        ======       ======        ======         ======

Weighted average yield......................         4.85%        5.66%          ---%         ---%         5.59%          5.59%

         Mortgage-Backed Securities. The Association has no mortgage-backed securities. From time to time, the Association has considered purchasing such securities to supplement loan production or for other reasons, and reserves the right to do so in the future, but the Association currently has no plans to purchase such securities.

Sources of Funds

         General. The Association's primary sources of funds are deposits, amortization and prepayment of loan principal, maturities of investment securities, short-term investments and funds provided from operations as well as FHLB advances.

         Deposits. Peoples Federal offers a variety of deposit accounts having a wide range of interest rates and terms. The Association's deposits consist of passbook accounts, statement savings, NOW accounts, Christmas Club and money market and certificate accounts. The Association relies primarily on advertising, including newspaper and radio, competitive pricing policies and customer service to attract and retain these deposits. Neither premiums nor brokered deposits are utilized.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. See "- Competition."

         The variety of deposit accounts offered by the Association has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Association has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Association manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives. Based on its experience, the Association believes that its passbook, demand and NOW accounts are relatively stable sources of deposits. However, the ability of the Association to attract and maintain certificate deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

         The following table sets forth the savings flows at the Association during the periods indicated.




                                                     Four Months
                                                        Ended               Year Ended June 30,
                                                     October 31,     ----------------------------------
                                                        1996          1996         1995          1994
                                                       -------       -------      -------       -------
                                                               (Dollars in Thousands)

Opening balance.............................           $77,318       $70,306      $68,367       $65,168
Deposits....................................            29,506        70,928       63,924        63,469
Withdrawals.................................            27,878        66,928       64,399        62,427
Interest credited...........................               933         3,012        2,414         2,157
                                                       -------       -------      -------       -------

Ending balance..............................           $79,879       $77,318      $70,306       $68,367
                                                       =======       =======      =======       =======

Net increase (decrease).....................           $ 2,561       $ 7,012      $ 1,939       $ 3,199
                                                       =======       =======      =======       =======

Percent increase (decrease)                              3.31%         9.97%        2.84%         4.91%
                                                         ====          ====         ====          ====


         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Association at the periods indicated.



                                                 October 31,                             June 30,
                                                    1996             1996                  1995                   1994
                                         -------------------------------------------------------------------------------------------
                                                    Percent               Percent               Percent                  Percent
                                      Amount       of Total    Amount    of Total    Amount     of Total    Amount       of Total
                                                                         (Dollars in Thousands)

Transactions and Savings Deposits:

Noninterest bearing demand........   $   142          0.18%  $     118       0.15   $   158       0.22   $     94          0.14%
Savings Accounts  - 3.05%.........    16,950         21.16      19,039      24.60    18,439      26.19     20,791         30.38
NOW Accounts - 2.42%..............     3,256          4.07       3,184       4.11     3,257       4.63      3,026          4.42
Money Market Accounts - 2.50%.....     1,053          1.31       1,236       1.60     1,455       2.07      1,889          2.76
                                     -------       -------   ---------   --------  --------    -------    -------       -------

Total Non-Certificates............    21,401         26.72      23,577      30.46    23,309      33.11     25,800         37.70
                                     -------       -------    --------    -------  --------     ------    -------        ------

Certificates:

 0.00 -  1.99%....................       ---        ---            ---        ---       ---        ---        ---           ---
 2.00 -  3.99%....................         2        ---              2        ---        35       0.05      8,057         11.77
 4.00 -  5.99%....................    28,681         35.82      32,233      41.64    31,129      44.22     33,781         49.36
 6.00 -  7.99%....................    29,795         37.20      21,506      27.79    15,775      22.41        314          0.46
 8.00 -  9.99%....................       ---        ---            ---        ---        58       0.08        415          0.61
10.00% and over...................       ---        ---            ---        ---       ---        ---        ---           ---
                                  ----------    -------     ----------   --------   ---------- --------    ---------    -------

Total Certificates................    58,478         73.02      53,741      69.43    46,997      66.76     42,567         62.20
                                    --------        ------    --------     ------  --------     ------    -------        ------
Accrued Interest..................       211          0.26          82       0.11        92       0.13         74          0.10
                                   ---------       -------   ---------    ------- ---------    -------  ---------       -------
Total Deposits....................   $80,090        100.00%    $77,400     100.00%  $70,398     100.00%   $68,441        100.00%
                                     =======        ======     =======     ======   =======     ======    =======        ======

         The following table shows rate and maturity information for the Association's certificates of deposit as of October 31, 1996.



                                  2.00-        4.00-         6.00-                       Percent
                                    3.99%        5.99%         7.99%        Total       of Total
                                -------------------------- -------------------------- ----------
                                                      (Dollars in Thousands)
Certificate accounts
    maturing
in quarter ending:

December 31, 1996..............      $ ---       $3,956        $  753       $4,709        8.05%
March 31, 1997.................        ---        5,008         2,744        7,752       13.26
June 30, 1997..................        ---        3,855         1,469        5,324        9.10
September 30, 1997.............        ---        2,845         3,100        5,945       10.17
December 31, 1997..............        ---        2,664         2,221        4,885        8.35
March 31, 1998.................        ---        1,224         4,435        5,659        9.68
June 30, 1998..................        ---        2,008         6,227        8,235       14.08
September 30, 1998.............        ---        2,322         2,852        5,174        8.85
December 31, 1998..............        ---        1,604         1,083        2,687        4.60
March 31, 1999.................        ---        2,525           470        2,995        5.12
June 30, 1999..................        ---          265           643          908        1.55
September 30, 1999.............        ---           42            59          101         .17
Thereafter.....................          2          363         3,739        4,104        7.02
                                      ----    ---------      --------    ---------     -------

   Total.......................       $  2      $28,681       $29,795     $ 58,478      100.00%
                                      ====      =======       =======     ========      ======

   Percent of total............       ---%       49.05%        50.95%
                                    =====       ======        ======


         At October 31, 1996 the Association had approximately $4.8 million in certificate accounts in amounts of $100,000 or more maturing as follows:


                                                                                       Weighted
                         Maturity Period                             Amount          Average Rate
                         ---------------                             ------          ------------
                                                                        (Dollars in  thousands)

Three months or less..........................................        $   518             4.92%
Over three through six months.................................            804             5.81
Over six through 12 months....................................            745             5.59
Over 12 months................................................          2,743             6.20
                                                                      -------
Total.........................................................         $4,810             5.90
                                                                       ======


         For additional information regarding the composition of the Association's deposits, see Note 7 of Notes to Financial Statements.

         Borrowings. Peoples Federal's other available sources of funds, not currently utilized, include advances from the FHLB of Cincinnati and other borrowings. As a member of the FHLB of Cincinnati, the Association is required to own capital stock in the FHLB of Cincinnati and is authorized to apply for advances from the FHLB of Cincinnati. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The

FHLB of Cincinnati may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions.

         The following table sets forth the maximum month-end balance and average balance of FHLB advances for the periods indicated. The Association did not have any outstanding borrowings at the periods indicated.


                                                            Four Months
                                                               Ended               Year Ended June 30,
                                                            October 31,     --------------------------------
                                                               1996         1996          1995         1994
                                                            -----------     ----          ----         ----
                                                                              (In Thousands)
  FHLB advances...........................................    $3,500      $   ---       $   ---      $   ---

Average Balance:
  FHLB advances...........................................    $1,744      $   ---       $   ---      $   ---
  Weighted Average Rate...................................      5.68%         ---%          ---%         ---%


Service Corporations

         As a federally chartered savings association, Peoples Federal is permitted by OTS regulations to invest up to 2% of its assets, or $1.8 million at October 31, 1996, in the stock of, or loans to, service corporation subsidiaries. As of such date, Peoples Federal had no investment in service corporations.

Competition

         Peoples Federal experiences strong competition both in originating real estate loans and in attracting deposits. This competition arises from a highly competitive market area with numerous savings institutions and commercial banks, as well as credit unions, mortgage bankers and national and local securities firms. The Association competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         The Association attracts all of its deposits through the community in which its office is located; therefore, competition for those deposits is principally from other savings institutions, commercial banks, securities firms, money market and mutual funds and credit unions located in the same community. The ability of the Association to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Association competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and a customer-oriented staff. At October 31, 1996, Shelby County had six banks with 20 offices and one home-based thrift with one office. The Association estimates its market share of savings deposits in the Shelby County market area to be approximately 12%.


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



Employees

         At October 31, 1996, the Association had a total of 16 full-time employees, 12 of which have been employed by Peoples Federal for at least 10 years, and four part-time employees. None of the Association's employees are represented by any collective bargaining group.
Management considers its employee relations to be good.

Properties

         The following table sets forth information concerning the main office and a drive-in facility of the Association at October 31, 1996. The Association believes that its current facilities are adequate. The Association also maintains a 24-hour ATM at its main office location.


                                                                   Net Book
                                                      Owned         Value at
                                      Year             or          October 31,
          Location                   Opened          Leased          1996
          --------                   ------          ------        -----------


Main Office:

101 East Court Street                 1963           Owned            $257,000
Sidney, Ohio 45365

Drive-In:

232 S. Ohio Avenue                    1975           Owned            $192,000
Sidney, Ohio 45365




         The Association's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by the Association at October 31, 1996 was approximately $67,000.

Legal Proceedings

         From time to time, Peoples Federal is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on Peoples Federal's financial position or results of operations.

                                   REGULATION

General

         Peoples Federal is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Peoples Federal is subject to broad federal regulation and oversight extending to all its operations. Peoples Federal is a member of the FHLB of Cincinnati and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Peoples Federal, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. Peoples Federal is a member of the SAIF, which together with the BIF are the two deposit insurance funds administered by the FDIC, and the deposits of Peoples Federal are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over Peoples Federal.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, Peoples Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS examination of Peoples Federal was as of June, 1995. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Association to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. The Association's OTS assessment for the fiscal year ended June 30, 1996, was $27,000.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Peoples Federal and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease- and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of the Association is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. Peoples Federal is in compliance with the noted restrictions.

         Peoples Federal's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At October 31, 1996, the Association's lending limit under this restriction was $1.38 million. Assuming the sale of the minimum number of shares in the Conversion at October 31, 1996, that limit would be increased to $2.7 million. Peoples Federal is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

         Peoples Federal is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

           For the first six months of 1995, the assessment schedule for BIF members and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to
 .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured members would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attained its required reserve ratio.

         In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted in September 1996. The legislation provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provides for the merger of the BIF and the SAIF on January 1, 1999 if no savings associations then exist. The special assessment rate was established at .657% of deposits by the FDIC and the resulting assessment of $456,000 on the Association was paid in November 1996. This special assessment significantly increased noninterest expense and adversely affected Peoples Federal's results of operations for the four months ended October 31, 1996. As a result of the special assessment, Peoples Federal's deposit insurance premiums were reduced to .065 basis points based upon its current risk classification and the new assessment schedule for SAIF insured institutions. These premiums are subject to change in future periods.

         Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on savings associations was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980s. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, effective October 1, 1996, SAIF-insured institutions will continue to be subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, effective January 1, 1997, that assessment will be limited to 20% of the rate imposed on SAIF assessable deposits until the earlier of September 30, 1999 or when no savings association continues to exist, thereby imposing a greater burden on SAIF member institutions such as Peoples Federal. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions.

Regulatory Capital Requirements

         Federally insured savings associations, such as Peoples Federal, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At October 31, 1996, the Association did not have any intangible assets.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. Peoples Federal does not have any subsidiaries.

         At October 31, 1996, Peoples Federal had tangible capital of $9.2 million, or 10.2% of total assets, which is approximately $7.8 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, Peoples Federal would have had tangible capital equal to 14.2%, 14.9% and 15.6%, respectively, of adjusted total assets at October 31, 1996, which is $12.0 million, $12.8 million and $13.5 million, respectively, above the requirement.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At October 31, 1996, Peoples Federal had no intangibles which were subject to these tests.

         At October 31, 1996, Peoples Federal had core capital equal to $9.2 million, or 10.2% of adjusted total assets, which is $6.5 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, Peoples Federal would have had core capital equal to 14.2%, 14.9% and 15.6%, respectively, of adjusted total assets at October 31, 1996, which is $10.6 million, $11.3 million and $12.1 million, respectively, above the requirement.

          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At October 31, 1996, Peoples Federal had $326,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. Peoples Federal had no such exclusions from capital and assets at October 31, 1996.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         OTS regulations also require that every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. At the present time, the proposal is not expected to have a material impact on the Association.

         On October 31, 1996, Peoples Federal had total capital of $9.5 million (including $9.2 million in core capital and $326,000 in qualifying supplementary capital) and risk-weighted assets of $57.8 million; or total capital of 16.5% of risk-weighted assets. This amount was $4.9 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to the Association of 50% of the net Conversion proceeds and the investment of those proceeds in 20% risk-weighted government securities, Peoples Federal would have had total capital of 23.4%, 24.7% and 25.9%, respectively, of risk-weighted assets, which is above the current 8% requirement by $9.0 million, $9.8 million and $10.6 million, respectively.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Association may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "--Restrictions on Repurchase of Stock".

         Generally, savings associations, such as the Peoples Federal, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of their net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. Peoples Federal may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings associations, including Peoples Federal, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what Peoples Federal includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.


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



         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At October 31, 1996, the Association was in compliance with both requirements, with an overall liquid asset ratio of 6.8% and a short-term liquid assets ratio of 4.2%.

Qualified Thrift Lender Test

         All savings associations, including Peoples Federal, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At October 31, 1996, the Association met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Peoples Federal, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Peoples Federal. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Association may be required to devote additional funds for investment and lending in its local community. The Association was examined for CRA compliance in 1995 and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Peoples Federal include the Holding Company and any company which is under common control with the Association. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than Peoples Federal or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Peoples Federal fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Holding Company will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At October 31, 1996, Peoples Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "--Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Association "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Association.

Federal Home Loan Bank System

         Peoples Federal is a member of the FHLB of Cincinnati, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the

Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Peoples Federal is required to purchase and maintain stock in the FHLB of Cincinnati. At October 31, 1996, Peoples Federal had $679,000 in FHLB stock, which was in compliance with this requirement. In past years, Peoples Federal has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 5.16% and were 7.03% for calendar year 1996.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Peoples Federal's FHLB stock may result in a corresponding reduction in Peoples Federal's capital.

         For the year ended June 30, 1996, dividends paid by the FHLB of Cincinnati to Peoples Federal totaled $45,000, which constitutes a $7,000 increase over the amount of dividends received in fiscal year 1995. The $16,000 dividend for the four months ended October 31, 1996 reflects an annualized rate of 7.14%, or 0.11% above the rate for fiscal 1996.

Federal and State Taxation

         Savings associations such as Peoples Federal that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), had been permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election). Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         The percentage of specially computed taxable income that is used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).


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



         If an association's specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the association may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period.

         Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "non-qualifying loans" equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At October 31, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to Peoples Federal. It is not expected that these limitations would be a limiting factor in the foreseeable future.

         In August 1996, legislation was enacted that repeals the reserve method of accounting (including the percentage of taxable income method) used by many thrifts, including the Association, to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At October 31, 1996, the Association had approximately $607,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established so there will be no effect on future net income.

         In addition to the regular income tax, corporations, including savings associations such as Peoples Federal, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as Peoples Federal, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of October 31, 1996, Peoples Federal's Excess for tax purposes totaled approximately $1.7 million.

         Peoples Federal files federal income tax returns on a fiscal year basis using the accrual method of accounting. The Holding Company may file consolidated federal income tax returns with Peoples Federal. Savings associations that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

         Peoples Federal has been audited by the IRS with respect to federal income tax returns through December, 1991. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, Peoples Federal) would not result in a deficiency which could have a material adverse effect on the financial condition of Peoples Federal.

         Ohio Taxation. The Association conducts its business in Ohio and consequently is subject to the Ohio corporate franchise tax. A financial institution subject to the Ohio corporate franchise tax levied in Ohio Revised Code pays a tax equal to 15 mills (.015) times its apportioned net worth. The apportionment factor consists of a business done factor, determined by reference to the total receipts of the financial institution from all sources, and a property factor, determined by reference to the net book value of all property owned by the financial institution. The financial institution may claim a credit equal to the annual assessment paid to the State pursuant to the Ohio Revised Code.

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.


                                         MANAGEMENT OF THE HOLDING COMPANY

Directors and Executive Officers

         The Board of Directors of the Holding Company consists of Douglas Stewart, Richard T. Martin, Robert W. Bertsch, Harry N. Faulkner, James W. Kerber and John W. Sargeant, all of whom are current members of the Board of Directors of the Association. See "Management of the Association - Directors." Each Director of the Holding Company has served as such since the Holding Company's incorporation in 1997. Directors of the Holding Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as their terms as directors of the Association. The Holding Company intends to pay directors a fee of $500 per meeting attended which is in addition to any

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



fees payable to such persons for attendance at meetings of the Board of Directors of the Association.

         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company are the same as the executive officers of the Association. It is not anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of directors and executive officers of the Association, see "Management of the Association - Meetings and Committees of the Board of Directors of the Association" and "- Executive Compensation."

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring shareholder derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company intends to obtain such insurance.

                          MANAGEMENT OF THE ASSOCIATION

Directors

         Prior to the Conversion, the direction and control of the Association, as a mutual savings institution, has been vested in its Board of Directors. Upon conversion of the Association to stock form, each of the directors of the Association will continue to serve as a director of the converted Association. The Board of Directors of the Association currently consists of seven directors. The directors are divided into three classes. Approximately one-third of the directors are elected at each annual meeting of members. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Association after the Conversion, the Holding Company, through its directors, will elect the directors of the Association.

         The following table sets forth certain information regarding the directors of the Association.


                                       Position(s) Held                             Director        Term
                                       With the Association              Age(1)      Since        Expires
                                       ---------------------             ------    --------       -------
Douglas Stewart                        President, Chief Executive          47        1979          1998
                                        Officer and Director
Richard T. Martin                      Chairman of the Board               56        1987          1999
Robert W. Bertsch                      Director                            71        1982          1999
Harry N. Faulkner                      Director                            55        1979          1997
George R. Hoellrich                    Director                            79        1963          1998
James W. Kerber                        Director                            55        1990          1998
John W. Sargeant                       Director                            66        1987          1997
-------------------

(1)  At October 31, 1996.

         The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         Douglas Stewart. Mr. Stewart is the President and Chief Executive Officer of the Association, a position he has held since 1982. Mr. Stewart originally joined the Association in 1971 as a teller.

         Richard T. Martin. Mr. Martin was appointed as Chairman of the Board in November 1996. Mr. Martin is a certified public accountant and maintains a private practice of accounting and tax counseling. He also owns and operates a family farm.

         Robert W. Bertsch. Mr. Bertsch retired as treasurer of Peoples Federal in 1990 after 34 years of service.


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



         Harry N. Faulkner. Mr. Faulkner is a partner in the law firm of Faulkner, Garmhausen, Keister & Shenk LPA. Such firm has acted as counsel to the Association since 1979.

         George R. Hoellrich. Mr. Hoellrich retired as President and Chief Executive Officer of Peoples Federal in 1982 after 20 years of service.

         James W. Kerber. Mr. Kerber is the owner of James W. Kerber CPA, a private practice accounting firm. He has been in private practice since 1968.

         John W. Sargeant. Mr. Sargeant is the part owner of Sidney Tool and Die Co., and BenSar Development, a warehouse provider.

Executive Officers

         Each of the executive officers of the Association will retain his or her office in the converted Association. Officers are elected annually by the Board of Directors of the Association. The business experience of each executive officer who is not also a director is set forth below.

         David R. Fogt. Mr. Fogt, age 45, is Vice President of Operations and Financial Services of the Association. He is responsible for the overall administration of the Association with direct responsibilities in consumer lending and asset and liability management. He has been employed by Peoples Federal since 1983.

         Gary N. Fullenkamp. Mr. Fullenkamp, age 41, is Vice President of Mortgage Loans and Corporate Secretary of the Association. He is responsible for mortgage lending operations of the Association, including underwriting and processing of mortgage loan activity. He has been employed by Peoples Federal since 1979.

         Debra A. Geuy. Mrs. Geuy, age 38, is Treasurer of the Association. She is responsible for overseeing the financial functions of the Association. She has been employed by Peoples Federal since 1978.

Meetings and Committees of the Board of Directors

         The Holding Company. The Holding Company's Board of Directors intends to meet on a monthly basis. Since the Holding Company was not established in 1996, no meetings were held. The Holding Company intends to pay directors a fee of $500 per meeting attended which is in addition to any fees payable to such persons for attendance at meetings of the Board of Directors of the Association.

         The Association. The Association's Board of Directors meets bi-monthly. Additional special meetings may be called by the President or the Board of Directors. The Board of Directors met 24 times during the year ended June 30, 1996. During fiscal year 1996, no director of the Association attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served. Non-employee directors are paid an annual retainer of $12,000,

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



plus a fee of $200 per Board of Directors meeting attended. Directors do not receive any additional compensation for committee meeting attendance. The Association has standing Executive, Audit, Investment, Personnel and Benefits, and Nominating Committees.

         The Executive Committee is responsible for the review and approval of mortgage loans, consumer loans and any business arising between regularly scheduled board meetings. The committee is composed of Directors Kerber, Martin, Sargeant and Hoellrich, and Officers Stewart, Fogt, Fullenkamp and Goins. During the fiscal year ended June 30, 1996, 25 meetings of the Executive Committee were held.

         The Audit Committee is comprised of Directors Martin (Chairman), Kerber and Sargeant. The Audit Committee contracts for the annual audit of the Association and meets with the audit firm to discuss findings. This committee met two times during fiscal year 1996.

         The Investment Committee is responsible for reviewing and approving investments of the Association and setting investment strategies. The committee is composed of Directors Bertsch and Faulkner, and Officers Stewart and Fogt. The committee met 12 times during fiscal 1996.

         The Personnel and Benefits Committee meets to review salaries and the Association's benefit plans, and analysis and determines discretionary bonuses. This committee is comprised of Directors Faulkner (Chairman), Kerber and Martin. This committee met two times during fiscal year 1996.

         The Nominating Committee is responsible for making nominations for members of the Board of Directors and is composed of those non-employee directors whose term is not expiring. While the committee will consider nominees nominated by other members in writing at least 10 days prior to the annual meeting, the committee has not actively solicited nominations nor established any procedures for this purpose. The committee held one meeting during fiscal 1996.

Executive Compensation

         The following table sets forth information concerning the compensation paid or granted to the Association and Holding Company's Chief Executive Officer. No other executive officer of the Company had aggregate cash compensation exceeding $100,000.

---------------------------------------------------------------------------------------------
                                 Summary Compensation Table(1)
---------------------------------------------------------------------------------------------
                                                        Annual
                                                     Compensation
------------------------------------------------------------------------
                                                                              All Other
     Name and Principal Position        Year     Salary($)    Bonus($)    Compensation($)(2)
---------------------------------------------------------------------------------------------
Douglas Stewart,  President and         1996      $70,000      $35,000         $11,500
Chief Executive Officer
---------------------------------------------------------------------------------------------

(1) In accordance with the transitional provisions applicable to the rules on executive compensation disclosure adopted by the SEC, summary compensation information is excluded for the years ended June 30, 1995 and 1994, as the Association was not a public company during such periods.
(2) Includes pension costs under the Association's defined benefit plan which was terminated on January 31, 1997.


Employment Agreements

         The Association intends to enter into employment agreements with Douglas Stewart, President and Chief Executive Officer; David R. Fogt, Vice President of Operations and Financial Services; Gary N. Fullenkamp, Vice President of Mortgage Loans and Corporate Secretary; Debra A. Geuy, Treasurer; and Steven Goins, Assistant Vice President of Financial Services. The employment agreements are designed to assist the Association in maintaining a stable and competent management team after the Conversion. The continued success of the Association depends to a significant degree on the skills and competence of its officers. These agreements have been filed with the OTS as part of the application of the Holding Company for approval to become a savings and loan holding company. The employment agreements will become effective upon completion of the Conversion and provide for an annual base salary in an amount not less than each employee's current salary. The initial term of Mr. Stewart's agreement will be three years and each of the other officers' agreements will be for one year. The agreements provide for extensions for a period of one year on each annual anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Association. The agreements provide for termination upon each employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days notice to the Association.

         The employment agreements provide for payment to each employee of his salary for the remainder of the term of the agreement, plus up to 299%, in the case of Mr. Stewart and 100% for each of the other officers, of the employee's base compensation, in the event there is a

"change in control" of the Association and employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment may not exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Association for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to OTS change in control regulations (12 C.F.R. ss.
574.3 or 4). Such filings are generally triggered prior to the acquisition or control of 10% of the Holding Company's common stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." The agreements guarantee participation in an equitable manner in employee benefits applicable to executive personnel.

         Based on current salaries, if the employment of Mr. Stewart had been terminated as of October 31, 1996, under circumstances entitling him to severance pay as described above, he would have been entitled to receive a lump sum cash payment of approximately $281,000.

Benefit Plans

         General. Peoples Federal currently provides health care benefits to its employees, including hospitalization, disability and major medical insurance, subject to certain deductibles and copayments by employees.

         Pension Plan. Prior to January 31, 1997, the Association maintained a defined benefit pension plan for the benefit of its employees. The pension plan was terminated as of January 31, 1997. The noncontributory pension plan covered all employees who met certain minimum service requirements. The benefits under the pension plan were distributed upon termination.
See Note 9 of the Notes to Financial Statements.

         Incentive Bonus Plan. The Association has an incentive bonus plan which provides for annual cash bonuses to certain officers as a means of recognizing achievement on the part of such employees. The bonuses are determined based on a combination of Peoples Federal's and the individual employee's performance during the year. No amounts were paid or accrued pursuant to the incentive plan during fiscal 1996.

         401(k) Plan. In connection with the termination of its defined benefit pension plan, the Association has recently adopted a qualified, tax-exempt pension plan with a "cash-or-deferred arrangement" qualifying under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). With certain exceptions, all employees who have attained age 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the 401(k) Plan as of the earlier of the first day of the plan year or the next July 1 or January 1. Eligible employees are permitted to contribute up to 15% of their compensation to the 401(k) Plan on a pre-tax basis, up to a maximum of $8,728. The Association matches 50% of the first 3% of each participant's salary reduction contribution to the 401(k) Plan.

         Participant contributions to the 401(k) Plan are fully and immediately vested. Withdrawals are not permitted before age 62 except in the event of death, disability, termination of employment or reasons of proven financial hardship. With certain limitations, participants

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may make withdrawals from their accounts while actively employed. Upon termination of employment, the participant's accounts will be distributed, unless he or she elects to defer the payment.

         The 401(k) Plan may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries.

         No contributions have been made by the Association to the Plan.

         Employee Stock Ownership Plan. The Boards of Directors of Peoples Federal and the Holding Company have approved the adoption of an ESOP for the benefit of employees of the Holding Company and its subsidiaries, including Peoples Federal. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The ESOP may borrow in order to finance purchases of the Holding Company's Common Stock.

         It is anticipated that the ESOP will be funded with a loan from the Holding Company (not to exceed an amount equal to 8% of the gross conversion proceeds). The Holding Company intends to apply to the OTS to permit it to lend funds to the ESOP. In the event the Holding Company is not permitted to lend funds to the ESOP and the ESOP is unable to obtain financing from an unrelated lender for its stock purchase, the Holding Company may contribute funds to the ESOP to enable it purchase up to 3% of the shares of Common Stock in the Conversion; provided, however that the total contributions of the Holding Company to the ESOP and RRPs for stock purchases in the Conversion may not exceed 4% of the Common Stock sold in the Conversion.

         GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Holding Company's consolidated financial statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Holding Company or the Association. The funds used to acquire the ESOP shares are expected to be borrowed from the Holding Company. If the Holding Company finances the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.


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         All employees of the Association are eligible to participate in the
ESOP after they attain age 21 and complete one year of service. Employees will be credited for years of service to the Association prior to the adoption of the ESOP for participation and vesting purposes. The Association's contribution to the ESOP is allocated among participants on the basis of compen sation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account are vested on a graduated basis and become fully vested when such participant completes ten years of service. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Holding Company or Peoples Federal.

         The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

         Other Stock Benefit Plans. In addition to the above-described benefit plan, in the future, the Holding Company may consider the implementation of a stock option plan and RRP. It is not anticipated, however, that such plan or plans will be adopted until, at the earliest, the first anniversary after the completion of the Conversion. If a determination is made to implement a stock option plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, they will have a dilutive effect on the Holding Company's stockholders as well as effect the Holding Company's net income and stockholders' equity; although such effects cannot be determined until such plans are implemented. See "Summary - Benefits of Stock Conversion to Directors and Executive Officers."

Certain Transactions

         The Association has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. Under the Association's current policy, all such loans to directors and senior officers are required to be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility. However, prior to August 1989, the Association waived loan origination fees on loans to directors and employees. At October 31, 1996, the Association's loans to directors, officers and employees totalled approximately $1,406,000 or 10.5, 9.9%, 9.4% and 8.9% of pro forma stockholders' equity based on the sale of the dollar amount of shares aggregating the minimum, midpoint, maximum and 15% above the Estimated Valuation Range, respectively.


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                                 THE CONVERSION


         The Board of Directors of the Association and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the material terms of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained by contacting Peoples Federal.

General

         The Board of Directors of the Association has adopted the Plan, subject to approval by the OTS and the members of the Association. Pursuant to the Plan, the Association is to be converted from a federally chartered mutual savings association to a federally chartered stock savings association, with the concurrent formation of a holding company. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of the Association holding not less than a majority of the total number of votes eligible to be cast at a special meeting called for that purpose (the "Special Meeting"), to be held on ________, 1997.

         The Conversion will be accomplished through amendment of the Association's federal charter to authorize capital stock, at which time the Association will become a wholly owned subsidiary of the Holding Company. The Conversion will be accounted for as a pooling of interests.

         Subscription Rights have been granted to Eligible Account Holders as of October 31, 1995, the Tax-Qualified Employee Plans of the Association and Holding Company, Supplemental Eligible Account Holders as of December 31, 1996, other members, and officers, directors and employees of the Association. Additionally, members of the general public are being afforded the opportunity to subscribe for Holding Company Common Stock in a direct Community Offering, with a preference to natural persons who reside in Shelby County, Ohio. See
"- Offering of Holding Company Common Stock." Depending upon market conditions, any shares not initially subscribed for in the Subscription and Community Offering may be offered for sale on a best efforts basis by a selling group of broker-dealers. Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Business Purposes

         Peoples Federal has several business purposes for the Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Association with additional equity capital in order to support the Association's existing operating strategies, subject to applicable regulatory restrictions. The sale of the Common Stock is the most effective means of increasing the Association's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of that part of the net Conversion proceeds paid by the Holding Company to the Association is expected to provide additional operating income to further increase the Association's capital on a continuing basis.


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         The Board of Directors of the Association believes that a holding company structure could facilitate the acquisition of other savings institutions in the future as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Association. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as having representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings regarding the acquisition of any other institutions.

         The Board of Directors of the Association also believes that a holding company structure can facilitate the diversification of the Association's business activities. While the potential for diversification will be maximized if a unitary holding company structure is utilized because the types of business activities permitted to a unitary holding company are broader than those of a multiple holding company, either type of holding company may engage in a broader range of activities than may a thrift institution directly. Currently, there are no plans that the Holding Company engage in any material activities apart from holding the shares of the Association and investing the remaining net proceeds from the sale of Common Stock in the Conversion.

         The preferred stock and additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions and for issuance and sale to raise additional equity capital, generally without stockholder approval, but subject to market conditions. Although the Holding Company currently has no plans with respect to future issuances of equity securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Association in competing more aggressively with other financial institutions in its principal market area.

         The Conversion will structure the Association in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will permit the Association's members to become stockholders of the Holding Company, thereby allowing members to own stock in the financial organization in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership should encourage members to promote the Association to others, thereby further contributing to the Association's earnings potential.

         The Association is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Association

         Voting Rights. Deposit account holders will have no voting rights in the converted Association or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Association. Subsequent to Conversion, voting rights will be vested exclusively in the Holding Company as the sole stockholder of the Association. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of

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Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Description of Capital Stock."

         Deposit Accounts and Loans. The general terms of the Association's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Association.

         Tax Effects. The Association has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion from Crowe, Chizek and Company LLP with regard to Ohio taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Ohio tax purposes to the Association or the Holding Company. See "- Income Tax Consequences."

         Liquidation Rights. The Association has no plans to liquidate, either before or subsequent to the completion of the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after Conversion would be as follows:

         Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Association, each holder of a deposit account in the Association in its present mutual form would receive his or her pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Association at the time of liquidation.

         Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Association, would have a claim of the same general priority as the claims of all other general creditors of the Association in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Association above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (i.e., depositors at October 31, 1995 and December 31, 1996) in an amount equal to the net worth of the Association as of the date of its latest statement of financial condition contained in the final prospectus relating to the sales of shares of Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental

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Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on the applicable record date. A deposit account holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on the applicable record date, was to the aggregate balance in all deposit accounts of Eligible Account Holders and/or Supplemental Eligible Account Holders on such dates. For deposit accounts in existence on both dates separate subaccounts shall be determined on the basis of the qualifying deposits in such deposit accounts on such record dates. However, if the amount in the deposit account on any annual closing date of the Association is less than the lowest amount in such account on October 31, 1995 or December 31, 1996 and on any subsequent closing date (each December 31st), then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and could only decrease.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Holding Company as the sole stockholder of the Association.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Association, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Association believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other governmental agency.

         The Association will continue, immediately after completion of the Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Association. Other than for payment of expenses incident to the Conversion, no assets of the Association will be distributed in the Conversion. Peoples Federal will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of Peoples Federal will continue to be directed by the existing Board of Directors and management.

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Offering of Holding Company Common Stock

         Under the Plan of Conversion, 1,437,500 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below, initially through a Subscription Offering. Federal conversion regulations require, with certain exceptions, that at least the minimum number of shares offered in a conversion be sold in order for the conversion to become effective.

         The Subscription and Community Offering will expire at 5:00 p.m., Sidney, Ohio time, on ________, 1997 (the "Subscription Expiration Date") unless extended by the Association and the Holding Company. Regulations of the OTS require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and Peoples Federal will remain in mutual form. This period expires on _____________, 1997, unless extended with the approval of the OTS. If the Subscription and Community Offering is extended beyond ________, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event that the Conversion is not effected, all funds submitted and not previously refunded pursuant to the Subscription and Community Offering will be promptly refunded to subscribers with interest at the Association's current passbook rate, and all withdrawal authorizations will be terminated.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. Keller, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association and the Holding Company upon Conversion.

         Keller will receive a fee of approximately $17,000 for its appraisal. The Association has agreed to indemnify Keller under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

         Keller has prepared an appraisal of the estimated pro forma market value of the Association as converted. The Keller appraisal concluded that, at January 10, 1997, an appropriate range for the estimated pro forma market value of the Association and the Holding Company was from a minimum of $10,625,000 to a maximum of $14,375,000 with a midpoint of $12,500,000. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares to be issued in the Conversion is expected to be between 1,062,500 and 1,437,500. The Purchase Price of $10.00 was determined by discussion among the Boards of Directors of the Association, the Holding Company and Keller, taking into account, among other factors, (i) the requirement under OTS regulation that the Common Stock be offered in a

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manner that would achieve the widest distribution of shares and (ii) liquidity in the Common Stock subsequent to the Conversion.

         The appraisal involved a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in Ohio which affect the operations of thrift institutions, the competitive environment within which the Association operates and the effect of the Association becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Holding Company's and the Association's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Subscription and Community Offering be sold at the same price per share. The Board of Directors reviewed and discussed with Keller the appraisal, including the methodology and the appropriateness of the assumptions utilized and determined that in its opinion the Appraisal was not unreasonable. The Estimated Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of the Association or market conditions generally. As described below, an amendment to the Estimated Valuation Range would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.

         If, upon completion of the Subscription and Community Offering, at least the minimum number of shares are subscribed for, Keller, after taking into account factors similar to those involved in its prior Appraisal, will determine its estimate of the pro forma market value of the Association and the Holding Company upon Conversion, as of the close of the Subscription and Community Offering.

         If, based on the estimate of Keller, the aggregate pro forma market value is not within the Estimated Valuation Range, Keller, upon the consent of the OTS, will determine a new Estimated Valuation Range ("Amended Valuation Range"). If the aggregate pro forma market value of the Association as converted and the Holding Company has increased in the Amended Valuation Range to an amount that does not exceed $16,531,250 (i.e., 15% above the maximum of the Estimated Valuation Range), then the number of shares to be issued may be increased to accommodate such increase in value without a resolicitation of subscriptions and/or proxies. In such event the Association and the Holding Company do not intend to resolicit subscriptions and/or proxies unless the Association and the Holding Company then determine, after consultation with the OTS, that circumstances otherwise require such a resolicitation. If, however, the aggregate pro forma market value of the Holding Company and the Association, as converted, at that time is less than $10,625,000 or more than $16,531,250, a resolicitation of subscribers and/or proxies may be made, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken. In the event that upon completion of the Subscription and Community Offering, the pro forma market value of the Holding Company and Association, as converted, is below $10,625,000 or above $16,531,250 (15% above the maximum of the Estimated Valuation Range), the Holding Company intends to file the revised appraisal with the SEC by post-effective amendment to its Registration Statement on Form S-1. See "Additional Information." If the Plan of Conversion is terminated, all funds would be returned promptly with interest at the rate of the Association's current passbook rate, and holds on funds authorized for withdrawal from deposit accounts would be released. If there is a

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resolicitation of subscriptions, subscribers will be given the opportunity to cancel or change their subscriptions and to the extent subscriptions are so canceled or reduced, funds will be returned with interest at the Association's current passbook savings rate, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. Unless there is a resolicitation, stock subscriptions received by the Holding Company and the Association may not be withdrawn by the subscriber and, if accepted by the Holding Company and the Association, are final. If the Conversion is not completed prior to ___________, 1999 (two years after the date of the Special Meeting), the Plan of Conversion will automatically terminate.

         Any increase in the total number of shares of Common Stock to be offered in the Conversion will dilute a subscriber's percentage ownership interest and will reduce the pro forma net income and net worth on a per share basis. A decrease in the number of shares to be issued in the Conversion will increase a subscriber's proportionate ownership interest and will increase both pro forma net income and net worth on a per share basis while decreasing that amount on an aggregate basis.

         No sale of the shares will take place unless, prior thereto, Keller confirms to the OTS that, to the best of Keller's knowledge and judgment, nothing of a material nature has occurred which would cause Keller to conclude that the actual Purchase Price on an aggregate basis is incompatible with its estimate of the aggregate pro forma market value of the Holding Company and the Association as converted at the time of the sale. If, however, the facts do not justify such a statement, the Subscription and Community Offering or other sale may be canceled, or a new Estimated Valuation Range set and a new offering held.

         In preparing its valuation of the pro forma market value of the Association and the Holding Company upon Conversion, Keller relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Association and the Holding Company. Keller also considered information based upon other publicly available sources which it believes are reliable. However, Keller does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Association and the Holding Company or independently value the assets or liabilities of the Association and the Holding Company. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Peoples Federal and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Peoples Federal or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Subscription Offering

         In accordance with OTS regulations, nontransferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Association as of October 31, 1995; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders (deposit account holders of the Association as of December 31, 1996; (4) Other Members (depositors of the

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



Association, other than Eligible Account Holders or Supplemental Eligible Account Holders at the close of business on __________, 1997, the voting record date for the Special Meeting); and (4) officers, directors and employees of the Association. All subscriptions received will be subject to the availability of Holding Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. The preference categories are more fully described below.

         Category No. 1 is reserved for the Association's Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of $100,000 of Common Stock or one-tenth of one percent (.10%) of the total shares offered in the Subscription and Community Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposits of all Eligible Account Holders in the Association, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Valuation Range of up to 15% after satisfying the subscriptions of Tax-Qualified Employee Plans. To the extent shares are oversubscribed in this category, shares shall be allocated among subscribing Eligible Account Holders to permit each such depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocations equal 100 shares. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders pro rata in the same proportion that each such subscriber's Qualifying Deposit, as defined in the Plan of Conversion, bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription and Community Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion under this category. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Association's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of $100,000, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the

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Supplemental Eligible Account Holders in the converting Association in each case on December 31, 1996 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase shares equal to the greater of $100,000 of Common Stock or one-tenth of one percent (.10%) of the total amount of shares of Common Stock offered in the Subscription and Community Offering. In the event of an oversubscription, the available shares will be allocated on a pro rata basis in the same proportion as a subscriber's total votes on the Voting Record Date for the Special Meeting bears to the total votes of all subscribing Other Members on such date.

         Each depositor (including IRA and Keogh account beneficiaries) is entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's savings accounts in the Association as of the applicable voting record date, up to a maximum of 1,000 votes. Each borrower member of the Association as of the Voting Record Date will be entitled to cast one vote as a borrower member.

         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Association, to purchase up to $100,000 of Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. The total number of shares which may be purchased under this Category may not exceed 24% of the total number of shares sold in the Conversion. In the event of an oversubscription, the available shares will be allocated on a pro rata basis in the same proportion that orders of each person bear to the total orders of all subscribers in this Category.

Community Offering

         To the extent that shares remain available for purchase after satisfaction of all subscriptions received and accepted in the Subscription Offering, the Association has determined to offer shares pursuant to the Plan to certain members of the general public in the Community Offering with a preference given to natural persons residing in Shelby County, Ohio. Any excess of shares available will be available for purchase by the general public in such a manner as to promote a wide distribution of the Common Stock. Finally, depending on market conditions, the Association may offer shares to the general public in a Syndicated Community Offering on a best efforts basis through a selected dealer arrangement.


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         The opportunity to subscribe for shares of Common Stock in the
Community Offering (including a Syndicated Community Offering, if any) is subject to the right of the Association and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Subscription Expiration Date. Regulations of the OTS require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS). This period expires on ____________, 1997 unless extended with the approval of the OTS. In addition, if the Subscription and Community Offering is extended beyond ____________, 1997 all subscribers will be resolicited and notified of their rights to confirm, modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. No person, together with associates of and persons acting in concert with such person, may purchase more than $100,000 of Common Stock in the Community Offering. Subject to the foregoing, in the event of an oversubscription in the Community Offering, shares will be allocated first to cover orders of natural persons residing in Shelby County, next to cover orders of other persons (whose order is accepted by the Association) so that such person may receive up to 1,000 shares and thereafter, to the extent shares remain available, on a pro rata basis in the same proportion that unfilled orders of each person bears to the total unfilled orders of all persons.

Additional Purchase Restrictions

         In addition to the purchase limitations for each priority category described above under "Subscription Offering" and for purchases in the Public Offering, the Plan also provides for certain additional limitations to be placed upon the aggregate purchase of shares in the Conversion. Specifically, no person (other than a Tax-Qualified Employee Plan or certain large depositors) by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $200,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range, without regard to an increase in the number of shares to be issued. For purposes of this limitation, an associate of a person does not include a Tax- Qualified Employee Plan or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. See "-Stock Pricing and Number of Shares to be Issued" regarding potential changes in Subscription Rights in the event of a decrease in the number of shares to be issued in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Association, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding

                                       100

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Company or the Association or a majority-owned subsidiary of the Holding Company or the Association) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Association or any subsidiary of the Holding Company or the Association.

         The Boards of Directors of the Holding Company and the Association, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares sold in the Subscription and Community Offering, provided that the percentage by which each such order exceeds 5% of the shares being offered in the Subscription and Community Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offering. Requests to purchase additional shares of Holding Company Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Holding Company and the Association, with the approval of the OTS and without further approval of the members, may increase any of the above purchase limitations or decrease the maximum purchase limitation to as low as 1% of the shares of Common Stock offered in the Conversion.

         To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Conversion will be freely transferable except for shares purchased by executive officers and directors of the Association or the Holding Company. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing and Underwriting Arrangements

         The Association has retained the services of Webb to consult with and to advise the Association and the Holding Company, and to assist the Association, on a best efforts basis, in the distribution of shares in the Subscription and Community Offering. Webb is an SEC-registered firm and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). Its telephone number is (614) 766-8400. Webb will render services to the Association and the Holding Company including: 1) assistance in structuring the offering and analysis of the depositor base and community served by the Association; 2) providing its employees on site to staff the Stock Information Center to maintain records of all stock subscriptions; 3) training the Association's personnel regarding the mechanics and regulatory requirements of the Conversion process; 4) conducting information meetings for subscribers and other potential purchasers; and 5) assistance in obtaining proxies from the Association's members with respect to the special meeting.

         For its services, Webb will receive a management fee and estimated expenses of $35,000, and will be paid a commission of 1.5% of the aggregate Purchase Price of Common Stock sold in the Subscription and Community Offering, excluding Common Stock purchased by directors,

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



officers and employees of the Association, or members of their immediate families and ESOP purchases. The Holding Company will also pay a fee of 5.5% of the aggregate Purchase Price of shares of Common Stock sold in the Subscription and Community Offering through a syndicate of a broker dealers should such brokers or registered representatives be engaged. The Association has agreed to reimburse Webb for its out-of-pocket expenses and its legal fees and expenses and to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended.

         Sales of Common Stock will be made primarily by registered representatives affiliated with Webb or by the broker-dealers managed by Webb. A Stock Information Center will be established at the main office of the Association. The Holding Company will rely on Rule 3a4-1 under the Exchange Act and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock. In addition, directors and executive officers of the Association may participate in the solicitation of offers to purchase Common Stock and other employees of the Association may participate in the Subscription and Community Offering in ministerial capacities.

Method of Payment for Subscriptions

         To purchase shares in the Subscription and Community Offering, an executed original Order Form, including the certification form (facsimile and photocopies will not be accepted) with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the subscriber's deposit account at the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Holding Company at an office of the Association by 5:00 p.m., Sidney, Ohio time on ________, 1997, the Subscription Expiration Date. Order Forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted.

         Payment for subscriptions may be made (i) in cash if delivered in person at the office of the Association, (ii) by check, bank draft or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Interest will be paid on payments made by cash, check, bank draft or money order, whether or not the Conversion is completed or terminated, at the regular passbook rate of 3.05% per annum from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Association to withdraw the amount of the purchase price from his certificate account, the Association will do so as of the effective date of Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the rate paid on the remaining balance of the certificate account will earn interest at the then-current passbook rate.

         If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time a loan commitment to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Holding Company, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. The Holding Company will accept for processing only orders submitted on original order forms with the form of certification. Photocopies or facsimile copies of order forms or certifications will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members receive their stock purchase priorities, depositors as of the Eligibility Record Date (October 31, 1995), the Supplemental Eligibility Record Date (December 31, 1996) and/or the Voting Record Date (___________, 1997) must list all accounts on the stock order form giving all names on each account and the account number as of the applicable record date.

         In addition to the foregoing, if shares are offered through selected dealers in the Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Holding Company for deposit in a segregated account at the Association on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers and thereafter seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed order forms and certifications to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Holding Company for deposit in a segregated account at the Association. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with Subscription Rights, including the Tax-Qualified Employee Plans, Eligible Account Holders, Supplement Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising Subscription Rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase Subscription Rights or shares of Common Stock prior to the completion of the Conversion.

         The Association and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of Subscription Rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors and executive officers of the Association and the Holding Company, the shares of Common Stock sold in the Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company Common Stock (like the stock of most companies) is subject to the requirements of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Holding Company's Common Stock may be offered and sold only in compliance with registration requirements or pursuant to an applicable exemption from registration.

         Holding Company's Common Stock received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities bank, the average weekly reported volume of trading during the four weeks preceding the sale.

Participation by the Board and Executive Officers

         The directors and executive officers of Peoples Federal have indicated their intention to purchase in the Conversion an aggregate of $1,745,000 of Common Stock, equal to 16.4%, 14.0%, 12.1% or 10.6% of the number of shares to be issued in the Subscription and Community Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The following table sets forth information regarding Subscription Rights to Common Stock intended to be exercised by each of the directors of the Association, including members of their immediate family and their IRAs, and by all directors and executive officers as a group. The following table assumes that 1,250,000 shares, the midpoint of the Estimated Valuation Range, of Common Stock are issued at the Purchase Price of $10.00 per share and that sufficient shares will be available to satisfy the subscriptions indicated. The table does not include shares to be purchased through the ESOP (8% of shares issued in the Conversion).


                                                                                     Number of
                                                                      Aggregate      Shares at      Percent of
                                                                      Purchase         $10.00        Shares at
           Name                                  Title                 Price         per Share       Midpoint
           ----                                  -----                ---------      ---------       ---------
Douglas Stewart                     President, Chief Executive       $  200,000       20,000             1.6%
                                    Officer and Director
Richard T. Martin                   Chairman of the Board               200,000       20,000             1.6
Harry N. Faulkner                   Director                            200,000       20,000             1.6
George R. Hoellrich                 Director                             20,000        2,000             0.2
James W. Kerber                     Director                            200,000       20,000             1.6
Robert W. Bertsch                   Director                            200,000       20,000             1.6
John W. Sargeant                    Director                            200,000       20,000             1.6
All directors and officers as a                                       1,745,000      174,500            14.0
group (11 persons)



Risk of Delayed Offering

         The completion of the sale of all unsubscribed shares in the Subscription and Community Offering will be dependent, in part, upon the Association's operating results and market conditions at the time of the Subscription and Community Offering. Under the Plan of Conversion, all shares offered in the Conversion must be sold within a period ending 24 months from the date of the Special Meeting. While the Association and the Holding Company anticipate completing the sale of shares offered in the Conversion within this period, if the Board of Directors of the Association and the Holding Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Holding Company's Common Stock, then the Subscription and Community Offering may be delayed until such conditions improve.

         A material delay in the completion of the sale of all unsubscribed shares in the Subscription and Community Offering may result in a significant increase in the costs of completing the Conversion. Significant changes in the Association's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting of Members, the Association would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by the Association and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Association and the Holding Company, the Plan of Conversion may be substantively amended (including an amendment to eliminate the formation of the Holding Company as part of the Conversion) by the Boards of Directors of the Association and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS. In the event the Plan of Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Holding Company intends to notify subscribers of the change and to permit subscribers to modify or cancel their subscriptions. The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Boards of Directors of the Holding Company and the Association with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Holding Company and the Association would be required to terminate the Plan of Conversion prior to the end of such 24-month period.


Restrictions on Repurchase of Stock

         For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Association to become undercapitalized, and (iv) the Holding Company provides notice to the OTS at lease 10 days prior to the commencement of a repurchase program and the OTS does not object to such regulations. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized.

Income Tax Consequences

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Association of either a ruling from the IRS or an opinion of Silver, Freedman & Taff, L.L.P. with respect to federal taxation, and an opinion of Crowe, Chizek and Company LLP with respect to Ohio taxation, to the effect that consummation of the Conversion will not be taxable to the converted Association or the Holding Company. The full text of the Silver, Freedman & Taff, L.L.P. opinion, the Keller opinion and the Crowe, Chizek and Company LLP opinion, which opinions are summarized herein, were filed with the SEC as exhibits to the Holding Company's Registration Statement on Form S-1. See "Additional Information."

         An opinion which is summarized below has been received from Silver, Freedman & Taff, L.L.P. with respect to the proposed Conversion of the Association to the stock form. The Silver, Freedman Taff, L.L.P. opinion states that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Association in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association in its stock form will include the period during which the assets were held by the Association in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the Keller Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Subscription and Community Offering will commence on the date following the date on which such stock is purchased; (xi) the Association in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of Conversion; (xii) the Association, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Association will receive a letter from Keller (the "Keller Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

         The Association has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Keller Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Association on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the Keller Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Association and/or the Holding Company may be taxable on the distribution of the Subscription Rights. In any event, all recipients are encouraged to consult with their own tax advisors as to the tax consequences which may result.

         With respect to Ohio taxation, the Association has received an opinion from Crowe, Chizek and Company LLP to the effect that the Ohio tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving subscription rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.


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         Unlike a private letter ruling, the opinions of Silver, Freedman &
Taff, L.L.P. and Crowe, Chizek and Company LLP, as well as the Keller Opinion, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Ohio State tax authorities.


                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS


         Although the Boards of Directors of the Association and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Association, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws and the Association's proposed federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Association's Conversion Application filed with the OTS and the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of six directors, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's bylaws provide that the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

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



         Restrictions on Call of Special Meetings. The certificate of incorporation of the Holding Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board.
Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorizes 500,000 shares of serial preferred stock, $.01 par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If the Holding Company issues any preferred stock which disparately reduces the voting rights of the Common Stock within the meaning of Rule 19c-4 under the Exchange Act, the Common Stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to have any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power. Directors and officers of the Holding Company by reason of their acting in such capacity, shall not be deemed to beneficially own any shares owned by any other director or officer. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain Business Combinations. The Holding Company's certificate of incorporation requires that certain business combinations (including transactions initiated by

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



management) between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Holding Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or
(iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.

         It should be noted that since the Board and executive officers intend to purchase approximately $1,745,000 of the shares offered in the Conversion and may control the voting of additional shares through the ESOP, the Board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Association in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Association and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and

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



approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Association and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Association and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Association do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Holding Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's

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



board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. The Holding Company's common stock has been approved for listing on the Nasdaq National Stock Market. Peoples Federal may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. The Board of Directors reserves the right to ask the OTS or other federal regulators to enforce these restrictions against persons seeking to obtain control of the Company, whether in a proxy solicitation or otherwise. The policy of the Board is that these legal restrictions must be observed in every case, including instances in which an acquisition of control of the Company is favored by a majority of the stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the SAIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by

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



the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


                          DESCRIPTION OF CAPITAL STOCK


Holding Company Capital Stock

         The 4.0 million shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of
3.5 million shares of Common Stock (par value $.01 per share) and 500,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue between 1,062,500 and 1,437,500 shares of Common Stock in the Conversion and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the Conversion will be duly authorized, fully paid and nonassessable. The balance of the Purchase Price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws - Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the Association, the Holding Company, as the sole holder of the Association's capital stock

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



would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible and Supplemental Eligible Account Holders, all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full Purchase Price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed above, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering, or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.


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



         Dividends. The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Holding Company's then current and projected consolidated operating results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Holding Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of the Association to pay dividends to the Holding Company. OTS regulations do not permit the Association to declare or pay a cash dividend on its stock or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements.

         Delaware law generally limits dividends of the Holding Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Holding Company does not anticipate, for the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by the Association and (ii) holding the stock of Peoples Federal, the Holding Company's ability to pay dividends will be limited, in part, by the Association's ability to pay dividends, as set forth above.

         Earnings appropriated to the Association's "Excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."


                                  LEGAL MATTERS


         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for Peoples Federal by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 1100 New York Avenue, N.W., Washington, D.C. 20005. Silver, Freedman & Taff, L.L.P. has consented to the references herein to its opinions. The Ohio tax consequences of the Conversion will be passed upon by Crowe, Chizek and Company LLP. Crowe, Chizek and Company LLP has consented to references herein to its opinion. Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. has been represented in the Conversion by Barnes and Thornburg, Indianapolis, Indiana.



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


                                     EXPERTS


         The financial statements of Peoples Federal as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

         Keller has consented to the inclusion herein of the summary of its appraisal report to the Association setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Association as converted and to the reference to its opinion that Subscription Rights do not have any economic value.

                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Association has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Chicago District Office of the OTS, 200 West Madison Street, Suite 1300, Chicago, Illinois 60606, without charge.

         In connection with the Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Association.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                                  Sidney, Ohio

                              FINANCIAL STATEMENTS



                                    CONTENTS






REPORT OF INDEPENDENT AUDITORS ......................................    F-2


FINANCIAL STATEMENTS

      BALANCE SHEETS ................................................    F-3

      STATEMENTS OF INCOME ..........................................    F-4

      STATEMENTS OF RETAINED EARNINGS ...............................    F-5

      STATEMENTS OF CASH FLOWS ......................................    F-6

      NOTES TO FINANCIAL STATEMENTS .................................    F-8


All schedules are omitted because the required information is not applicable or is included in the financial statements and related notes.

The financial statements of the Holding Company have been omitted because the Holding Company has not issued any stock, has no assets, no liabilities and has not conducted any business other than of an organizational nature.

                                                                            F-1.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Peoples Federal Savings and Loan Association
Sidney, Ohio


We have audited the accompanying balance sheets of Peoples Federal Savings and Loan Association as of June 30, 1996 and 1995 and the related statements of income, retained earnings and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples Federal Savings and Loan Association as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Association changed its method of accounting for impaired loans in 1996, its method of accounting for certain investment securities in 1995 and its method of accounting for income taxes in 1994 to comply with new accounting guidance.


                                           /s/  Crowe, Chizek and Company LLP
                                           ------------------------------------
                                                Crowe, Chizek and Company LLP

Columbus, Ohio
July 11, 1996

-------------------------------------------------------------------------------
                                                                            F-2.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 BALANCE SHEETS
             October 31, 1996 (unaudited) and June 30, 1996 and 1995


                                                              October 31,                    June 30,
                                                              -----------       -----------------------------------
                                                                 1996                 1996                1995
                                                                 ----                 ----                ----
                                                              (Unaudited)
ASSETS
Cash and amounts due from depository
  institutions (Note 11)                                    $       612,568     $       365,614    $        684,739
Interest-bearing deposits in other banks                          1,181,319           1,355,195             655,429
Overnight deposits                                                                    1,000,000             500,000
                                                            ---------------     ---------------    ----------------
     Total cash and cash equivalents                              1,793,887           2,720,809           1,840,168

Time deposits with other financial institutions                     100,000           1,100,000
Investment securities held to maturity
  (Estimated fair value of $2,091,170, $2,575,990
  and $3,074,998 at October 31,
  1996, June 30, 1996 and June 30, 1995,
  respectively)(Note 2)                                           2,098,734           2,598,404           3,098,335
Loans receivable, net (Note 3)                                   83,720,691          78,232,660          71,932,721
Accrued interest receivable (Note 4)                                643,602             622,962             555,928
Premises and equipment, net (Note 5)                                780,009             797,671             814,382
Federal Home Loan Bank stock available for sale                     678,700             667,000             622,400
Other assets                                                        146,915             142,469             112,511
                                                            ---------------     ---------------    ----------------

                                                            $    89,962,538     $    86,881,975    $     78,976,445
                                                            ===============     ===============    ================


LIABILITIES
Deposits (Note 7)                                           $    79,878,905     $    77,317,506    $     70,305,950
Accrued expense and other liabilities (Note 8)                      895,712             351,932             309,684
                                                            ---------------     ---------------    ----------------
                                                                 80,774,617          77,669,438          70,615,634

Commitments and contingencies (Note 11)

MEMBERS' EQUITY
Retained earnings-substantially restricted
  (Notes 6 and 10)                                                9,187,921           9,212,537           8,360,811
                                                            ---------------     ---------------    ----------------

                                                            $    89,962,538     $    86,881,975    $     78,976,445
                                                            ===============     ===============    ================

-------------------------------------------------------------------------------

                See accompanying notes to financial statements.
                                                                            F-3.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                              STATEMENTS OF INCOME
           Four months ended October 31, 1996 and 1995 (unaudited) and years ended June 30, 1996, 1995 and 1994

                                    Four Months Ended October 31,               Years Ended June 30,
                                    ----------------------------                --------------------
                                        1996             1995            1996           1995              1994
                                        ----             ----            ----           ----              ----
                                             (unaudited)
Interest income
    Interest and fees on loans      $   2,166,958   $   1,991,456    $   6,048,141   $   5,404,797   $    4,750,726
    Interest on investments                43,613          51,052          150,483         160,846          179,851
    Interest on interest-bearing
      deposits and overnight
      deposits                             36,607          66,430          269,849         121,059          113,099
    Dividends on Federal Home
      Loan Bank stock                      15,659          14,706           44,781          37,730           27,047
                                    -------------   -------------    -------------   -------------   --------------
       Total interest income            2,262,837       2,123,644        6,513,254       5,724,432        5,070,723

Interest expense
    Interest on deposits                1,278,401       1,181,418        3,706,608       2,968,012        2,636,990
    Interest on other borrowings           33,221
                                    -------------   -------------    -------------   -------------   --------------
       Total interest expense           1,311,622       1,181,418        3,706,608       2,968,012        2,636,990
                                    -------------   -------------    -------------   -------------   --------------

Net interest income                       951,215         942,226        2,806,646       2,756,420        2,433,733

Provision for loan
  losses (Note 3)                          20,589           8,477           68,447          54,734           82,585
                                    -------------   -------------    -------------   -------------   --------------

Net interest income after
  provision for loan losses               930,626         933,749        2,738,199       2,701,686        2,351,148
                                    -------------   -------------    -------------   -------------   --------------

Noninterest income
    Service fees and
      other charges                        20,710          16,324           57,473          59,941           65,174
                                    -------------   -------------    -------------   -------------   --------------

Noninterest expense
    Compensation and
      benefits (Note 9)                   222,400         216,735          665,728         675,126          632,155
    Occupancy and equipment                47,136          39,817          123,922         127,580          109,795
    Computer processing
      expense                              47,141          47,150          138,926         143,495          140,515
    FDIC deposit insurance
      premiums (Note 8)                   514,654          53,273          165,917         156,672          149,850
    State franchise taxes                  42,302          37,846          120,222         108,594           98,515
    Other                                 115,000          94,646          288,720         283,295          296,441
                                    -------------   -------------    -------------   -------------   --------------
       Total noninterest expense          988,633         489,467        1,503,435       1,494,762        1,427,271
                                    -------------   -------------    -------------   -------------   --------------

Income (loss) before income taxes
  and accounting change                   (37,297)        460,606        1,292,237       1,266,865          989,051

Provision for income
  taxes (Note 6)                          (12,681)        156,606          440,511         431,686          334,018
                                    -------------   -------------    -------------   -------------   --------------

Income (loss) before
  accounting change                       (24,616)        304,000          851,726         835,179          655,033

Cumulative effect of change in
  accounting for income taxes
  (Note 1)                                                                                                  (69,424)
                                    -------------   -------------    -------------   -------------   --------------

Net income (loss)                   $     (24,616)  $     304,000    $     851,726   $     835,179   $      585,609
                                    =============   =============    =============   =============   ==============


-------------------------------------------------------------------------------

                See accompanying notes to financial statements.
                                                                            F-4.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                         STATEMENTS OF RETAINED EARNINGS
               Four months ended October 31, 1996 (unaudited) and
                    years ended June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------


Balance, July 1, 1993                                        $     6,940,023

Net income for the year ended June 30, 1994                          585,609
                                                             ---------------

Balance, June 30, 1994                                             7,525,632

Net income for the year ended June 30, 1995                          835,179
                                                             ---------------

Balance, June 30, 1995                                             8,360,811

Net income for the year ended June 30, 1996                          851,726
                                                             ---------------

Balance, June 30, 1996                                             9,212,537

Net loss for the four months ended
  October 31, 1996 (unaudited)                                       (24,616)
                                                             ---------------

Balance, October 31, 1996 (unaudited)                        $     9,187,921
                                                             ===============


-------------------------------------------------------------------------------

                See accompanying notes to financial statements.
                                                                            F-5.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                            STATEMENTS OF CASH FLOWS
          Four months ended October 31, 1996 and 1995 (unaudited) and years ended June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

                                              Four Months
                                           Ended October 31,                      Years Ended June 30,
                                    -----------------------------    ----------------------------------------------
                                         1996             1995            1996             1995           1994
                                         ----             ----            ----             ----           ----
                                               (unaudited)
Cash flows from operating
  activities
    Net income                      $     (24,616)  $     304,000    $     851,726   $     835,179   $      585,609
    Adjustments to reconcile net
      income to net cash from
      operating activities
       Depreciation                        17,662          17,988           55,445          52,460           41,440
       Provision for loan losses           20,589           8,477           68,447          54,734           82,585
       FHLB stock dividends               (11,700)        (10,900)         (44,600)        (37,600)         (26,800)
       Deferred taxes                    (144,688)         24,026           44,507          55,961           25,942
       Cumulative effective of
         accounting change                                                                                   69,424
       Gain on sale of real
         estate owned                                                                         (394)
       (Gain)/loss on sale or
         disposal of premises
         and equipment                                                      (8,890)          5,891
       Change in
          Accrued interest
            receivable and
            other assets                  (25,416)         21,909          (99,015)       (134,780)          55,417
          Accrued expense and
            other liabilities             688,468         155,342           (2,259)         11,960          (21,836)
          Deferred loan fees                 (676)        (14,742)         (28,282)        (10,746)         (60,594)
                                    -------------   -------------    -------------   -------------   --------------
              Net cash from
               operating activities       519,623         506,100          837,079         832,665          751,187
                                    -------------   -------------    -------------   -------------   --------------
Cash flows from investing
  activities
    Proceeds from maturities
      of investment securities            500,000         500,000        3,000,000       1,500,000        2,334,020
    Purchase of investment
      securities                                         (499,922)      (2,498,047)     (1,000,000)      (1,500,000)
    Proceeds from maturities of
      time deposits in other
      financial institutions            1,000,000
    Purchase of time deposits in
      other financial institutions                     (1,000,000)      (1,100,000)
    Purchase of Federal Home
      Loan Bank stock                                                                      (12,900)
    Net increase in loans              (5,550,596)       (887,067)      (6,352,041)     (5,366,558)      (3,864,585)
    Premises and equipment
      expenditures                                        (32,442)         (39,844)        (81,561)         (33,118)
    Proceeds from sale of
      premises and equipment                                                10,000             125
    Capital improvement
      expenditures on real
      estate owned                                                                         (30,899)
    Proceeds from sale of
      real estate owned                    42,652                           11,938         105,000          246,879
                                    -------------   -------------    -------------   -------------   --------------
       Net cash from investing
         activities                    (4,007,944)     (1,919,431)      (6,967,994)     (4,886,793)      (2,816,804)
                                    -------------   -------------    -------------   -------------   --------------

-------------------------------------------------------------------------------

                                  (Continued)
                                                                            F-6.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                      STATEMENTS OF CASH FLOWS (Continued)
           Four months ended October 31, 1996 and 1995 (unaudited) and years ended June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

                                              Four Months
                                           Ended October 31,                      Years Ended June 30,
                                    -----------------------------        -------------------------------------
                                         1996             1995            1996             1995           1994
                                         ----             ----            ----             ----           ----
                                               (unaudited)
Cash flows from financing
  activities
    Net increase in deposits        $   2,561,399   $   4,909,569    $   7,011,556   $   1,939,089   $    3,198,916
                                    -------------   -------------    -------------   -------------   --------------
       Net cash from
         financing activities           2,561,399       4,909,569        7,011,556       1,939,089        3,198,916

Net change in cash and
  cash equivalents                       (926,922)      3,496,238          880,641      (2,115,039)       1,133,299

Cash and cash equivalents
  at beginning of period                2,720,809       1,840,168        1,840,168       3,955,207        2,821,908
                                    -------------   -------------    -------------   -------------   --------------

Cash and cash equivalents
  at end of period                  $   1,793,887   $   5,336,406    $   2,720,809   $   1,840,168   $    3,955,207
                                    =============   =============    =============   =============   ==============

Supplemental disclosures of
  cash flow information
    Cash paid during the year for
       Interest                     $   1,169,760   $   1,062,558    $   3,716,477   $   2,950,679   $    2,580,178
       Income taxes                        40,000          94,444          406,444         378,955          419,000

    Noncash transactions
       Transfer from loans to
         real estate owned                 42,652                           11,938                          101,204


-------------------------------------------------------------------------------

                See accompanying notes to financial statements.
                                                                            F-7.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the accompanying financial statements.

Nature of Operations: Peoples Federal Savings & Loan Association ("Association") is engaged primarily in the business of making residential real estate loans and accepting deposits. Its operations are conducted solely through its main office located in Sidney, Ohio. The Association's market area consists of Shelby and surrounding counties.

Estimates: In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues and expenses, as well as affecting disclosures provided. Future results could differ from current estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the fair value of certain securities, the determination and carrying value of impaired loans, the carrying value of other real estate owned, the recognition and measurement of loss contingencies, the depreciation of premises and equipment, and the actuarial present value of pension benefit obligations, net periodic pension expense and accrued pension costs recognized in the Association's financial statements.

Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with financial institutions, overnight deposits and time deposits with an original maturity of 90 days or less. Overnight deposits are sold for one-day periods. The Association reports net cash flows for customer loan and deposit transactions, as well as short-term borrowings under its cash management line of credit with the Federal Home Loan Bank of Cincinnati.

Investment Securities: The Association classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Association has the positive intent to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those which the Association may sell, if needed, for liquidity, asset-liability management, or other reasons even if the Association does not presently intend such sale. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.

-------------------------------------------------------------------------------
                                  (Continued)
                                                                            F-8.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On July 1, 1994, the Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115 and accordingly classified its securities into the categories discussed above. The Association classified all of its U.S. Treasury notes and bonds and U.S. Government agencies as held to maturity. The Association's Federal Home Loan Bank stock was classified as available for sale. However, as cost approximated fair value for this stock, this reclassification did not have any impact on the financial statements. Prior to this date, securities were reported at amortized cost.

Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Allowance for Losses on Loans: The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

SFAS No. 114, as amended by SFAS No. 118, was adopted at July 1, 1995. These statements require recognition and measurement of impaired loans. Loans are considered to be impaired if full principal and interest payments are not anticipated. Impaired loans are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as bad debt expense. The effect of adopting these standards did not materially affect the allowance for loan losses at July 1, 1995, at June 30, 1996 or at October 31, 1996.

Smaller-balance homogenous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, credit card, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicate that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall of payments of 30 days or more. The accrual of interest is discontinued on a loan-by-loan basis, depending on the severity of delinquencies and management's estimates of the collateral value. These loans are often considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans generally is considered comparable to prior nonaccrual loan disclosures.

-------------------------------------------------------------------------------
                                  (Continued)
                                                                            F-9.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest and Fees on Loans: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Under SFAS No. 114, as amended by SFAS No. 118, the carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in bad debt expense.

Loan fees collected and certain direct costs associated with originating and acquiring loans are deferred over the life of the related loans, as an adjustment of the yield.

Real Estate Owned: Real estate acquired through foreclosure or deed-in-lieu-of-foreclosure is recorded at fair value less estimated costs to sell. Upon foreclosure, the asset is transferred from loans to real estate owned and any gain or loss is recorded through the allowance for loan losses. Any subsequent change in the property's value is recorded in the valuation account with a corresponding charge to income. Expenses incurred to carry real estate owned are charged to operations as incurred. The Association had no real estate owned at October 31, 1996 (unaudited), June 30, 1996 or June 30, 1995.

Premises and Equipment: Land is stated at cost. Buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the respective properties and equipment. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Income Taxes: Effective July 1, 1993, the Association adopted SFAS No. 109, "Accounting for Income Taxes" which requires that the Association follow the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

The effect on years prior to 1994 of changing to this method was a $69,424 decrease to net income and this amount is reflected in the Statement of Income as a cumulative effect of change in accounting for income taxes. This change has no significant effect on the provision for income taxes for the four months ended October 31, 1996 and 1995 (unaudited) and the years ended June 30, 1996, 1995 and 1994, respectively.

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-10.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk: The Association's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single family residences located in its primary lending area of Shelby County, Ohio. Mortgage loans comprise approximately 97% of the Association's loan portfolio at October 31, 1996 and at June 30, 1996 and 1995. The remaining 3% of the portfolio consists of consumer loans secured by automobiles, deposit balances at the Association, and various other assets.

Basis of Presentation: In connection with the Association's initial public offering, the Association reclassified certain items for all periods presented to correspond with the October 31, 1996 presentation.

Interim Financial Information: The unaudited balance sheet as of October 31, 1996 and the related unaudited statements of income, retained earnings and cash flows for the four months ended October 31, 1996 and 1995 have been prepared in a manner consistent with the audited financial information presented. Management believes that all adjustments, which were all of a normal and recurring nature, have been recorded to the best of its knowledge and that the unaudited financial information fairly presents the financial position and results of operations and cash flows of the Association in accordance with generally accepted accounting principles.


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investments in debt securities are summarized as follows:

                                                                      October 31, 1996 (unaudited)
                                                   -----------------------------------------------------------------
                                                                         Gross          Gross           Estimated
                                                        Amortized     Unrealized     Unrealized           Fair
                                                          Cost           Gains         Losses             Value
                                                          ----           -----         ------             -----
U.S. Government agencies                            $    2,098,734                   $     7,564    $     2,091,170
                                                    ==============                   ===========    ===============

                                                                              June 30, 1996
                                                   -----------------------------------------------------------------
                                                                         Gross          Gross           Estimated
                                                        Amortized     Unrealized     Unrealized           Fair
                                                          Cost           Gains         Losses             Value
                                                          ----           -----         ------             -----
U.S. Government agencies                            $    2,598,404     $      600    $    23,014    $     2,575,990
                                                    ==============     ==========    ===========    ===============

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-11.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

                                                                              June 30, 1995
                                                   ----------------------------------------------------------------
                                                                         Gross          Gross           Estimated
                                                        Amortized     Unrealized     Unrealized           Fair
                                                          Cost           Gains         Losses             Value
                                                          ----           -----         ------             -----
U.S. Treasury notes and bonds                       $      498,418                   $       605    $       497,813
U.S. Government agencies                                 2,599,917     $    3,160         25,892          2,577,185
                                                    --------------     ----------    -----------    ---------------

                                                    $    3,098,335     $    3,160    $    26,497    $     3,074,998
                                                    ==============     ==========    ===========    ===============


The amortized cost and estimated fair values of debt securities, by contractual maturity, are as follows at October 31, 1996 (unaudited):

                                                                                             Estimated
                                                                          Amortized            Fair
                                                                            Cost               Value
                                                                            ----               -----

           Due in one year or less                                     $       99,972    $        98,750
           Due after one year through five years                            1,998,762          1,992,420
                                                                       --------------    ---------------

                                                                       $    2,098,734    $     2,091,170
                                                                       ==============    ===============


The amortized cost and estimated fair values of debt securities, by contractual maturity, are as follows at June 30, 1996:

                                                                                             Estimated
                                                                          Amortized            Fair
                                                                            Cost               Value
                                                                            ----               -----
           Due in one year or less                                     $      599,968    $       599,350
           Due after one year through five years                            1,998,436          1,976,640
                                                                       --------------    ---------------

                                                                       $    2,598,404    $     2,575,990
                                                                       ==============    ===============

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

No investment securities were pledged as collateral at October 31, 1996 (unaudited), June 30, 1996 or June 30, 1995.

No securities were sold during the four months ended October 31, 1996 and 1995 (unaudited) or during the years ended June 30, 1996, 1995 and 1994.

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-12.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------


NOTE 3 - LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                        October 31,                  June 30,
                                                        -----------     -----------------------------------
                                                           1996               1996             1995
                                                           ----               ----             ----
                                                        (unaudited)
           Mortgage loans:
                1-4 family residential               $     68,969,125   $    65,448,109   $     59,181,152
                Multi-family residential                      456,051           485,379            335,124
                Commercial real estate                      5,490,368         5,301,864          5,749,921
                Real estate construction                    9,121,165         7,090,779          6,638,875
                Land                                        1,356,681         1,342,146            908,449
                                                     ----------------   ---------------   ----------------
                    Total mortgage loans                   85,393,390        79,668,277         72,813,521
           Consumer and other loans                         2,595,506         2,549,131          2,147,092
                                                     ----------------   ---------------   ----------------
                    Total loans receivable                 87,988,896        82,217,408         74,960,613
           Less:
                Allowance for loan losses                    (326,136)         (307,308)          (250,880)
                Loans in process                           (3,773,155)       (3,507,850)        (2,579,059)
                Deferred loan fees                           (168,914)         (169,590)          (197,872)
                Unearned discount                                                                      (81)
                                                     ----------------   ---------------   ----------------

                                                     $     83,720,691   $    78,232,660   $     71,932,721
                                                     ================   ===============   ================

Activity in the allowance for loan losses is summarized as follows:

                                          Four Months
                                       Ended October 31,                   Years Ended June 30,
                                ----------------------------   -------------------------------------------
                                     1996          1995             1996           1995          1994
                                     ----          ----             ----           ----          ----
                                          (unaudited)

        Balance at beginning
          of period             $    307,308    $    250,880   $    250,880   $    197,800    $    123,294
        Provision for losses          20,589           8,477         68,447         54,734          82,585
        Charge-offs                   (5,073)                       (14,748)        (3,733)        (14,980)
        Recoveries                     3,312             115          2,729          2,079           6,901
                                ------------    ------------   ------------   ------------    ------------

        Balance at end
          of period             $    326,136    $    259,472   $    307,308   $    250,880    $    197,800
                                ============    ============   ============   ============    ============


As of and for the four months ended October 31, 1996 and 1995 (unaudited) and the year ended June 30, 1996, no loans were considered impaired within the scope of SFAS No. 114.

Loans on nonaccrual status totaled approximately $880,000 at October 31, 1996 (unaudited) and $826,000 and $708,000 at June 30, 1996 and 1995, respectively.

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-13.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE (Continued)

In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its officers, directors and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. A summary of activity on related party loans aggregating $60,000 or more to any one related party is as follows:

                                                                      Four Months Ended        Year Ended
                                                                         October 31,            June 30,
                                                                         -----------            --------
                                                                            1996                  1996
                                                                            ----                  ----
                                                                         (unaudited)

         Balance at beginning of period                                $       461,503      $      475,254
         Principal repayments                                                   (6,658)            (13,751)
         Other changes                                                          62,221
                                                                       ---------------      --------------

         Balance at end of period                                      $       517,066      $      461,503
                                                                       ===============      ==============

Other changes result from an existing loan to an employee who became an officer during the four months ended October 31, 1996 (unaudited).

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:


                                                              October 31,              June 30,
                                                              -----------   ------------------------------
                                                                 1996             1996            1995
                                                                 ----             ----            ----
                                                              (unaudited)

         Investment securities and Federal Home
           Home Loan Bank stock                              $     29,519    $     40,008     $     44,692
         Interest-bearing deposits in other
           financial institutions                                   2,154          40,017
         Loans receivable                                         611,929         542,937          511,236
                                                             ------------    ------------     ------------

                                                             $    643,602    $    622,962     $    555,928
                                                             ============    ============     ============

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-14.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:


                                                         October 31,                  June 30,
                                                         -----------    ----------------------------------
                                                            1996               1996              1995
                                                            ----               ----              ----
                                                         (unaudited)

           Land                                       $       185,166    $      185,166     $      185,166
           Buildings and improvements                         989,091           989,091            989,091
           Furniture and equipment                            552,434           552,434            512,589
           Automobile                                                                               13,016
                                                      ---------------    --------------     --------------
                Total cost                                  1,726,691         1,726,691          1,699,862
           Accumulated depreciation                           946,682           929,020            885,480
                                                      ---------------    --------------     --------------

                                                      $       780,009    $      797,671     $      814,382
                                                      ===============    ==============     ==============

NOTE 6 - FEDERAL INCOME TAXES

The provision for federal income tax consisted of the following:

                                             Four Months
                                           Ended October 31,                 Years Ended June 30,
                                     --------------------------  -----------------------------------------
                                         1996           1995          1996         1995           1994
                                         ----           ----          ----         ----           ----
                                              (unaudited)
         Current tax expense         $    132,007  $    132,580  $    396,004   $    375,725  $    308,076
         Deferred tax (benefit)
           expense                       (144,688)       24,026        44,507         55,961        25,942
                                     ------------  ------------  ------------   ------------  ------------

                                     $    (12,681) $    156,606  $    440,511   $    431,686  $    334,018
                                     ============  ============  ============   ============  ============

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-15.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 6 - FEDERAL INCOME TAXES (Continued)

The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                              October 31,                June 30,
                                                              -----------    ------------------------------
                                                                1996              1996          1995
                                                                ----              ----          ----
                                                             (unaudited)

         Items giving rise to deferred tax assets
              Deferred loan fees                             $     36,964    $     37,741     $     49,364
              Reserve for delinquent interest                       8,455          10,108            9,875
              Accrued pension                                       1,321              81            3,479
              Accrued SAIF assessment                             155,006
                                                             ------------    ------------     ------------
                  Total deferred tax assets                       201,746          47,930           62,718
                                                             ------------    ------------     ------------

         Items giving rise to deferred tax liabilities
              Depreciation                                        (42,722)        (43,428)         (38,013)
              Federal Home Loan Bank
                stock dividends                                   (62,730)        (57,426)         (42,262)
              Allowance for loan losses                           (95,609)        (91,079)         (81,939)
                                                             ------------    ------------     ------------
                  Total deferred tax liabilities                 (201,061)       (191,933)        (162,214)
                                                             ------------    ------------     ------------

                  Net deferred tax asset (liability)         $        685    $   (144,003)    $    (99,496)
                                                             ============    ============     ============

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:

                                              Four Months
                                          Ended October 31,                 Years Ended June 30,
                                          ------------------      ----------------------------------------
                                         1996           1995          1996         1995           1994
                                         ----           ----          ----         ----           ----
                                              (unaudited)

         Income taxes computed
           at the statutory tax
           rate on pretax income      $   (12,681)  $   156,606   $   439,361    $   430,734   $   336,277
         Add tax effect of:
             Nondeductible
               expenses and other              --            --         1,150            952        (2,259)
                                      -----------   -----------   -----------    -----------   -----------

                                      $   (12,681)  $   156,606   $   440,511    $   431,686   $   334,018
                                      ===========   ===========   ===========    ===========   ===========

         Statutory tax rate                  34.0%         34.0%         34.0%         34.0%          34.0%
                                           ======         =====         =====         =====         ======
         Effective tax rate                 (34.0)%        34.0%         34.1%         34.1%          33.8%
                                            =====         =====         =====         =====         ======

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-16.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Retained earnings at October 31, 1996 (unaudited), June 30, 1996 and 1995 included approximately $1,732,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


NOTE 7 - DEPOSITS

A summary of deposits is as follows:

                                                     October 31,                     June 30,
                                                     -----------       ------------------------------------
                                                        1996                1996                1995
                                                        ----                ----                ----
                                                     (unaudited)

         Noninterest-bearing
           demand deposits                        $        141,617     $       117,725    $        158,308
         NOW accounts                                    3,255,458           3,183,873           3,256,691
         Money market accounts                           1,053,163           1,236,293           1,454,959
         Savings accounts                               16,950,432          19,038,989          18,439,470
         Certificates of deposit                        58,478,235          53,740,626          46,996,522
                                                  ----------------     ---------------    ----------------

                                                  $     79,878,905     $    77,317,506    $     70,305,950
                                                  ================     ===============    ================


The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,810,232 at October 31, 1996 (unaudited) and $4,342,762 and
$4,704,378 at June 30, 1996 and 1995, respectively.

The scheduled maturities of certificates of deposit as of October 31, 1996 (unaudited) are as follows:

                         Years Ended
                         October 31,
                         -----------
                         (unaudited)
                           1997               $      26,265,835
                           1998                      23,132,718
                           1999                       5,999,090
                           2000                       2,387,776
                           2001                         690,594
                           Thereafter                     2,222
                                              -----------------
                                              $      58,478,235
                                              =================

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-17.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

The scheduled maturities of certificates of deposit as of June 30, 1996 are as follows:

                         Years Ended
                          June 30,
                          --------
                           1997               $      28,901,529
                           1998                      15,622,228
                           1999                       6,214,194
                           2000                       1,225,671
                           2001                       1,774,799
                           Thereafter                     2,205
                                              -----------------
                                              $      53,740,626
                                              =================

NOTE 8 - SAVINGS ASSOCIATION INSURANCE FUND  RECAPITALIZATION (UNAUDITED)

Included in accrued expense and other liabilities and FDIC deposit insurance premium expense is $455,901 for a special assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Thrifts such as the Association paid a one-time assessment in November, 1996 of $0.657 for each $100 in deposits as of March 31, 1995. As a result of the recapitalization, the Association began paying lower deposit insurance premiums in January, 1997.


NOTE 9 - PENSION PLAN

The Association maintains a defined benefit pension plan covering substantially all employees. The Plan's funds are invested in certificates of deposit of the Association with varying maturities and interest rates, as selected by the trustees. The amount of benefit is computed based upon average monthly compensation and number of years of employment. The Association's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes.


-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-18.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 9 - PENSION PLAN (Continued)

The following table sets forth the Plan's funded status and amounts recognized in the Association's financial statements.

                                                                       October 31,              June 30,
                                                                       -----------    ------------------------------
                                                                          1996            1996            1995
                                                                          ----            ----            ----
                                                                       (unaudited)
Actuarial present value of accumulated benefit obligation:
     Vested                                                           $    229,550    $    200,961     $    156,175
     Nonvested                                                                 586             377               85
                                                                      ------------    ------------     ------------
         Total accumulated benefit obligation                              230,136         201,338          156,260
Additional benefits based on estimated
  future salary levels                                                     243,817         219,340          206,164
                                                                      ------------    ------------     ------------
         Projected benefit obligation                                      473,953         420,678          362,424
Plan assets at fair value, consisting of
  certificates of deposit of the Association                               369,556         338,658          270,867
                                                                      ------------    ------------     ------------
         Excess of projected benefit obligation
            over plan assets                                              (104,397)        (82,020)         (91,557)
Items not yet recognized in income:
     Unrecognized transition amount                                         61,784          62,930           65,681
     Unrecognized prior service cost                                        22,923          23,350           24,374
     Unrecognized net (gain)/loss                                            1,180         (26,807)         (18,197)
     Contribution adjustment                                                13,100          22,785            9,466
                                                                      ------------    ------------     ------------

Prepaid/(accrued) pension cost                                        $      5,410    $        238     $    (10,233)
                                                                      ============    ============     ============

Net pension cost included the following components:

                                               Four Months
                                             Ended October 31,                     Years Ended June 30,
                                             -----------------        ---------------------------------------------
                                           1996            1995           1996             1995            1994
                                           ----            ----           ----             ----            ----
                                                (unaudited)
     Service cost - benefits earned
       during the period               $      8,966   $      8,136    $     24,407    $     26,407     $     34,062
     Interest cost on projected
       benefit obligation                    10,517          9,061          27,182          25,880           25,274
     Actual return on plan assets            (5,744)       (10,214)        (30,641)         20,693          (22,254)
     Net amortization
       and deferral                           1,258          6,882          20,648         (29,496)          19,460
                                       ------------   ------------    ------------    ------------     ------------

                                       $     14,997   $     13,865    $     41,596    $     43,484     $     56,542
                                       ============   ============    ============    ============     ============

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-19.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 9 - PENSION PLAN (Continued)

                                               Four Months
                                             Ended October 31,                     Years Ended June 30,
                                             -----------------         ------------------------------------------
                                           1996            1995           1996             1995             1994
                                           ----            ----           ----             ----             ----
                                                (unaudited)
Significant assumptions used:

     Discount rate                         7.50%           7.50%          7.50%             7.50%           7.00%
     Rate of increase in
       compensation levels                 4.00            4.00           4.00              4.00            4.00
     Expected long-term rate of
       return on assets                    5.00            5.00           5.00              5.00            5.00

The unrecognized transition amount and prior service cost are being amortized over 30 years on a straight-line basis.


NOTE 10 - REGULATORY CAPITAL REQUIREMENTS

Savings institutions insured by the FDIC are required to meet three regulatory capital requirements. If a requirement is not met, regulatory authorities may take legal or administrative actions, including restrictions on growth or operations or, in extreme cases, seizure. Institutions not in compliance may apply for an exemption from the requirements and submit a recapitalization or merger plan.

Under these capital requirements, the Association had:

                                                               October 31, 1996 (unaudited)
                                       ---------------------------------------------------------------------------
                                                      Percent                   Percent                    Percent
                                        Tangible     of Asset        Core      of Asset     Risk-Based    of Asset
(In thousands)                           Capital       Base         Capital      Base         Capital       Base
                                         -------       ----         -------      ----         -------       ----
GAAP capital                            $   9,188        10.2%    $   9,188       10.2%      $  9,188       15.9%
Additional capital items:
     General valuation
       allowances - limited                                                                       326         .6
                                        ---------    --------     ---------     ------       --------    -------
Regulatory capital - computed               9,188        10.2         9,188       10.2          9,514       16.5
Minimum capital requirement                 1,351         1.5         2,701        3.0          4,627        8.0
                                        ---------    --------     ---------     ------       --------    -------

Regulatory capital - excess             $   7,837         8.7%    $   6,487        7.2%      $  4,887        8.5%
                                        =========    ========     =========     ======       ========    =======

Regulatory asset base                   $  90,049                 $  90,049                  $ 57,833
                                        =========                 =========                  ========

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-20.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------


NOTE 10 - REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                                       June 30, 1996
                                        --------------------------------------------------------------------------
                                                      Percent                   Percent                    Percent
                                         Tangible     of Asset        Core      of Asset     Risk-Based    of Asset
(In thousands)                           Capital       Base         Capital      Base         Capital       Base
                                         -------       ----         -------      ----         -------       ----
GAAP capital                            $   9,213        10.6%    $   9,213       10.6%      $  9,213       16.3%
Additional capital items:
     General valuation
       allowances - limited                                                                       307         .5
                                        ---------    --------     ---------     ------       --------    -------
Regulatory capital - computed               9,213        10.6         9,213       10.6          9,520       16.8
Minimum capital requirement                 1,304         1.5         2,607        3.0          4,532        8.0
                                        ---------    --------     ---------     ------       --------    -------

Regulatory capital - excess             $   7,909         9.1%    $   6,606        7.6%      $  4,988        8.8%
                                        =========    ========     =========     ======       ========    =======

Regulatory asset base                   $  86,902                 $  86,902                  $ 56,656
                                        =========                 =========                  ========

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make loans. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Association follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

As of October 31, 1996 and June 30, 1996 and 1995, the Association had commitments to make fixed rate commercial and residential real estate mortgage loans at current market rates approximating $264,000 (unaudited), $581,000 and $45,000, respectively, and variable rate commercial and residential real estate mortgage loans at current market rates approximating $574,000 (unaudited), $1,708,000 and $186,000, respectively. Loan commitments are generally for 30 days. The interest rates on fixed rate commitments ranged from 8.00% to 10.25% at October 31, 1996 (unaudited), 7.25% to 8.50% at June 30, 1996 and 8.50% to
11.00% at June 30, 1995. The interest rates on variable rate commitments ranged from 6.75% to 9.00% at October 31, 1996 (unaudited), 7.00% to 8.75% at June 30,
1996 and 6.75% to 9.00% at June 30, 1995.

The Association also had unused lines of credit approximating $647,000, $614,000 and $419,000 at October 31, 1996 (unaudited), and June 30, 1996 and 1995, respectively.


-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-21.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

Since commitments to make loans and lines of credit may expire without being used, the amounts do not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and generally consists of residential or commercial real estate.

At October 31, 1996, the Association had a cash management line of credit enabling it to borrow up to $5,000,000 with the Federal Home Loan Bank (FHLB) of Cincinnati. The line of credit must be renewed on an annual basis. No borrowings were outstanding on this line of credit at October 31, 1996 (unaudited), June 30, 1996 or June 30, 1995. Additionally, as a member of the Federal Home Loan Bank system, the Association has the ability to obtain up to approximately $13,574,000 of advances from the FHLB. The Association had no borrowings as a result of this membership at October 31, 1996 (unaudited), June 30, 1996 or June 30, 1995. Advances under the borrowing agreements are collateralized by a blanket pledge of the Association's residential mortgage loan portfolio and Federal Home Loan Bank stock.

At October 31, 1996 (unaudited), and June 30, 1996 and 1995, the Association was required to have $271,000, $269,000 and $244,000, respectively, on deposit with its correspondent banks as a compensating clearing requirement.


NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table shows the estimated fair values of the Association's financial instruments and the related carrying values. Items which are not financial instruments are not included.

                                                                                 October 31, 1996
                                                                      --------------------------------------
                                                                                              Estimated
                                                                            Carrying            Fair
                                                                              Value             Value
                                                                              -----             -----
                                                                                    (unaudited)
         Financial assets:
              Cash and cash equivalents                                $     1,793,887    $      1,794,000
              Time deposits with other financial
                institutions                                                   100,000             100,000
              Investment securities held to maturity                         2,098,734           2,091,000
              Loans receivable, net                                         83,720,691          83,345,000
              Accrued interest receivable                                      643,602             644,000
              Federal Home Loan Bank stock                                     678,700             679,000

         Financial liabilities:
              Deposits                                                 $   (79,878,905)   $    (80,304,000)
              Accrued interest payable                                        (223,733)           (224,000)

-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-22.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------

NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
(Continued)

                                                                                   June 30, 1996
                                                                                   -------------
                                                                                              Estimated
                                                                            Carrying            Fair
                                                                              Value             Value
                                                                              -----             -----
         Financial assets:
              Cash and cash equivalents                                $     2,720,809    $      2,721,000
              Time deposits with other financial
                institutions                                                 1,100,000           1,102,000
              Investment securities held to maturity                         2,598,404           2,576,000
              Loans receivable, net                                         78,232,660          77,744,000
              Accrued interest receivable                                      622,962             623,000
              Federal Home Loan Bank stock                                     667,000             667,000

         Financial liabilities:
              Deposits                                                 $   (77,317,506)   $    (77,736,000)
              Accrued interest payable                                         (81,871)            (82,000)


The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for investment securities is based on quoted market values for the individual securities or for equivalent securities. Carrying value is considered to approximate fair value for Federal Home Loan Bank stock, for loans that contractually reprice at intervals of less than one year, for accrued interest receivable, for deposit liabilities subject to immediate withdrawal and for accrued interest payable. The fair values of fixed-rate loans, loans that reprice less frequently than each year, time deposits with other financial institutions and certificates of deposit are approximated by a discount rate value technique utilizing estimated market interest rates as of October 31, 1996 (unaudited) and June 30, 1996, respectively. The fair values of unrecorded commitments at October 31, 1996 (unaudited) and June 30, 1996 are not material.

While these estimates are based on management's judgment of the appropriate valuation factors, the Association can give no assurance that, if the Association were to have liquidated such items at October 31, 1996 (unaudited) and June 30, 1996, the estimated fair values would necessarily have been realized. The estimated fair values should not be considered to apply at subsequent dates.

Other assets and liabilities of the Association that are not defined as financial instruments are not included in the above disclosures. These would include, among others, such items as property and equipment, other assets and the intangible value of the Association's customer base and profit potential.




-------------------------------------------------------------------------------
                                  (Continued)
                                                                           F-23.

                  PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
     October 31, 1996 and 1995 (unaudited) and June 30, 1996, 1995 and 1994

-------------------------------------------------------------------------------


NOTE 13 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

On November 8, 1996, the Board of Directors of the Association, subject to regulatory approval and approval by the members of the Association, unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company. The conversion is expected to be accomplished through amendment of the Association's charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Association after giving effect to the conversion. A subscription offering of the shares of the holding company's common stock will be offered to the Association's depositors, then to an employee stock benefit plan and then to other members. Any shares of the holding company's common stock not sold in the subscription offering may be offered for sale to the general public.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its regulatory capital as of the latest practicable date prior to the conversion at which such regulatory capital can be determined. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At October 31, 1996, no costs have been deferred.

-------------------------------------------------------------------------------
                                                                           F-24.

==============================================================================

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Holding Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Holding Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of a offer to buy such securities in any circumstances or jurisdictions in which such offer or solicitation is unlawful.

                                -----------------


                                TABLE OF CONTENTS
                                                                  Page

Prospectus Summary...................................                4
Selected Financial Information.......................               11
Risk Factors.........................................               13
Use of Proceeds......................................               17
Dividends............................................               18
Market for Common Stock..............................               19
Pro Forma Data.......................................               20
Pro Forma Regulatory Capital Analysis................               24
Capitalization.......................................               25
Management's Discussion and Analysis of
 Financial Condition and Results of Operations.......               26
Peoples-Sidney Financial Corporation.................               43
Business.............................................               43
Regulation...........................................               71
Management of the Holding Company....................               82
Management of the Association........................               84
The Conversion.......................................               91
Restrictions on Acquisitions of Stock and
 Related Takeover Defensive Provisions...............              109
Description of Capital Stock.........................              114
Legal Matters........................................              116
Experts..............................................              117
Additional Information...............................              117
Index to Financial Statements........................              F-1





     Until the later of ____________, 1997 or 25 days after commencement of the Offering all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================
                                1,437,500 Shares



                                     [LOGO]



                            PEOPLES-SIDNEY FINANCIAL
                                   CORPORATION




                          (Proposed Holding Company for
                             Peoples Federal Savings
                         and Loan Association of Sidney)




                                  Common Stock






                                   ----------
                                   Prospectus
                                   ----------








                             Charles Webb & Company

                                  A Division of
                          Keefe, Bruyette & Woods, Inc.





                                                          ___________, 1997




===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.


Counsel fees and expenses.............................................$105,000
Accounting fees and expenses..........................................  75,000
Appraisal preparation fees............................................  17,000
Conversion Agent......................................................  10,000
Underwriting fees(1) (including management
   fee and expenses of $35,000)....................................... 207,200
Printing, postage and mailing.........................................  50,000
NASD fee..............................................................   2,500
OTS fee...............................................................   8,400
SEC Registration fee..................................................   5,000
Blue Sky fees and expenses (including legal fees) ....................  35,000
Business Plan.........................................................   5,000
Other expenses........................................................  10,000
                                                                        ------
     TOTAL............................................................$530,100
                                                                       =======

------------------

(1) Based on maximum of Estimated Valuation Range and assumptions set forth under "Pro Forma Data" in the Prospectus.


Item 14.  Indemnification of Directors and Officers

         Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 15.  Recent Sales of Unregistered Securities

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of Peoples Federal Savings and Loan Association of Sidney pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits:

1.1      Letter Agreement regarding marketing and consulting services
1.2      Form of Agency Agreement*
2        Plan of Conversion
3.1      Certificate of Incorporation of the Holding Company
3.2      Bylaws of the Holding Company
3.3      Charter of Peoples Federal in stock form
3.4      Bylaws of Peoples Federal in stock form
4        Form of Stock Certificate of the Holding Company
5        Opinion of Silver, Freedman & Taff, L.L.P. with Respect to Legality of Stock
8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion
8.2 Opinion of Crowe, Chizek and Company LLP with respect to Ohio income tax consequences of the Conversion*
8.3      Opinion of Keller & Company, Inc. with respect to Subscription Rights
10.1     Employee Stock Ownership Plan
10.2     Form of Employment Agreement with Douglas Stewart
10.3 Form of Employment Agreement with David R. Fogt, Gary N. Fullenkamp, Debra A.Geuy and Steven Goins
10.4     401k Plan*
10.5     Incentive Bonus Plan*
10.6     Letter Agreement regarding Appraisal Services and Business Plan
         Preparation
23.1     Consent of Silver, Freedman & Taff, L.L.P.
23.2     Consent of Crowe, Chizek and Company LLP
23.3     Consent of Keller & Company
24       Power of Attorney (set forth on signature page)
27       Financial Data Schedule
99.1     Appraisal*
99.2 Proxy Statement and form of proxy to be furnished to Peoples Federal account holders
99.3     Stock Order Form, Order Form Instructions and Certification
99.4     Question and Answer Brochure
99.5     Advertising, Training and Community Informational Meeting Materials
__________________________
* To be filed by amendment

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sidney, State of Ohio, on January 23, 1997.

                            PEOPLES-SIDNEY FINANCIAL CORPORATION



                            By:  /S/DOUGLAS STEWART
                                 -----------------------------------------------
                                 Douglas Stewart
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Stewart or Gary N. Fullenkamp, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

/S/DOUGLAS STEWART                  /S/JAMES W. KERBER
----------------------------------  ------------------------
Douglas Stewart                     James W. Kerber
President, Chief Executive Officer  Director
and Director
(Principal Executive Officer)


Date:    January 23, 1997           Date:    January 23, 1997
      ----------------------------        --------------------------------------



/S/RICHARD T. MARTIN                /S/JOHN W. SARGEANT
----------------------------------  --------------------------------------------
Richard T. Martin                   John W. Sargeant
Chairman of the Board               Director


Date:    January 23, 1997           Date:    January 23, 1997
      ----------------------------        --------------------------------------



/S/ROBERT W. BERTSCH                /S/DEBRA A. GEUY
----------------------------------  --------------------------------------------
Robert W. Bertsch                   Debra A. Geuy
Director                            Treasurer
                                    (Principal Financial and Accounting Officer)

Date:    January 23, 1997           Date:    January 23, 1997
      ----------------------------        --------------------------------------



/S/HARRY N. FAULKNER
----------------------------------
Harry N. Faulkner
Director


Date:    January 23, 1997
      ----------------------------

    As filed with the Securities and Exchange Commission on January 27, 1997

                                                      Registration No. 333-
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                               __________________




                                 EXHIBITS TO THE

                                    FORM S-1

                                      UNDER

                           THE SECURITIES ACT OF 1933



                               __________________







                       PEOPLES-SIDNEY FINANCIAL CORPORATON

                               101 E. Court Street
                               Sidney, Ohio 45365





================================================================================

                                  EXHIBIT INDEX

Exhibits:
1.1     Letter Agreement regarding marketing and consulting services
1.2     Form of Agency Agreement*
2       Plan of Conversion
3.1     Certificate of Incorporation of the Holding Company
3.2     Bylaws of the Holding Company
3.3     Charter of Peoples Federal in stock form
3.4     Bylaws of Peoples Federal in stock form
4       Form of Stock Certificate of the Holding Company
5       Opinion of Silver, Freedman & Taff, L.L.P. with Respect to Legality of Stock
8.1     Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion
8.2     Opinion of Crowe, Chizek and Company LLP with respect to Ohio income tax consequences of the Conversion*
8.3     Opinion of Keller & Company, Inc. with respect to Subscription Rights
10.1    Employee Stock Ownership Plan
10.2    Form of Employment Agreement with Douglas Stewart
10.3    Form of Employment Agreement with David R. Fogt, Gary N. Fullenkamp,
        Debra A. Geuy and Steven Goins
10.4    401k Plan*
10.5    Incentive Bonus Plan*
10.6    Letter Agreement regarding Appraisal Services and Business Plan Preparation
23.1    Consent of Silver, Freedman & Taff, L.L.P.
23.2    Consent of Crowe, Chizek and Company LLP
23.3    Consent of Keller & Company, Inc.
24      Power of Attorney (set forth on signature page)
27      Financial Data Schedule
99.1    Appraisal*
99.2    Proxy Statement and form of proxy to be furnished to Peoples Federal account holders
99.3    Stock Order Form, Order Form Instructions and Certification Form
99.4    Question and Answer Brochure
99.5    Advertising, Training and Community Informational Meeting Materials

____________________
* To be filed by amendment